Exhibit 10.1

Dated 10 July 2008

SENIOR FACILITIES AGREEMENT

for

PASALBA LTD

as the Company

NOWDO LIMITED

as the Senior Borrower

THE PERSONS LISTED IN PART 1 OF SCHEDULE 1

as the Original Guarantors

arranged by

GOLDMAN SACHS INTERNATIONAL

BANK AUSTRIA CREDITANSTALT AG

ING BANK N.V., LONDON BRANCH

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

as Mandated Lead Arrangers

with

THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as the Original Lenders

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

as Facility Agent

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

as Security Agent

and upon its accession hereto

THE ISSUING BANK

as Issuing Bank

EXEMPT FROM AUSTRIAN STAMP DUTY PURSUANT TO ARTICLE 33 TP 19 ABS 4 Z 3 OF

THE AUSTRIAN STAMP DUTY ACT

White & Case LLP

5 Old Broad Street

London EC2N 1DW

(i)

41. AMENDMENTS AND WAIVERS		173
42. COUNTERPARTS		176
43. GOVERNING LAW		176
44. ENFORCEMENT		177
SCHEDULE 1	THE ORIGINAL PARTIES	179
SCHEDULE 2	CONDITIONS PRECEDENT	180
SCHEDULE 3	REQUESTS	191
SCHEDULE 4	MANDATORY COST FORMULA	196
SCHEDULE 5	FORM OF TRANSFER CERTIFICATE	199
SCHEDULE 6	FORM OF ACCESSION LETTER	204
SCHEDULE 7	FORM OF COMPLIANCE CERTIFICATE	205
SCHEDULE 8	LMA FORM OF CONFIDENTIALITY UNDERTAKING	206
SCHEDULE 9	TIMETABLES	213
SCHEDULE 10	FORM OF LETTER OF CREDIT	216
SCHEDULE 11	AGREED SECURITY PRINCIPLES	219
SCHEDULE 12	GROUP STRUCTURE CHART	1
SCHEDULE 13	BASE CASE MODEL	1
SCHEDULE 14	FACILITY REPAYMENT DATE INSTALMENTS	2
SCHEDULE 15	INDICATIVE LIST OF MATERIAL COMPANIES	4
SCHEDULE 16	KNOW YOUR CLIENT DOCUMENTATION	5
SCHEDULE 17	ACCEPTABLE BANKS	10

(ii)

THIS AGREEMENT (this “Agreement”) dated 10 July 2008 is made between:

(1)	PASALBA LTD, a company incorporated under the laws of Cyprus (corporate identity no. HE 202291) having its registered office at 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus (the “Company”);

(2)	NOWDO LIMITED, a company incorporated under the laws of Cyprus (corporate identity no. HE209795) having its registered office at 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus (the “Senior Borrower”);

(3)	THE PERSONS listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the “Original Guarantors” and each an “Original Guarantor”);

(4)	GOLDMAN SACHS INTERNATIONAL as mandated lead arranger and global co-ordinator (“GSI” and a “Mandated Lead Arranger”);

(5)	BANK AUSTRIA CREDITANSTALT AG as mandated lead arranger (“BACA” and a “Mandated Lead Arranger”);

(6)	ING BANK N.V., LONDON BRANCH as mandated lead arranger (“ING” and a “Mandated Lead Arranger”);

(7)	RAIFFEISEN ZENTRALBANK ÖSTERREICH AG as mandated lead arranger (“RZB”, a “Mandated Lead Arranger” and, together with GSI, ING and BACA, the “Mandated Lead Arrangers”);

(8)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(9)	RAIFFEISEN ZENTRALBANK ÖSTERREICH AG as facility agent of the other Finance Parties (the “Facility Agent”);

(10)	THE LAW DEBENTURE TRUST CORPORATION p.l.c. as security agent for the Secured Parties (the “Security Agent”); and

(11)	THE BANK IDENTIFIED IN THE ACCESSION DEED HERETO as Issuing Bank (the “Issuing Bank”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Acceptable Bank” means:

(a)	a bank or financial institution, or its parent company, which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	an Original Finance Party; or

(c)	each of the banks listed in Schedule 17 (Acceptable Banks), for so long as it has a rating for its long-term unsecured and no credit-enhanced debt obligations of BBB+ by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 by Moody’s Investor Services Limited; or

(d)	until the date which is 90 days after the Closing Date, any bank or financial institution that, as at the Closing Date, provides banking services to any member of the Target Group; or

(e)	any other bank or financial institution approved by the Facility Agent.

“Accession Deed” means the deed of accession of the Issuing Bank entered or to be entered into by the Facilty Agent and the Issuing Bank in connection with this Agreement.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter) or any other form agreed between the Facility Agent and the Company.

“Accounting Principles” means for the purposes of the preparation of the Annual Financial Statements and the Quarterly Financial Statements of the Company, IFRS applied on a basis consistent with the accounting principles, standards and practices used in preparing the Original Financial Statements of the Target Group and the Base Case Model.

“Accounting Reference Date” means 31 December or the date as amended in accordance with paragraph (c) of Clause 26.9 (Year-end).

“Acquisition 1” means the acquisition by the Company of 99.9 per cent. of the shares of Russian Alcohol Group, 100 per cent. of the shares of Ushba Distillery, 100 per cent. of the shares of Chorniy & Mikola, 100 per cent. of the shares of Vlaktor Trading and 100 per cent. of the shares of AUK Holdings and the acquisition by the Parent of 0.1 per cent. of the Shares of Russian Alcohol Group, in each case pursuant to the Acquisition Agreement.

“Acquisition 2” means the acquisition directly or indirectly by Russian Alcohol Group of 100 per cent. of the shares of each of the Cirey Subsidiaries pursuant to the Acquisition Agreement.

“Acquisition 3” means the acquisition by Sub-Holdco of 100 per cent. of the shares of Glavspirttrest pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the share sale and purchase agreement between the Vendor as seller and the Company as purchaser dated 22 May 2008.

“Acquisition and Disposal Adjustment” has the meaning given to it in Clause 27.1 (Financial definitions).

“Acquisition Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the Acquisitions or the Transaction Documents including, for the avoidance of doubt, any break costs, prepayment premiums, make whole amounts or other sums payable (not including principal amounts) in connection with the refinancing of Existing Financial Indebtedness required to be repaid within 60 days of the Funding Date (or, for the avoidance of doubt, not permitted under this Agreement to remain outstanding after 60 days after the Funding Date).

“Acquisition Purposes” means:

(a)	financing the consideration required for the Acquisitions in accordance with the Structure Memorandum;

(b)	refinancing Existing Financial Indebtedness of the Target Group as at the Closing Date (including, without limitation, in respect of the Sibirsky Encumbrance) in accordance with the Structure Memorandum and Funds Flow Statement;

(c)	paying the Acquisitions Costs; and/or

(d)	funding cash (on behalf of Topaz and/or Trading House, as On-Loan Borrowers) to the Reserve Account for application in accordance with paragraph (e) of Clause 3.1 (Purpose).

“Acquisitions” means Acquisition 1, Acquisition 2 and Acquisition 3.

“ACR Financing Facility” means the term acquisition, capital expenditure and receivables financing facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

“ACR Financing Facility Commitment” means:

(a)	in relation to an Original Lender, the amount of the Base Currency set opposite its name under the heading “ACR Financing Facility Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any ACR Financing Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any ACR Financing Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“ACR Financing Loan” means a loan made or to be made under the ACR Financing Facility or the principal amount outstanding for the time being of that loan.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Advisory Fees” means fees (and any reasonable and properly-incurred expenses payable) due and payable pursuant to a financial advisory agreement (the “Advisory Agreement”) to be made between the Company or one of its Affiliates, on the one hand, Lion on the other hand constituting compensation for Lion’s financial advisory, investment banking and other similar services rendered in connection with the Acquisitions (payable on or after the Closing Date in accordance with the Funds Flow Statement) and any Subsequent Transaction in the amount of cash fees not to exceed, in aggregate for each relevant transaction, 1.5 per cent. of the total consideration payable for the relevant transaction, including, without limitation, the aggregate amount of the funds required to complete the Subsequent Transaction (excluding any fees payable pursuant to the Advisory Agreement with respect to Subsequent Transactions) including (without duplication) the amount of the Financial Indebtedness assumed by the Group or refinanced in the Subsequent Transaction and the Financial Indebtedness, preferred stock or similar items that remain outstanding in the target in the Subsequent Transaction and not owed to or held by members of the Group.

“Affiliate” means:

(a)	in relation to any person (including a Lender), a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company; and

(b)	in relation to a Lender:

(i)	any fund or entity (whether a company, partnership, trust or other person) that is engaged in (or that is formed for the purpose of) making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by (or has the same general partner as) such Lender or any Affiliate of such Lender; and

(ii)	in the case of any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is administered or managed by the same investment adviser or general partner or by an Affiliate of such investment adviser or general partner.

“Agreed Security Principles” means the principles set out in Schedule 11 (Agreed Security Principles).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available under the Revolving Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate (without double-counting) of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of the Senior Borrower or On-Loan Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance may be set off by that Ancillary Lender against liabilities owed to it by the Senior Borrower or, as the case may be, On-Loan Borrower under that Ancillary Facility);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility as reduced by any prepayment or repayment or as reduced by any cash cover; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anti-Terrorism Law” means each of:

(a)	the Executive Order;

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA PATRIOT Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(d)	any similar law.

“Approved Accounting Firm” means any of PricewaterhouseCoopers, Deloitte & Touche, KPMG, Ernst & Young and BDO Unicon or any other firm (if such other firm is agreed to in advance in writing by the Majority Lenders).

“Audited Financial Year” has the meaning given to that term in Clause 26 (Information Undertakings).

“Auditors” means BDO Unicon, any other Approved Accounting Firm, or any other firm (if such other firm is agreed to in advance in writing by the Majority Lenders) or, in the case of the financial statements to be delivered pursuant to paragraph (a)(ii) of Clause 26.2 (Financial Statements), such auditors of the Obligors from time to time which are reputable accounting firms.

“AUK Holdings” means AUK Holdings Ltd, a Cyprus company with its registered address at Arch. Makariou III, 134, Yiota Court, Flat/Office 102, P.C. 3021, Limassol, Cyprus.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration in each case pursuant to and/or as required by law, rule or regulation.

“Authorised Signatory” means, in relation to a person, any individual who is duly authorised and in respect of whom the Facility Agent has received a certificate signed by a director or another Authorised Signatory of such person setting out the name and signature of such individual and confirming such individual’s authority to act.

“Availability Period” means:

(a)	in relation to Facility A, the Certain Funds Period;

(b)	in relation to Facility B, the Certain Funds Period;

(c)	in relation to the ACR Financing Facility, the period from and including the date on which the first Utilisation is made under Facility A to and including the date falling three years after the Funding Date;

(d)	in relation to the Uncommitted ACR Facility, a period to be agreed in writing between the Uncommitted ACR Facility Lenders; and

(e)	in relation to the Revolving Facility, the period from and including the Funding Date to and including the date falling one Month prior to the Termination Date for the Revolving Facility.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, the relevant Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.7 (Affiliates of Lenders as Ancillary Lenders) and as set out below in this definition):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Facility:

(i)	that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (or its Affiliates’) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming closing of the Acquisitions) attached as Schedule 13 (Base Case Model).

“Base Currency” means US dollars.

“Base Currency Amount” means:

(a)

in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Senior Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.7 (Revaluation of Letters of Credit) at six-monthly intervals; and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Facility Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Facility Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Borrowings” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin and Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to the Financial Year ending 31 December 2008, the budget to be delivered by the Company to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Company to the Facility Agent in respect of that period pursuant to Clause 26.5 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow, Cyprus and Vienna and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capital Expenditure” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition; and

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Rating Ltd or P1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cayco 1” means Lion/Rally Cayman 1 L.P., a company incorporated under the laws of the Cayman Islands (corporate identity no. 24427) with its registered office at c/o Stuarts Corporate Services Ltd., P.O. Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands.

“Cayco 2” means Lion/Rally Cayman 2, a company incorporated under the laws of the Cayman Islands (corporate identity no. 211329) with its registered office at c/o Stuarts Corporate Services Ltd., P.O. Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands.

“Cayco 3” means Lion/Rally Cayman 3, a company incorporated under the laws of the Cayman Islands (corporate identity no. 211901) with its registered office at c/o Stuarts Corporate Services Ltd., P.O. Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands.

“CEDC” means Central European Distribution Corporation, a company incorporated under the laws of Poland with its registered office at ul. Bokserska 66, 02-690 Warszawa, Poland.

“CEDC Loan Notes” has the meaning given to it in the Intercreditor Deed.

“Certain Funds Period” means the period beginning on the Signing Date and ending on the Funding Date or any earlier date at which the obligations of the Company, as purchaser, under the Acquisition Agreement terminate.

“Certain Funds Utilisation” means a Loan made or to be made under a Term Facility or the Revolving Facility during the Certain Funds Period where such Loan is to be made to the Senior Borrower solely to on-lend the proceeds thereof pursuant to the On-Loan Facility Agreement to the extent to be used for the Acquisition Purposes.

“Change of Control” means, at any time, Lion and/or CEDC and their respective principals and their Affiliates and management (together, the “Permitted Holders”) cease to have power, directly or indirectly, to vote or direct the voting of issued share capital of the Company having a majority of the ordinary voting power for the election of directors of the Company, provided that the occurrence of the foregoing event shall not be deemed a Change of Control if:

(a)	at any time prior to the occurrence of a Flotation of the Company or any Holding Company of the Company, and for any reason whatever:

(i)	any of the Permitted Holders otherwise have the right to designate (and do so designate or approve) a majority of the board of directors of the Company; or

(ii)	the Permitted Holders and their respective employees, directors and officers (together, the “Lion/CEDC Group”) (or any of them) legally and beneficially own (directly or indirectly) an amount of the issued ordinary share capital of the Company equal to at least 50 per cent. of the issued ordinary share capital of the Company and such ownership by the Lion/CEDC Group represents the largest single block of voting shares of the Company held by any person or persons acting in concert; or

(b)	at any time after the occurrence of a Flotation, and for any reason whatever:

(i)	no person or persons acting in concert, excluding the Lion/CEDC Group, has become the legal or beneficial owner, directly or indirectly, of more than the greater of:

(A)	30 per cent. of the issued share capital of the Company; and

(B)	the percentage of the then issued voting shares of the Company legally or beneficially owned by the Lion/CEDC Group (taken together); and

(ii)	the board of directors of the Company shall consist of a majority of continuing directors,

provided in each case that:

(1)	where Lion does not have power, directly or indirectly, to vote or direct the voting of shares having a majority of the ordinary voting power for the election of directors of the Company, but where the Lion/CEDC Group does have such power, it shall be a Change of Control if the credit rating of CEDC as an institution is at any time lower than B1 by Moody’s Investor Services Limited or B+ by Standard & Poor’s Rating Services or if at any time CEDC as an institution is unrated; and

(2)	it shall be a Change of Control if CEDC acquires (alone or in concert with Lion) power, directly or indirectly, to vote or direct the voting of shares having a majority of the ordinary voting power for the election of directors of the Company while an Event of Default has occurred and is continuing.

For the purposes of this definition of “Change of Control”, the following terms have the following meanings:

(i)	“affiliate” as to any person, means any other person which, directly or indirectly, is in control of, is under the control of, or is under common control with, such person;

(ii)	“continuing directors” means, at any time and in relation to the Company, any member of the board of directors of the Company who:

(A)	was a member of such board of directors at the Closing Date;

(B)	was nominated for election or elected to such board of directors with, or whose nomination for election or election to such board of directors was approved by, the affirmative vote of a majority of the continuing directors who were members of such board of directors at the time of such nomination or election; or

(C)	was a designee of Lion or was nominated by Lion or any designee of Lion on such board of directors; and

(iii)	“control” of a person means the power, directly or indirectly, either to (A) vote more than 50 per cent. of the shares (or stock, as applicable) having ordinary voting power for the election of directors of such person or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Chorniy & Mikola” means OOO “Chorniy & Mikola”, a limited liability company with its registered office at 19/4, Pirogovskogo street, Kiev 03110, Ukraine.

“Cirey Holdings” means Cirey Holdings Inc., a company incorporated under the laws of the British Virgin Islands with its registered office at 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickhams Cay Road Town, Tortola, British Virgin Islands.

“Cirey Subsidiaries” means the following direct and indirect subsidiaries of Cirey Holdings: ZAO Mid Russian Distilleries and its subsidiary OOO Pervy Kupazhny Zavod and OOO The Trading House Russian Alcohol (“Trading House”), OOO Topaz Distillery (“Topaz”), OOO Bravo Premium, OOO The Trading House Russian Alcohol Centre, OOO The Trading House Russian Alcohol North-West, OOO Chop Schit Topaza, OOO Chop Rapid BP and ZAO Sibirsky LVZ, each a company incorporated in Russia.

“Clean-Up Period” means the period beginning on the Closing Date and ending on the date falling 90 days after the Closing Date (or such other date as may be agreed between the Company and the Facility Agent (acting on the instructions of the Majority Lenders)).

“Closing Date” means the date on which the Company acquires (directly or indirectly) 99.9 per cent. of the share capital of Russian Alcohol Group and each of the other companies of the Target Group (other than the Sibirsky Shares, the acquisition of which shall be governed by paragraph (e) of Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow)), and on which the Parent acquires 0.1 per cent. of the shares of Russian Alcohol Group, in each case in accordance with the Structure Memorandum.

“Commitment” means a Facility A Commitment, a Facility B Commitment, an ACR Financing Commitment, an Uncommitted ACR Facility Commitment or a Revolving Facility Commitment.

“Commitment Letter” means the commitment letter dated 25 June 2008 between the Company, Goldman Sachs International, Goldman Sachs Credit Partners L.P., Bank Austria Creditanstalt AG, ING Bank N.V., London Branch and Raiffeisen Zentralbank Österreich AG.

“Commitment Documents” has the meaning given to it in the Commitment Letter.

“Competitor” means any person:

(a)	(i)	whose primary business in the ordinary course of trading is the manufacture or wholesale marketing and supply or distribution of spirits and long drinks; and

	(ii)	which is in direct competition with any member of the Group in any of the fields described in paragraph (i) above and in any market in which a member of the Group carries on its business; or

(b)	which holds more than 50% of the issued share capital of any person falling within paragraph (a) above.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise in an agreed form.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

“Consolidated EBITDA” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Constitutional Documents” means, in the case of any Obligor or On-Loan Obligor, its memorandum and articles of association or analogous documents in any relevant jurisdiction.

“Debt Principal Treasury Transaction” means any derivative transaction entered into in accordance with the Hedging Letter in connection with the protection of principal debt under this Agreement against or benefit from fluctuation in any rate or price.

“Declared Default” means:

(a)	an Event of Default which has resulted in the Facility Agent serving a notice under any one or more of paragraphs (b), (d) and (f) of Clause 29.19 (Acceleration);

(b)	an Event of Default which has resulted in the Facility Agent serving notice and making a demand under any one or more of paragraphs (c), (e), or (g) of Clause 29.19 (Acceleration); or

(c)	an Event of Default which has resulted in the Facility Agent exercising or directing the Security Agent to exercise any of the rights, remedies, powers or discretions referred to in paragraph (h) of Clause 29.19 (Acceleration).

“Deed of Guarantee and Covenant” means the deed of guarantee and covenant entered or to be entered into by (among others) the Senior Borrower, the Company, certain of the Cirey Subsidiaries in connection with this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 29 (Events of Default) which would be (with the expiry of a grace period or the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) an Event of Default, provided that any such event or circumstance specified in Clause 29 (Events of Default) which requires the satisfaction of a condition (but not a determination) as to materiality under the Finance Documents before it becomes an Event of Default shall not be a Default until that condition as to materiality is met.

“Defence Dividend” means, in respect of any member of the Group incorporated or tax-resident in Cyprus, any dividend by such company in such amount as is required to avoid liability of such company to a special contribution for defence pursuant to Special Defence Contribution Law, Law No. 117(1)/2002 (as amended) of the Cyprus tax code.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Gross Amount” has the meaning given to that term in Clause 9.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 9.2 (Availability).

“Designated Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on any “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.

“Disposal” has the meaning given to that term in Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow).

“Disposal Proceeds” has the meaning given to that term in Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow).

“Dispute” has the meansing set out in Clause 44.1 (Arbitration).

“Disqualified Share(s)” of any person means any Equity Interest in that person:

(a)	which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of or is subject to any put option (or any agreement with a comparable economic effect) which may be exercised by that person, any Affiliate of that person or the holder of such Equity Interest in whole or in part; or

(b)	which is convertible or exchangeable for Financial Indebtedness of any person or any Equity Interests described in this paragraph (b) ir in paragraph (a) above; or

(c)	the holders of which have any rights to cause any event described in Clauses 29.6 (Insolvency) or 29.7 (Insolvency proceedings) in relation to non-payment of dividends, principal or other amounts thereunder (other than, for the avoidance of doubt, rights to cause a members’ voluntary liquidation) or to take enforcement action against any member of the Group in relation to non-payment of dividends, principal or other amounts thereunder; or

(d)	which contains any cash yield payment obligation prior to 10.5 years from the Funding Date.

“Dividend” has the meaning given to that term in Clause 28.20 (Dividends and share redemption).

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owing to it) which in aggregate equal or exceed $200,000 (or its equivalent) provided that the aggregate assets held by all of the Dormant Subsidiaries do not exceed $500,000.

“Earn-out Amount” has the meaning given to it in paragraph (f) of Clause 28.40 (Conditions subsequent; Structure Memorandum).

“Earn-out Available Amount” means up to a maximum amount of $12,500,000 of the Total ACR Financing Facility Commitment.

“Earn-out Period” means the period from 1 January 2009 to 31 May 2009.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Documents” means the Shareholders’ Agreements, the Subscription Agreements, the Loan Note Documents, and each other agreement between the Investors (and/or any other shareholders of the Company or any direct or indirect Holding Company of the Company) and the Company or any direct or indirect Holding Company of the Company to which the Investors (and/or any other shareholders of the Company or any direct or indirect Holding Company of the Company) make any investment in the Company or any such Holding Company.

“Equity Interests” means, with respect to any person, any and all shares, interests, participations, capital contributions, membership interests (howsoever designated) or other equivalents, howsoever designated, of equity shares or other equity participations (whether voting or non-voting), including partnership interests, whether general or limited, in such person.

“Escrow Account” means an escrow account of the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agent” means Raiffeisen Zentralbank Österreich AG, in it capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agency agreement between the Company, LVZ Holdings Ltd as seller, Russian Alcohol Group as purchaser and Raiffeisen Zentralbank Österreich Aktiengesellschaft as escrow agent dated on or about the Signing Date.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 29 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Executive Order” means Executive Order No. 13224 of 23 September 2001 Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

“Existing Financial Indebtedness” means any Financial Indebtedness of any member of the Target Group (other than any Financial Indebtedness incurred pursuant to the terms of the Finance Documents) outstanding as at the Closing Date and to be repaid in accordance with the Funds Flow Statement and the Structure Memorandum.

“Existing Receivables Financing Program” means the receivables financing programs and any other factoring arrangements existing at the Closing Date between Petrocommerzbank and each of:

(a)	Topaz, including under a General Agreement on Financing with Assignment of Monetary Claims (Factoring) No. 132-04-F dated September 24, 2004; and

(b)	Trading House, including under a General Agreement on Financing with Assignment of Monetary Claims (Factoring) No. 157-05-F dated July 27, 2005, Addendum No. 1 dated July 27, 2005, Addendum No. 2 dated July 27, 2005, Addendum No. 3 dated November 10, 2005.

“Expiry Date” means, for a Letter of Credit, the last day of its Term and, for an Ancillary Facility, the maturity date of such Ancillary Facility.

“Facility” means a Term Facility, an Ancillary Facility or the Revolving Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility Agent Appointment Letter” means the letter entered into prior to the Signing Date by which the Senior Borrower appointed the On-Loan Agent as its agent in connection with the On-Loan Facility.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each date set out in Part 1 of Schedule 14 (Facility A Repayment Date Installments).

“Facility Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the relevant foreign exchange market at or about 11:00a.m. on a particular day.

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means:

(a)	a fee letter dated 25 June 2008 and made between (among others) Goldman Sachs Credit Partners L.P. and the Company setting out (among other things) the fees referred to in Clauses 18.1 (Commitment fees), 18.2 (Arrangement and other fees) and 18.3 (Facility Agency and Security Agency fee); and

(b)	the Issuing Bank Fee Letter.

“Finance Document” means this Agreement, any Accession Letter, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Hedging Letter, the Intercreditor Deed, the Deed of Guarantee and Covenant, the Facility Agent Appointment Letter, the On-Loan Facility Agreement, any Selection Notice, any Transaction Security Document, any Utilisation Request, any Transfer Certificate, any Letter of Credit and any other document designated as a “Finance Document” by the Facility Agent and the Company.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Finance Party” means the Facility Agent, each Mandated Lead Arranger, the Security Agent, a Lender, the Issuing Bank, a Hedging Counterparty or any Ancillary Lender.

“Financial Indebtedness” means (without duplication) any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (other than performance bonds not in respect of or supporting Financial Indebtedness), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value as at the relevant date on which Financial Indebtedness is calculated (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, other than guarantees given to the relevant tax authority in respect of excise tax, export duties or similar such taxes, duties or imposts payable by a member of the Group in its ordinary course of trading;

(h)	any amount raised by the issue of redeemable shares to the extent such shares are redeemable (other than at the option of the issuer thereof) during the term of this Agreement or are otherwise classified as borrowings under the Accounting Principles except where such redemption amounts are payable to a member of the Group;

(i)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question (for the avoidance of doubt, this paragraph (i) does not include:

(i)	liability to Capital Expenditure creditors;

(ii)	current trading liabilities;

(iii)	accrued expenses in the ordinary course of trade; and

(iv)	any staged payment arrangements,

where in each case the raising of finance or the raising of finance for acquisition or construction of the asset or service in question is not one of the primary reasons behind entering into the agreement or agreements under which such liability arises);

(j)	the amount of any liability under an agreement in respect of the supply of assets or services where payment is due more than 180 days after the date of supply, or is more than 180 days past due;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles (excluding, for the avoidance of doubt, any operating leases to the extent classified as such under the Accounting Principles); and

(l)	(without double counting) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above.

“Financial Quarter” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Flotation” means the admission of or the grant of permission to deal in any part of the issued share capital of any member of the Group (or Holding Company of any member of the Group) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or any other public exchange or public market in any country or any other sale or issue by way of initial public offering.

“Flotation Proceeds” in relation to any Flotation, means the amount received (by the Investors, by any person through which the Investors hold a direct or indirect equity interest in the Group or by any member of the Group (each a “Relevant Person”)) in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) from the share capital sold or issued (as the case may be) in such Flotation (for the avoidance of doubt, such Cash or Cash Equivalents shall not include such issued share capital itself), subject to the following:

(a)	including the amount of any intercompany loan repaid to continuing members of the Group;

(b)	treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or becomes readily so convertible on reasonable commercial terms;

(c)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by any Relevant Person in connection with the Flotation;

(d)	after deducting properly incurred costs and expenses incurred by any person for which any Relevant Person is liable in connection with the Flotation.

“Funding Date” means the date of the first Utilisation of the Facilities, which shall be no later than 31 August 2008.

“Funds Flow Statement” means a sources and uses statement including a funding steps paper delivered pursuant to Clause 4.1 (Initial Conditions Precedent).

“Glavspirttrest” means OOO “Glavspirttrest”, a company with its registered office at 46, Oktyabrskaya str., Pushkino, Moscow Region, 141200, Russian Federation.

“Group” means the Senior Borrower, the Company and the Subsidiaries of the Company for the time being including, after the Closing Date, the Target Group.

“Group Structure Chart” means the chart set out in Schedule 12 (Group Structure Chart).

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Guarantor Accession Date” means the date falling as soon as reasonably practicable following the Signing Date and in any event no later than 90 days after the Signing Date.

“Guarantor Coverage Test” has the meaning given to it in Clause 28.34 (Guarantors).

“Hedging Agreement” means any master agreement, confirmation, Schedule or other agreement entered into or to be entered into by the Senior Borrower, Goldman Sachs International (or an Affiliate thereof) and/or the Company and/or an On-Loan Borrower and a Hedging Counterparty limited to the purpose of hedging interest rate liabilities or foreign exchange risks in relation to the Term Facilities.

“Hedging Counterparty” means a Lender or any Affiliate of a Lender (or otherwise as provided in the Intercreditor Deed) which has become a party to the Intercreditor Deed as a Hedging Counterparty in accordance with the provisions of the Intercreditor Deed.

“Hedging Letter” has the meaning given to it in Part 1 of Schedule 2 (Conditions Precedent).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which the first-mentioned company or corporation is a Subsidiary.

“IBOR” means LIBOR or EURIBOR as appropriate.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Information Memorandum” means the document in the form approved by the Company concerning the Group which, at the request of the Company and on its behalf, is to be prepared in relation to this transaction and distributed by the Mandated Lead Arrangers prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the Information Memorandum, the Reports and the Base Case Model.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Intercreditor Deed” means the intercreditor deed dated on or about the Signing Date and made between the Parent, the Company, the Senior Borrower, the other Obligors, the Security Agent, the Facility Agent, the Lenders, the Hedging Counterparties, the lenders of Structural Intra-Group Loans and certain others.

“Interest Payment Treasury Transaction” means any derivative transaction entered into in accordance with the Hedging Letter in connection with the protection of any interest payable under this Agreement against or benefit from fluctuation in any rate or price.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 16 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 15.3 (Default interest).

“Intragroup Loan” means a loan from one member of the Group to another member of the Group.

“Investor Side Letter” means the side letter, in the agreed form, between the Facility Agent and the Investors relating to the Reports.

“Investors” means Cayco 1, Cayco 2, Cayco 3, CEDC and the Vendor SPVs.

“Issuing Bank” means the Lender identified above as an issuing bank and any other Lender which has notified the Facility Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement and has acceded to the Intercreditor Deed by delivery to the Facility Agent of a duly completed accession undertaking in the form attached to the Intercreditor Deed (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“Issuing Bank Fee Letter” means a fee letter entered into in connection with this Agreement among the Senior Borrower and the Issuing Bank.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity in each case, which is not a Subsidiary of the Group.

“L/C Proportion” means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility under the Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws and defences of acquiescence, set-off or counterclaim (including the English law Limitation Acts) and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void;

(c)	the principle that in certain circumstances security granted by way of fixed charge may be recharacterised as a floating charge or that security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created; and

(g)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Lender” means:

(a)	when designated “Facility A”, the Original Lenders identified in Part 2 of Schedule 1 (The Original Lenders) as participating in Facility A and any New Lender to whom rights and/or obligations under that Facility are assigned or transferred in accordance with Clause 30 (Changes to the Lenders);

(b)	when designated “Facility B”, the Original Lenders identified in Part 2 of Schedule 1 (The Original Lenders) as participating in Facility B and any New Lender to whom rights and/or obligations under that Facility are assigned or transferred in accordance with Clause 30 (Changes to the Lenders);

(c)	when designated “ACR Financing Facility”, the Original Lenders identified in Part 2 of Schedule 1 (The Original Lenders) as participating in the ACR Financing Facility and any New Lender to whom rights and/or obligations under that Facility are assigned or transferred in accordance with Clause 30 (Changes to the Lenders);

(d)	when designated “Uncommitted ACR Facility”, the Lenders and the New ACR Facility Lenders (if any) which have agreed in writing to participate in and make available the Uncommitted ACR Facility to the Target Group pursuant to paragraphs (b) and (d) of Clause 10.1 (Uncommitted ACR Facility) and any New Lender to whom rights and/or obligations under that Facility are assigned or transferred in accordance with Clause 30 (Changes to the Lenders); and

(e)	when designated “Revolving Facility”, the Original Lenders identified in Part 2 of Schedule 1 (The Original Lenders) as participating in the Revolving Facility and any New Lender to whom rights and/or obligations under that Facility are assigned or transferred in accordance with Clause 30 (Changes to the Lenders),

(until, in each case referred to in paragraphs (a) to (e) (inclusive) above, its entire participation in such Facility has been assigned or transferred in accordance with Clause 30 (Changes to the Lenders)); and without any such designation means a Facility A Lender, Facility B Lender, ACR Financing Facility Lender, an Uncommitted ACR Facility Lender and/or a Revolving Facility Lender.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by the Senior Borrower (or the Company on its behalf) and agreed by the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by the Senior Borrower (or the Company on its behalf) and agreed by the Facility Agent and the Issuing Bank.

“LIBOR” means, in relation to any Loan other than a Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Lion” means Lion Capital LLP, an English limited liability partnership whose registered office is at 21 Grosvenor Place, London SW1X 7HF, United Kingdom, and any of its Affiliates.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan or a Revolving Facility Loan.

“Loan Note Documents” means the Loan Notes and Loan Note Instrument to be entered into in agreed form and any other documents entered into pursuant to any of them.

“Loan Note Holders” means the holders of any Loan Notes from time to time.

“Loan Note Instrument” means the instrument pursuant to which the Loan Notes are, or are to be, constituted.

“Loan Notes” means the loan note dated on or about the Signing Date in the sum of $35,500,000 between Lion/Rally Lux 2 S.à r.l. as noteholder and Lion/Rally Lux 3 S. à r.l. as issuer, the loan note dated on or about the Signing Date in the sum of $35,500,000 between Lion/Rally Lux 3 S.à r.l. as noteholder and Pasalba Ltd. as issuer, the loan note dated on or about the Signing Date in the sum of $98,777,500 between Lion/Rally Lux 3 S.à r.l. as noteholder and Pasalba Ltd. As issuer, and any other loan notes issued from time to time.

“Locked Box Date” means 30 June 2008.

“LTM EBITDA” means, at any time and for any company or group of companies, EBITDA of such company or group of companies for the period of twelve months prior to such time.

“Luxco I” means Lion/Rally Lux 1 S.à r.l., a company incorporated under the laws of Luxembourg (corporate identity no. B 139056) having its registered office at 9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg.

“Luxco II” means Lion/Rally Lux 2 S.à r.l., a company incorporated under the laws of Luxembourg (corporate identity no. B 139055) having its registered office at 9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg.

“Maintenance Capital Expenditure” means Capital Expenditure for the maintenance or replacement of existing property or equipment of the Group; provided that such property and equipment as so maintained or replaced will have substantially similar (or reduced)

production productivity, capacity and capabilities in the context of the business of the Group as the property or equipment so maintained or replaced had when new, it being acknowledged and agreed that Capital Expenditure for an upgrade (with materially different production productivity, capacity and capabilities) or that otherwise expands production productivity, capacity and capabilities in a material manner shall not be “Maintenance Capital Expenditure”.

“Major Breach” means any non-compliance (in each case, only with respect to any member of the Group that is not a member of the Target Group, unless any non-compliance is consented to or knowingly permitted by such member of the Group that is not a member of the Target Group) with any undertaking set out in Clause 28.1 (Authorisations), Clause 28.2 (Compliance with laws), Clause 28.7 (Merger and Demerger), Clause 28.9 (Acquisitions), Clause 28.10 (Joint ventures), Clause 28.11 (Holding Company), Clause 28.14 (Pari passu ranking), Clause 28.15 (Negative pledge), Clause 28.16 (Disposals), Clause 28.18 (Loans or credit), Clause 28.19 (No Guarantees or indemnities), Clause 28.20 (Dividends and share redemption), Clause 28.21 (Investor Debt), Clause 28.22 (Financial Indebtedness) or Clause 28.29 (Documents).

“Major Default” means (in each case, only with respect to any member of the Group which is not a member of the Target Group, unless any such default is consented to or knowingly permitted by such member of the Group that is not a member of the Target Group) an Event of Default pursuant to Clause 29.1 (Non-payment), Clause 29.2 (Financial covenants and other obligations) (but only to the extent that it relates to a Major Breach), Clause 29.3 (Other obligations) (but only to the extent that it relates to a Major Breach), Clause 29.4 (Misrepresentation) (but only to the extent that it relates to a Major Misrepresentation), Clause 29.5 (Cross-default), Clause 29.6 (Insolvency), Clause 29.7 (Insolvency proceedings), Clause 29.8 (Creditors’ process), Clause 29.9 (Unlawfulness and invalidity), Clause 29.10 (Intercreditor Deed) (but only to the extent that it relates to a member of the Group which is not a member of the Target Group), Clause 29.11 (Cessation of business) (only to the extent that it relates to a member of the Group which is not a member of the Target Group) or Clause 29.15 (Repudiation and rescission of agreements).

“Major Representation” means the representations and warranties set out (but ignoring any reference to any member of the Target Group and their respective assets) in Clause 25.2 (Status), Clause 25.3 (Binding obligations), Clause 25.4 (Non-conflict with other obligations), Clause 25.5 (Power and authority), Clause 25.6 (Validity and admissibility in evidence), Clause 25.20 (Security and Financial Indebtedness), Clause 25.22 (Good title to assets), and Clause 25.38 (Holding Companies).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate to more than 66 2/3 per cent. of the Total Commitments (or, if the Commitments have been reduced to zero, Lenders whose Commitments aggregate to more than 66 2/3 per cent. Of the Total Commitments immediately before that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means:

(a)	in relation to any Facility A Loan, 3.50 per cent. per annum;

(b)	in relation to any Facility B Loan, 5.00 per cent. per annum;

(c)	in relation to any ACR Financing Loan, 3.50 per cent. per annum;

(d)	in relation to any Uncommitted ACR Facility Loan, a percentage rate per annum to be agreed between the Senior Borrower and the Uncommitted ACR Lenders;

(e)	in relation to any Revolving Facility Loan, 3.50 per cent. per annum;

(f)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(g)	in relation to any other Unpaid Sum, the highest rate specified above;

but if:

(i)	no Event of Default has occurred and is continuing;

(ii)	a period of at least 12 months has expired since the Funding Date; and

(iii)	Total Leverage in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under Facility A, Facility B, the ACR Financing Facility and the Revolving Facility will be the percentage per annum set out below in the column for that Facility opposite that range:

Total Leverage	Facility A Margin % p.a.	Facility B Margin % p.a.	ACR Financing Facility Margin % p.a.	Revolving Facility Margin % p.a.
Greater than 2.50:1	3.50	5.00	3.50	3.50

Greater than 2.25:1 but less than or equal to 2.50:1	3.25	5.00	3.25	3.25

Greater than 2.00:1 but less than or equal to 2.25:1	3.00	4.75	3.00	3.00

Greater than 1.75:1 but less than or equal to 2.00:1	2.75	4.75	2.75	2.75

Less than or equal to 1.75:1	2.50	4.50	2.50	2.50

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect from the first day of the then-current Interest Period during which the Facility Agent receives the Compliance Certificate for the most recently completed Relevant Period pursuant to Clause 26.3 (Provisions and contents of Compliance Certificate);

(ii)	if following receipt by the Facility Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for:

(A)	a reduced Margin, then the provisions of Clause 15.2 (Payment of interest) shall apply and the Margin for that Loan (the “Higher Margin”) shall be the percentage per annum determined using the table above and the revised ratio of Total Leverage calculated using the figures in the Compliance Certificate, and the Senior Borrower will make appropriate adjustment payments to the Facility Agent to put the Facility Agent and the Lenders in the position they would have been in had the Higher Margin applied during such period; and

(B)	an increased Margin, then the provisions of Clause 15.2 (Payment of interest) shall apply and the Margin for that Loan (the “Lower Margin”) shall be the percentage per annum determined using the table above and the revised ratio of Total Leverage calculated using the figures in the Compliance Certificate, and the Senior Borrower will make appropriate adjustment in future payments to the Facility Agent to put the Group in the position it would have been in had the Lower Margin applied during that period;

(iii)	while an Event of Default is continuing, the Margin for each Loan under Facility A, Facility B, the ACR Financing Facility and the Revolving Facility shall be the highest percentage per annum set out above for a Utilisation under that Facility;

(iv)	if that Event of Default is remedied or waived in accordance with the terms of this Agreement, the Margin shall be recalculated by the Facility Agent on the basis of the most recent Compliance Certificate and any reduction in the Margin shall take effect from the date of delivery of such Compliance Certificate;

(v)	for the purpose of determining the Margin, Total Leverage and Relevant Period shall be determined in accordance with Clause 27.1 (Financial definitions);

(vi)	if the aggregate weighted average return (including, without limitation, interest and any commitment fees payable by the Senior Borrower in relation thereto, other than underwriting fees or any amount representing original issuer discount save to the extent added to interest) of the Uncommitted ACR Facility (the “Uncommitted ACR Return”) is higher than the interest payable in connection with the ACR Financing Facility, the Margin on the ACR Financing Facility shall, notwithstanding Clause 41.2 (Exceptions) be adjusted so that at all times it matches the level of such return; and

(vii)	the Uncommitted ACR Return may not exceed the applicable interest on Facility B by more than 0.5 per cent. per annum.

“Matching Contribution” means, in relation to any Defence Dividend, a payment by the recipient of such dividend to the company paying such dividend of an amount by way of Shareholder Loan or as a capital increase in exchange for the issuance of shares (other than Disqualified Shares) equal to the amount of such dividend.

“Material Adverse Effect” means any event or circumstance which has or is reasonably likely to have:

(a)	a material adverse effect on:

(i)	the ability of the Group taken as a whole to perform its payment obligations or financial covenants under the Finance Documents; or

(ii)	the business, assets or financial condition of the Group taken as a whole, but in each case taking into account:

(A)	any insurance, warranty or other claim for indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier and the latest date by which such indemnification is due to be paid); and

(B)	any legally binding commitment by any person to provide any additional ordinary equity directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made; or

(b)	subject to the Legal Reservations and the Perfection Requirements, an effect on the validity, enforceability or (subject to any Permitted Security) the priority or ranking of the Transaction Security Documents, which is materially adverse to the interests of the Lenders under the Facilities taken as a whole and which, if capable of remedy, is not remedied within 10 Business Days of an Obligor becoming aware of the issue or being given notice of the issue by the Facility Agent.

“Material Company” means, at any time:

(a)	an Obligor;

(b)	an On-Loan Obligor;

(c)	a wholly owned member of the Group that holds shares in an Obligor or an On-Loan Obligor (in either case directly or indirectly); or

(d)	a Material Subsidiary.

“Material Contracts” means the Acquisition Agreement and any other contract designated as such by the Facility Agent and the Company.

“Material Intellectual Property” means all Intellectual Property which is material in the context of the business of each member of the Group and which is required by it in order to carry on its business in all material respects as it is being conducted.

“Material Subsidiary” means, at any time, a Subsidiary of the Company:

(a)	which is listed in Schedule 15 (Indicative List of Material Companies);

(b)	whose revenues, gross assets or EBITDA (as defined in Clause 27 (Financial Covenants)) (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) represents 5 per cent. or more of the aggregate revenues, gross assets or EBITDA (as defined in Clause 27 (Financial Covenants)) of the Group calculated on a consolidated basis;

(c)	any Obligor;

(d)	any member of the Group which holds any Material Intellectual Property; or

(e)	any Subsidiary of the Company designated by the Company to the Facility Agent as a Material Subsidiary.

Compliance with the conditions set out in paragraph (b) above shall be determined by reference to the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group. However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the finance director of the Group as representing an accurate reflection of the revised consolidated revenue, Consolidated EBITDA or gross assets of the Group).

A report by the Auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“MDM Discharge Letter” means a letter signed by MDM Bank confirming:

(a)	the settlement figure for the MDM Sibirsky Facility on the settlement date;

(b)	the settlement date; and

(c)	that on receipt of the settlement amount on the settlement date MDM Bank will execute and deliver to the Escrow Agent a discharge deed discharging the Sibirsky Encumbrance.

“MDM Sibirsky Facility” means the loan facility secured by the Sibirsky Encumbrance.

“Monitoring Fees” means the fees payable quarterly in advance by any member or members of the Group (and any reasonably and properly incurred out-of-pocket expenses payable) to Lion pursuant to a monitoring and oversight agreement provided that the maximum aggregate amount of such fees (but not including the reimbursement of such expenses) that may be due and payable in any one Financial Year may not exceed (a) prior to the first anniversary of the Closing Date, US$1,000,000 and (b) in each year thereafter, US$1,500,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“New ACR Facility Lender” has the meaning given to it in Clause 10.1 (Uncommitted ACR Facility).

“New Lender” has the meaning given to it in Clause 30.1 (Assignments and transfers by the Lenders).

“Non-Consenting Lender” has the meaning given to it in Clause 41.3 (Replacement of Lender).

“Obligor” means the Senior Borrower or a Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“On-Loan” means the loan or loans made available to the On-Loan Borrowers pursuant to the On-Loan Facility Agreement.

“On-Loan Borrower” means each of the Joint Stock Company “Distillery Topaz”, OOO Perviy Kupazhiniy Zavod, Bravo Premium LLC, Limited Liability Company “The Trading House “Russian Alcohol” and ZAO “Sibirsky LVZ”, each as borrower under the On-Loan Facility Agreement and any Subsidiary of the Company which accedes to the On-Loan Facility Agreement as a borrower, or any other person approved by the Facility Agent (acting on the instructions of the Majority Lenders).

“On-Loan Facility Agent” means the “Facility Agent” as defined in the Facility Agent Appointment Letter.

“On-Loan Facility Agreement” means a facility agreement to be entered into in a form acceptable to the Facility Agent between (amongst others) the Senior Borrower and the On-Loan Borrowers pursuant to which the proceeds of the Facilities pursuant to this Agreement shall be on-lent by (or, in the case of Letters of Credit or Ancillary Facilities hereunder, made available by) the Senior Borrower to the On-Loan Borrowers.

“On-Loan Finance Documents” has the meaning given to it in the On-Loan Facility Agreement.

“On-Loan Guarantor” means a Guarantor under (and as defined in) the On-Loan Facility Agreement.

“On-Loan Obligor” means an On-Loan Borrower or a Guarantor under (and as defined in) the On-Loan Facility Agreement.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Finance Party” means a Finance Party as at the Signing Date.

“Original Financial Statements” means:

(a)	the audited consolidated accounts for the Target Group (or such other group of companies which represented materially all of the operations of the Target Group at such time) for (i) the Financial Year ended 31 December 2006 (which includes prior year comparatives); (ii) the six months ended 30 June 2007; and (iii) the Financial Year ended 31 December 2007;

(b)	the unaudited consolidated management accounts of the Target Group (or such other group of companies which represented materially all of the operations of the Target Group at such time) for the three-month period ending 31 March 2008; and

(c)	in relation to any Obligor, its audited consolidated financial statements delivered to the Facility Agent as required by Clause 31 (Changes to the Obligors).

“Original Obligor” means the Senior Borrower or an Original Guarantor.

“Overdue Receivables” means the amount of all trade receivables of the Group under any agreement in respect of the supply of assets or services where payment is more than 90 days past due.

“Overfunded Amount” means US$9,000,000 contributed by way of equity to the Company on or before the Closing Date and held, subject to Clause 15.5 (Overfunding Account), in the Overfunding Account.

“Overfunding Account” means a blocked account of the Company, Russian Alcohol Group, Sibirsky or Topaz maintained with the Facility Agent in accordance with Clause 15.5 (Overfunding Account), in each case subject to Transaction Security in favour of the Security Agent.

“Parent” means Lion/Rally Lux 3 S.à r.l., a company incorporated under the laws of Luxembourg (corporate identity no. B 139054) having its registered office at 9, rue Sainte Zithe, 3rd floor, L-2763 Luxembourg.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the security created thereunder that are referred to in the Legal Opinions.

“Performance Payment” means a payment by a member of the Group to the Parent by way of dividend or loan principal or interest payments of up to $2,000,000 in each full Financial Year following the Closing Date, subject to:

(a)	there being no Default outstanding or and no Default is reasonable likely to result from the payment thereof;

(b)	EBITDA for the relevant Financial Year being no less than:

(i)	$10,000,000 for the first such complete Financial Year following the Closing Date;

(ii)	$12,500,000 for the second such complete Financial Year; and

(iii)	$15,000,000 for the third and each subsequent such complete Financial Year,

in each case, above the Agreed Base Case Model EBITDA for such Financial Year; and

(c)	the Fixed Charge Cover Ratio for such Financial Year being no less than 1.5:1 both before and after the making of the relevant Performance Payment (for such purpose, the amount of the relevant Performance Payment being deducted from Consolidated Cashflow),

((a) to (c) above inclusive, the “Performance Payment Criteria”).

“Permitted Acquisition” means:

(a)	the Acquisitions;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal pursuant to paragraph (b) of the definition thereof;

(c)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(d)	the acquisition of Cash Equivalent Investments;

(e)	the incorporation or formation of a limited liability entity or the acquisition of a limited liability entity with no prior trading history and no material liabilities, where the aggregate amount applied in subscribing for or otherwise acquiring shares in such entities does not exceed $100,000 in any Financial Year;

(f)	following the Clean-Up Period, any acquisition for cash of at least 75 per cent. plus one share or more of the voting issued share capital and economic interests represented by the issued share capital (in each case, on a fully diluted basis) in a limited liability company (or (A) the acquisition for cash of any existing business carried on as a going concern provided such acquisition is made by a limited liability company whose sole purpose is to make the acquisition or (B) the acquisition of Intellectual Property provided that such Intellectual Property, if material, is acquired by a Material Subsidiary over which a pledge of shares has been granted pursuant to the Transaction Security Documents) where:

(i)	in respect of all acquisitions (other than as consented to by the Majority Lenders) under this paragraph (f), all paragraphs other than paragraphs (F), (J) and (K) below apply in each case; and

in addition:

(ii)	in respect of any acquisition (or series of related acquisitions) where the consideration (including associated costs and expenses) and any Financial Indebtedness discharged by the purchaser in connection with such acquisition or series of related acquisitions or remaining in, and any assumed actual or contingent liability of, the acquired company (or business) or any of its Subsidiaries at the date of acquisition (together, the “Total Purchase Price”) is in excess of $20,000,000, paragraphs (F) and (J) (and, in the case of acquisitions in excess of $75,000,000 only, paragraph (K)) below also apply:

(A)	the acquired company (or business) and each of its Subsidiaries is incorporated or established, and carries on its principal business, in Russia, Ukraine, Georgia, Kazakhstan, the European Union, Switzerland, Norway or the United States of America and, in the case of any acquired Intellectual Property, copyright in and/or trade marks of the same are registered or otherwise held in any such jurisdiction;

(B)	the acquired company (or business) and each of its Subsidiaries carries on a similar or complementary business or is a business similar or complementary to one currently undertaken by a member of the Group and, in the case of any acquired Intellectual Property, the same is complementary to the business undertaken by a member of the Group;

(C)	the Total Purchase Price, when aggregated with the Total Purchase Price for any company or business or any Subsidiary of it acquired and for such Intellectual Property acquired in connection with any other Permitted Acquisition which has occurred prior to the time of the relevant acquisition, does not exceed prior to the Termination Date, $100,000,000 in aggregate (or its equivalent in other currencies) plus (in each case), where the cash element of any proposed acquisition consideration is provided by any one or more of the following:

(1)	further ordinary equity contributions or Shareholder Loans to the Company as a member of the Group to the extent not used for other purposes (for the avoidance of doubt, any equity contributions or Shareholder Loans described in the Structure Memorandum and/or made to satisfy a condition precedent to a Utilisation hereunder is not such a further ordinary equity contribution or Shareholder Loan and not a Matching Contribution);

(2)	Excess Cash Flow for any previous Financial Years after deducting any required mandatory prepayments hereunder, to the extent not used for other purposes;

(3)	Disposal Proceeds which are described in paragraph (ii) of the definition of “Excluded Disposal Proceeds”, to the extent not used for other purposes (including a reinvestment described in such paragraph (ii)); and

(4)	the Flotation Proceeds of any Flotation which are not required to be prepaid under paragraph (b) of Clause 13.1 (Exit), to the extent not used for other purposes;

(D)	no actual or potential Event of Default has occurred and is continuing at the time of, or will result from, the acquisition;

(E)	no acquisition may be made, without the prior consent of the Majority Lenders, of any company, business or Intellectual Property which:

(1)	will not have or generate positive Consolidated EBITDA at closing of the proposed acquisition for the 12-month period immediately preceding the proposed closing date (as evidenced in the audited (or if unaudited, management) financial statements of such company or business); and

(2)	is not forecast (based on assumptions (including as to synergies) and projections believed in good faith to be reasonable) to have or generate positive Consolidated EBITDA for the 12-month period immediately following the proposed closing date, in either such case, where any assumed synergies are supported by:

(x)	in the case of any acquisition of less than or equal to $20,000,000, a report of the chief financial officer of the Group as set out in paragraph (a)(ii) of the definition of “Acquisition and Disposal Adjustment”; and

(y)	in the case of any other acquisition, a report by an Approved Accounting Firm in form and substance satisfactory to the Majority Lenders (acting reasonably);

(F)	on a pro forma basis taking into account the proposed acquisition and any synergies identified pursuant to paragraph (a)(ii) of the definition of “Acquisition and Disposal Adjustment” and on the basis of the most recent Budget and financial statements of the Group delivered pursuant to Clause 26.2 (Financial statements):

(i)	the Total Leverage of the Group will be 0.5x inside the then-applicable covenanted Total Leverage pursuant to Clause 27.2 (Financial condition), but taking into account the relevant acquisition, on each of the next four succeeding dates on which it is due to be tested under this Agreement; and

(ii)	the Group will not breach any of the requirements of Clause 27.2 (Financial condition) on any of the next four succeeding dates on which they are due to be tested under this Agreement;

(G)	the acquired company (and each of its Subsidiaries) or business does not have any material contingent off-balance sheet liabilities, or material contingent environmental, litigation, pension or tax liabilities which are not fully accounted for in the consideration payable in respect of such acquisition;

(H)	to the extent lawful and (in the case of paragraph (2) below only) subject to the Agreed Security Principles, if the acquired company or business or Intellectual Property would constitute (or cause the acquiring company to constitute) a Material Subsidiary:

(1)	such company shall become a Guarantor or an On-Loan Guarantor; and

(2)	security is given over the shares of the acquired company and its assets or the assets of the acquired business or over such acquired Intellectual Property,

in each case, upon or within 90 days following the acquisition in favour of (and in form and substance satisfactory to) the Security Agent acting on the instructions of the Facility Agent;

(I)	the acquisition is completed in accordance with all applicable laws and all material approvals, authorisations, consents and licences, exemptions, filings, notarisations, and registrations in relation to such acquisition and the related business are obtained and remain in full force and effect at all required times;

(J)	the Facility Agent has received a copy of the terms of the acquisition, the legal and accounting due diligence reports in respect of the acquired company or business (as applicable) (in each case, capable of reliance by the Finance Parties on terms acceptable to the Facility Agent (acting reasonably)), a structure paper in respect of the acquisition, a memorandum from the board of the Company setting out the rationale for the acquisition, a budget in respect of the acquired company, and a revised Base Case Model taking into account the acquisition; and

(K)	in the case of any acquisition in excess of $75,000,000, such acquisition is financed by a minimum of 40 per cent. equity; or

(g)	any other acquisition to which the Majority Lenders have given their consent in writing under this Agreement.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b) of this definition, is on arm’s length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group other than the Parent (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor or On-Loan Obligor, the Acquiring Company must also be an Obligor or On-Loan Obligor;

(ii)	the Disposing Company had given Security over the asset in relation to obligations under this Agreement or the On-Loan Facility Agreement, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor or an On-Loan Guarantor, the Acquiring Company must be a Guarantor or On-Loan Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of any assets from an Obligor to a member of the Group who is not an Obligor provided that the aggregate amount transferred from an Obligor to a member of the Group who is not an Obligor (net of the value of any assets transferred from such member of the Group who is not an Obligor to such Obligor in connection with the same transaction or series of transactions) does not exceed (when aggregated with any Permitted Guarantee pursuant to paragraph (c)(iv) of that definition and any Permitted Loan pursuant to paragraph (e) of such definition) $1,000,000 in any Financial Year or $2,500,000 cumulatively from the Signing Date (or, in each case, the equivalent in other currencies);

(d)	of assets (other than shares or businesses or Real Property) in exchange for other assets comparable or superior as to type, value or quality;

(e)	of obsolete or redundant vehicles, plant and equipment for cash;

(f)	of Cash or Cash Equivalent Investments not otherwise prohibited by this Agreement;

(g)	to a Permitted Joint Venture that is a Permitted Joint Venture Investment;

(h)	of assets pursuant to a compulsory acquisition by any governmental authority;

(i)	constituted by a licence of intellectual property rights permitted under Clause 25.25 (Intellectual Property);

(j)	arising as a result of any Permitted Security (but not the enforcement thereof);

(k)	required under the Financing Documents;

(l)	of any Real Property which is not required for the purpose for which the Real Property is normally utilised by the Group nor is required for the efficient operation of its business by any member of the Group, provided that the proceeds are applied in accordance with the provisions of this Agreement;

(m)	of assets for cash where the higher of the fair market value and net consideration receivable (when aggregated with the higher of the fair market value and net consideration received for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed:

(i)	$15,000,000 (or its equivalent in other currencies) in any Financial Year; and

(ii)	$25,000,000 (or its equivalent in other currencies) in aggregate after the Signing Date; and

(n)	any other sale, lease, licence, transfer or other disposal to which the Majority Lenders have given their consent in writing.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any of the Transaction Documents as in force on the Signing Date, subject always to the terms of this Agreement;

(b)	of the Target Group for a period of not more than 90 days after the Funding Date in respect of the Existing Receivables Financing Program, up to a maximum of the Base Currency Amount of 1,400,000,000 Roubles;

(c)	to the extent covered by a Letter of Credit or other letter of credit, guarantee or indemnity issued under an Ancillary Facility;

(d)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(e)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 28.30 (Treasury Transactions);

(f)	of any person acquired by a member of the Group (other than the Company) after the Funding Date which is incurred under arrangements in existence at the date of such acquisition but not incurred or increased (other than by capitalisation of interest pursuant to arrangements in existence at the date of such acquisition) or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(g)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which:

(i)	subject to paragraphs (ii) and (iii) below, does not exceed $30,000,000 (or its equivalent in other currencies) in any Financial Year (or part thereof) following the Funding Date; or

(ii)	during the second Financial Year following the Funding Date, provided Total Leverage is 2.5:1 or less, does not exceed $40,000,000 (or its equivalent in other currencies); or

(iii)	during the third and each subsequent Financial Year (or part thereof) following the Funding Date, provided Total Leverage is 2.5:1 or less, does not exceed $50,000,000 (or its equivalent in other currencies), in aggregate for the Group;

(h)	under any netting arrangement (not including with the Company) arising in the ordinary course of the Target Group’s banking arrangements permitted pursuant to paragraph (c) of the definition of “Permitted Security”; and

(i)	any other Financial Indebtedness to which the Majority Lenders have given their consent in writing under this Agreement.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract (other than a contract that is or evidences Financial Indebtedness) entered into in the ordinary course of trade;

(c)	any guarantee:

(i)	arising under the Finance Documents;

(ii)	issued by an Obligor or an On-Loan Obligor in respect of the Permitted Financial Indebtedness of another Obligor or On-Loan Obligor (other than, in either case, the Company);

(iii)	issued by a member of the Group in respect of obligations of an Obligor or an On-Loan Obligor (other than the Company);

(iv)	issued by an Obligor or an On-Loan Obligor in respect of obligations of a member of the Group which is not an Obligor or an On-Loan Obligor provided that the aggregate amount guaranteed does not at any time exceed (when aggregated with any Permitted Disposal pursuant to paragraph (c) of that definition and any Permitted Loan pursuant to paragraph (e) of that definition) $1,000,000 in any Financial Year and $2,500,000 cumulatively since the Signing Date (or, in either case, the equivalent in any other currencies); or

(v)	issued by a member of the Group (other than, in either case, the Company) that is not an Obligor or On-Loan Obligor in respect of the obligations of another member of the Group that is not an Obligor or On-Loan Obligor;

(d)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”;

(e)	any guarantee granted by any person acquired by a member of the Group after the Funding Date which is granted under arrangements in existence at the date of the acquisition, but not granted or increased in contemplation of, or since that, acquisition, and outstanding only for a period of three months following the date of that acquisition;

(f)	any guarantee given by a member of the Group in respect of or to secure obligations of a Permitted Joint Venture to the extent the maximum contingent liability thereunder is a Permitted Joint Venture Investment;

(g)	any guarantee given to any relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by any member of the Group in the ordinary course of trading;

(h)	any guarantee not permitted by the preceding paragraphs where the maximum aggregate contingent liability of all such guarantees under this paragraph (h) (together with any loans under paragraph (k) of the definition of “Permitted Loan”) do not exceed $5,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time; and

(i)	any other guarantee to which the Majority Lenders have given their consent in writing under this Agreement.

“Permitted Joint Venture” has the meaning given to that term in Clause 28.10 (Joint Ventures).

“Permitted Joint Venture Investment” has the meaning given to that term in Clause 28.10 (Joint Ventures).

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group (other than the Company, the Company or the Senior Borrower) to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (d) of such definition);

(c)	any loan made for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents or for the purpose of enabling an On-Loan Obligor to meet its payment obligations under the On-Loan Facility Agreement;

(d)	a loan made by an Obligor or On-Loan Obligor to another Obligor or On-Loan Obligor (in either case, other than to the Company);

(e)	a loan made by a member of the Group which is not an Obligor or On-Loan Obligor to another member of the Group that is not an Obligor or On-Loan Obligor (other than the Company),

(f)	a loan made by an Obligor or an On-Loan Obligor to a member of the Group (other than the Company) that is not an Obligor or On-Loan Obligor provided that the aggregate amounts of such loans (when aggregated with any Permitted Guarantee pursuant to paragraph (c)(iv) of such definition) shall not at any time exceed $1,000,000;

(g)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed $1,000,000 (or its equivalent in other currencies) at any time;

(h)	any loan which is a Joint Venture Investment permitted by Clause 28.10 (Joint Ventures);

(i)	any loan made by a member of the Group (other than to the Company) so long as the aggregate amount of the Financial Indebtedness under any such loans (together with any guarantees under paragraph (h) of the definition of Permitted Guarantee) does not exceed $5,000,000 (or its equivalent in other currencies) at any time;

(j)	any other loan to which the Majority Lenders have given their consent in writing under this Agreement; and

(k)	any loan made by a member of the Group that is not an Obligor or On-Loan Obligor to a member of the Group that is an Obligor or On-Loan Obligor (other than the Company),

so long as, in the case of any such loan to an Obligor or On-Loan Obligor under paragraph (c), (d), (i), (j) or (k) above exceed $2,500,000 individually, or $5,000,000 in aggregate:

(i)	the creditor of such Financial Indebtedness shall (if it is an Obligor or On-Loan Obligor) grant security over its rights in respect of such Financial Indebtedness in favour of the Lenders (in the case of an Obligor) or the Lender under (and as defined in) the On-Loan Facility Agreement on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders); and

(ii)	the creditor and (if the debtor is a member of the Group) the debtor of such Financial Indebtedness shall be party to the Intercreditor Deed as intercompany creditor and intercompany debtor, respectively, and so long as, in the case of any loan under paragraph (k) above, the rights and interests of the relevant creditor(s) in and under such loan are expressed to be subordinate to the rights and interests of the Finance Parties in and under the Finance Documents and are documented under a law that provides for enforcement of subordination by third parties on terms (including subordination, insolvency, turnover, interest rate and maturity) acceptable to the Facility Agent (acting reasonably).

“Permitted Payment” means:

(a)	provided at the time of payment there is then no Event of Default which is continuing:

(i)	the arrangement fees, costs, expenses and directors’ fees of the Investors and the costs, expenses and taxes of the Group’s Holding Companies up to an aggregate of $1,000,000 per annum under this paragraph (i), and

(ii)	Advisory Fees;

(b)	Monitoring Fees and, on or after the Closing Date, the Advisory Fee relating to the Acquisitions;

(c)	a Dividend from a member of the Group (other than the Company or the Senior Borrower) to another member of the Group (other than the Company);

(d)	a Performance Payment in accordance with the Performance Payment Criteria; and

(e)	a Dividend or payments by the Company to the Parent if:

(i)	no Default has occurred and is continuing when the Dividend is paid or payment is made; and

(ii)	the Total Leverage, as at the end of the Financial Quarter immediately preceding the date on which the Dividend or payment is to be made pro forma to give effect to such Dividend on payment and any Financial Indebtedness incurred after the end of such Financial Quarter is equal to or less than 2.0:1; and

(f)	any Defence Dividend provided that a simultaneous Matching Contribution is made.

“Permitted Receivables Financing” means a non-recourse receivables financing on arm’s-length terms for cash payable at the time of disposal of the relevant receivables, where the aggregate value of such receivables sold pursuant to such financing does not exceed $10,000,000 (or its equivalent in any other currency) at any time.

“Permitted Reorganisation” means:

(a)	a Reorganisation involving the business or assets of, or shares of (or other interests in) any member of the Group (other than the Company or the Senior Borrower) where all of the business, assets and shares of (or other interests in) the relevant member of the Group continue to be owned directly or indirectly by the Company in the same or a greater percentage as prior to such Reorganisation, other than:

(i)	the shares of (or other interests in) a member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including for instance by way of the collapse of a solvent partnership or solvent winding-up of a corporate entity) as a result of such Reorganisation; or

(ii)	the business, assets and shares of (or other interests in) any member of the Group which cease to be owned:

(A)	as a result of a Permitted Disposal or merger permitted under this Agreement; or

(B)	as a result of a cessation of business or solvent winding-up of a member of the Group in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons holding partnership or other ownership interests in such member of the Group; or

(C)	as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required in order to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws and the Facility Agent is provided with relevant information in relation to such disposal and the applicability of such laws; and

(b)	any other Reorganisation involving one or more members of the Group (other than the Company or the Senior Borrower) and approved by the Majority Lenders,

provided that:

(i)	the Lenders (or the Security Agent acting on their behalf) or the Lender under (and as defined in) the On-Loan Facility Agreement will continue to have the same or substantially equivalent guarantees (ignoring for the purpose of assessing such equivalency any limitations required in accordance with the Agreed Security Principles) and Security over the same or substantially equivalent assets (other than from any entity which has ceased to exist (as a result of such Reorganisation)) and over the assets and the shares of (or other interests in) the transferee or the entity surviving as a result of such Reorganisation (save to the extent such assets cease to exist or to be owned by members of the Group (as a result of such Reorganisation) and/or to the extent such assets, shares or other interests are disposed of as a Permitted Disposal);

(ii)	in relation to the granting of any new guarantee or Security or transfer of assets subject to Security in connection with such Reorganisation, the Security Agent shall have received legal opinions in relation to the Security and guarantees satisfactory to it;

(iii)	where such Reorganisation involves merging an Obligor or On-Loan Obligor with another entity, the surviving entity will have assumed or will continue to be liable for the obligations of such merged Obligor or On-Loan Obligor and will (if not already the Senior Borrower or a Guarantor or On-Loan Guarantor) immediately become the Senior Borrower or a Guarantor or On-Loan Guarantor (as appropriate); and

(iv)	no Event of Default has occurred and is continuing or would arise from such Reorganisation and such Reorganisation, in any event, is not or could not reasonably be expected to be materially adverse to the interests of the Lenders under the Finance Documents or the Lender (as defined in the On-Loan Facility Agreement) under the On-Loan Finance Documents, and provided further that in no circumstances shall a cessation of business or solvent winding-up of the Company or the Senior Borrower or of the Target Group constitute a Permitted Reorganisation hereunder.

“Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as:

(i)	such arrangement does not permit credit balances of Obligors or On-Loan Obligors to be netted or set off against debit balances of members of the Group which are not Obligors or On-Loan Obligors;

(ii)	such arrangement does not give rise to other Security over the assets of Obligors or On-Loan Obligors in support of liabilities of members of the Group which are not Obligors or On-Loan Obligors; and

(iii)	such arrangement does not permit credit balances of members of the Group to be netted or set off against debit balances of the Company,

except, in the case of paragraphs (i) and (ii) above only, to the extent such netting, set-off or Security relates to, or is granted in support of, a loan permitted pursuant to paragraph (f) of the definition of “Permitted Loan”; and

(c)	any netting or set-off arrangement entered into by the Target Group in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of Target Group but only so long as:

(i)	such arrangements do not permit credit balances of Obligors or On-Loan Obligors to be netted or set off against debit balances of Target Group companies which are not Obligors or On-Loan Obligors; and

(ii)	such arrangements do not give rise to other Security over the assets of Obligors or On-Loan Obligors in support of liabilities of members of the Target Group which are not Obligors or On-Loan Obligors under cash pooling arrangements, to the extent such arrangements:

(A)	are among or between Obligors; or

(B)	arise under any Treasury Transactions entered into in the ordinary course of financial management of the Group on market standard terms;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Funding Date if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or (otherwise than by capitalisation of interest) since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Funding Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or (otherwise than by capitalisation of interest secured thereby) since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 3 months of that company becoming a member of the Group;

(f)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Security or Quasi-Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of trade;

(h)	any Security or Quasi-Security (existing as at the date of the Acquisition Agreement) over assets of any member of the Target Group which does not otherwise constitute Permitted Security so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than 90 days after the Funding Date;

(i)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(j)	any Security granted over any rental deposits in respect of any Real Property leased or licensed by a member of the Group, in respect of any amounts representing not more than 12 Months’ rent for that Real Property, as security for the tenant’s (or licensee’s) obligations under such lease or license;

(k)	any Security over shares in a Permitted Joint Venture to secure obligations of members of the Group in relation to the Joint Venture to the other shareholders in the Permitted Joint Venture;

(l)	any Security, arising by operation of law in respect of Tax, being contested in good faith where adequate reserves have been made for the payment of such Tax and any costs associated with contesting such Tax; and

(m)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (n) above):

(i)	subject to paragraphs (ii) and (iii) below, does not exceed $30,000,000 (or its equivalent in other currencies) in any Financial Year (or part thereof) following the Funding Date; or

(ii)	during the second Financial Year following the Funding Date, provided Total Leverage is 2.5:1 or less, does not exceed $40,000,000 (or its equivalent in other currencies); or

(iii)	during the third and each subsequent Financial Year (or part thereof) following the Funding Date, provided Total Leverage is 2.5:1 or less, does not exceed $50,000,000 (or its equivalent in other currencies), in aggregate for the Group;

“Permitted Share Issue” means an issue of:

(a)	shares (other than Disqualified Shares) by the Company to any of its shareholders (not including any member of the Group), which issue does not result in a Change of Control;

(b)	shares by a member of the Group (other than the Company) which is a Subsidiary to its immediate shareholder where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms and (if the relevant member of the Group is not a wholly-owned subsidiary of its Holding Company), the shares issued to the shareholders which are not members of the Group shall be proportionate to their shareholding and (for the avoidance of doubt) shall not be required to be subject to Transaction Security provided that in the case of any shares of the Company or Senior Borrower, such shares are not Disqualified Shares;

(c)	shares (other than Disqualified Shares) by the Company pursuant to a Flotation not constituting a Change of Control; and

(d)	shares by any member of the Group in connection with a Permitted Joint Venture.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	a Permitted Reorganisation; or

(c)	any other transaction permitted in writing by the Facility Agent acting on the instructions of the Majority Lenders.

“Program Receivables” means trade receivables of the Group sold (on a recourse basis) pursuant to the Existing Receivables Financing Program.

“PWC Financial Report” means the final financial report incorporating a tax report by PricewaterhouseCoopers LLP dated on or about the Signing Date.

“Qualifying Lender” has the meaning given to that term in Clause 19.1 (Definitions).

“Quarter Date” has the meaning given to it in Clause 27.1 (Financial definitions).

“Quasi-Security” has the meaning given to that term in Clause 28.15 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	the first day of that period for a Loan denominated in Sterling;

(b)	(for euro) two TARGET Days before the first day of that period; and

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days) and provided that, in connection with any shortened period for delivery of a Utilisation Request agreed to by the Facility Agent (acting on the instructions of each affected Lender), the Quotation Day shall be such day as the Facility Agent may reasonably direct.

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Recovery Claim” has the meaning set out in paragraph (a) of Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow).

“Reference Banks” means, in relation to LIBOR, the principal London offices of JPMorgan Chase Bank, N.A., HSBC Bank Plc and Deutsche Bank AG, and in relation to EURIBOR, Bayerische Hypo-und Vereinsbank AG, Commerzbank AG and ING Bank N.V., or, in each case, such other banks as may be appointed by the Facility Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or adviser as the first fund or, if it is managed by a different investment manager or adviser, a fund whose investment manager or adviser is an Affiliate of the investment manager or adviser of the first fund.

“Relevant Interbank Market” means, in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts any material business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 27.1 (Financial definitions).

“Renewal Request” means a written notice delivered to the Facility Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Reorganisation” means an amalgamation, demerger, merger, consolidation, solvent corporate reconstruction or any other solvent reorganisation.

“Repayment Instalment” means each repayment instalment in relation to Facility A calculated and payable as set out in paragraph (a) of Clause 11.1 (Repayment of Term Loans).

“Repeating Representations” means each of the representations set out in Clauses 25.2 (Status) to Clause 25.7 (Governing law and enforcement), Clause 25.9 (Insolvency), Clause 25.14 (Original Financial Statements), Clause 25.21 (Ranking), Clause 25.34 (Anti-Terrorism Laws), Clause 25.35 (Anti money laundering) and Clause 25.37 (Margin stock).

“Replacement Lender” means, for the purposes of Clause 12.1 (Illegality), Clause 12.7 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) and Clause 41.3 (Replacement of Lender) a Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a Revolving Facility Commitment), the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

“Reports”	means:

(a)	the PWC Financial Report;

(b)	the Structure Memorandum;

(c)	the final insurance report by Marsh in final form;

(d)	the final legal due diligence report by Baker Botts LLP in final form;

(e)	the final market due diligence report by Bain & Company in final form; and

(f)	the final environmental due diligence report by ERM in final form.

“Reserve Account” means any blocked account (other than the Overfunding Account) of an Obligor or an On-Loan Obligor with Raiffeisen Zentralbank Österreich AG to be operated in accordance with paragraph (e) of Clause 3.1 (Purpose) and subject to Transaction Security in favour of the Security Agent.

“Revolving Facility” means the revolving facility made available under this Agreement and described in paragraph (a)(v) of Clause 2.1 (The Facilities).

“Revolving Facility Borrower” means:

(a)	in relation to the Revolving Facility, the Senior Borrower; and

(b)	where the proceeds of a Revolving Facility Utilisation are advanced under the On-Loan Facility Agreement, any On-Loan Borrower that is the borrower of such Utilisation.

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount of the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit issued by way of utilisation of the Revolving Facility.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Facility Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	the proceeds are made or to be made to the same Revolving Facility Borrower under the On-Loan Facility Agreement for the purpose of:

(i)	refinancing the corresponding maturing Utilisation under the On-Loan Facility Agreement; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Russia” means the Russian Federation.

“Russian Alcohol Group” means ZAO “Russian Alcohol Group” a company incorporated under the laws of Russia (principal state registration number: 1037705023190) having its registered office at 1, Eniseiskaya str., Moscow, 129344, Russian Federation.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Secured Parties” means:

(a)	each Finance Party from time to time party to this Agreement and any Receiver or Delegate; and

(b)	the Senior Borrower solely in its capacity as secured party under the On-Loan Finance Documents.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Schedule 3 (Requests) given in accordance with Clause 16 (Interest Periods) in relation to a Term Facility.

“Senior Management” means Sergei Sorokin, Vadim Kasyanov, Kairat Zhangozin, Vladimir Ivanov, Sergey Popov and Sergey Krivonogov.

“Service Contract” means a service contract of any member of Senior Management in agreed form.

“Shareholder Loan” means Financial Indebtedness owed by the Company to the Parent which Financial Indebtedness must, in each case:

(a)	provide for bullet repayment on a final scheduled maturity no earlier than the Termination Date;

(b)	provide for interest (if any) to be capitalised and payable in cash solely either at the final maturity of such Financial Indebtedness or providing for interest payments at a rate and payable at times approved by the Majority Lenders; and

(c)	(in the case of such Financial Indebtedness owed by the Company) be pledged or charged (as appropriate) under the Transaction Security Documents to secure the Finance Parties; and

(d)	be subordinated as a Shareholder Loan pursuant to the Intercreditor Deed.

“Shareholder Loan Documents” means the documents to be entered into pursuant to which any Shareholder Loan is to be made available, and any documents supplemental or ancillary thereto.

“Shareholders’ Agreements” means the agreement regulating the relationship between the shareholders of Luxco I dated on or about the Signing Date and the agreement regulating the relationship between the shareholders of Cayco 2 dated on or about the Signing Date.

“Shares” means all of the shares acquired pursuant to the Acquisition Agreement.

“Sibirsky Encumbrance” means the pledge agreement for shares in ZAO Sibirsky LVZ existing as at the Closing Date between OAO MDM-Bank and LVZ Holdings Ltd.

“Sibirsky Shares” means the share capital of ZAO “Sibirsky LVZ” to be acquired pursuant to Acquisition 2.

“Signing Date” means the date of this Agreement.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Structural Intra-Group Loan” means:

(a)	the loan made by the Parent to the Company pursuant to the Loan Note Documents;

(b)	the loan made by the Company to Russia Alcohol Group;

(c)	the loan made by the Company to ZAO Distillery Topaz;

(d)	the loan made by the Company to ZAO Sibirsky LVZ; and

(e)	each loan made pursuant to the On-Loan Facility,

in each case as specified in the Structure Memorandum.

“Structural Intra-Group Loan Documents” means the documents to be entered into pursuant to which any Structural Intra-Group Loan is made available, and any documents supplemental or ancillary thereto.

“Structural Leverage Ratio” means the ratio of Borrowings under the Term Facilities to Consolidated EBITDA.

“Structure Memorandum” means the tax and structure paper in final form describing the structure for effecting the Acquisitions prepared by PricewaterhouseCoopers LLP.

“Sub-Holdco” means Latchey Limited, a company incorporated under the laws of Cyprus (corporate identity no. HE 210957) having its registered office at 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus, a wholly-owned subsidiary of the Company.

“Subscriber” means Lion/Rally Lux 1 under the CPEC issued by Lion/Rally Cayman 2, Lion/Rally Lux 2 under the CPEC issued by Lion/Rally Lux 1, Lion/Rally Lux 3 under the CPEC issued by Lion/Rally Lux 2 and Lion/Rally Lux 1 under the CPEC issued by Lion Capital (Guernsey) Limited, as set out in the Funds Flow Statement and the Structure Memorandum.

“Subscription Agreements” means the CPECs subscription agreement dated on or about the Signing Date and made between Luxco I and the Subscriber and together with the related terms and conditions.

“Subsequent Transaction” means, collectively, any future proposals for a tender offer, acquisition, sale, merger, exchange, offer, recapitalisation, restructuring or other similar transaction directly or indirectly involving the Company or any of its Subsidiaries, and any other person or entity.

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate to more than 90 per cent. of the Total Commitments (or, if the Commitments have been reduced to zero, Lenders whose Commitments aggregate to more than 90 per cent. of the Total Commitments immediately before that reduction).

“Supplemental Security” means, in connection with any Hedging Agreement and any Utilisation of any Ancillary Facility, Security which (subject to the Agreed Security Principles) any Hedge Counterparty (in accordance with the Hedging Strategy Letter) or, as the case may be, Ancillary Lender may reasonably require to secure its rights pursuant or in relation to such Hedging Agreement or (as the case may be) Clause 9.4 (Repayment of Ancillary Facility).

“Syndication Date” means the earlier of (x) the date which is six months after the commencement of general syndication of the Facilities (such commencement to be no later than the later of 30 June 2008 and the Funding Date) and (y) the date of completion of syndication of the Facilities as notified by the Facility Agent (acting on the instructions of the Majority Lenders) to the Company.

“Target Companies” means Russian Alcohol Group, Ushba Distillery, Chorniy & Mikola, Vlaktor Trading, AUK Holdings and Glavspirtrest.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means:

(a)	until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceases operation, any day on which TARGET2 is,

open for the settlement of payments in euro.

“Target Group” means Sub-Holdco, the Cirey Subsidiaries, the Russian Alcohol Group, Ushba Distillery, Chorniy & Mikola, Vlaktor Trading, AUK Holdings and each of their Subsidiaries from time to time.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means Facility A, Facility B, the ACR Financing Facility and/or the Uncommitted ACR Facility.

“Term Loan” means a Facility A Loan, a Facility B Loan, an ACR Financing Loan and/or an Uncommitted ACR Facility Loan.

“Termination Date” means:

(a)	in relation to Facility A, the date which is six years from the Funding Date;

(b)	in relation to Facility B, the date which is seven years from the Funding Date;

(c)	in relation to the ACR Financing Facility, the date which is six years from the Funding Date, or if earlier, the date on which all amounts outstanding under Facility A have been repaid and/or prepaid and all Facility A Commitments have been cancelled in full;

(d)	in relation to the Uncommitted ACR Facility, the date which is six years from the Funding Date, or if earlier, the date on which all amounts outstanding under Facility A have been repaid and/or prepaid and all Facility A Commitments have been cancelled in full; and

(e)	in relation to the Revolving Facility, the date which is five years from the Funding Date, or if earlier, the date on which all amounts outstanding under Facility A have been repaid and/or prepaid and all Facility A Commitments have been cancelled in full.

“Total ACR Financing Facility Commitments” means the aggregate of the ACR Financing Commitments, being $95,000,000 at the Signing Date.

“Total Commitments” means, subject to Clause 2.2 (Reduction in Total Commitments), the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total ACR Financing Facility Commitments, the Total Revolving Facility Commitments, including, upon the Uncommitted ACR Facility becoming available, the Total Uncommitted ACR Facility Commitment.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being $100,000,000 at the Signing Date.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being $70,000,000 at the Signing Date.

“Total Leverage” has the meaning given to it in Clause 27.1 (Financial definitions).

“Total Receivables” means the total amount of all trade receivables of the Group on a consolidated basis under any agreement in respect of the supply of assets or services.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being $50,000,000 at the Signing Date.

“Total Uncommitted ACR Facility Commitment” means the aggregate of the Uncommitted ACR Facility Commitments,

being $75,000,000 at the Signing Date.

“Transaction Documents” means the Finance Documents, the Equity Documents, the Constitutional Documents, the Trust Deed, the CEDC Loan Notes, the Shareholder Loan Documents, the Structural Intra-Group Loan Documents and the Acquisition Agreement.

“Transaction Passport” means the transaction passport to be filed in relation to currency operations between Russian residents and non-residents in accordance with Russian currency control regulations.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent or the Senior Borrower pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in Part 2 of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Facility Agent as set out in Part 1 of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor or On-Loan Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors or On-Loan Obligors under any of the Finance Documents (including, for the avoidance of doubt, any Supplemental Security) pursuant to the Agreed Security Principles. For the avoidance of doubt, the Transaction Security Documents include the “Security Documents” as defined in the On-Loan Facility Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Trust Deed” means the trust deed dated 4 July 2008 and made between the Trustee as trustee and Amsterdam Trust Corporation (Cyprus) Ltd. as settlor in relation to the shares in the Senior Borrower.

“Trustee” means ATC Trustees (Guernsey) Limited, a company incorporated under the laws of Guernsey with its registered office at Suite E3, Sarnia House Le Truchot, St Peter Port, Guernsey, GY1 6HT.

“Uncommitted ACR Facility” means any term acquisition, capital expenditure and receivables financing facility made available under this Agreement as described in paragraph (a)(iv) of Clause 2.1 (The Facilities).

“Uncommitted ACR Facility Commitment” means, in relation to any Lender, such amount in the Base Currency of the Uncommitted ACR Facility as such Lenders commits to provide pursuant to paragraph (b) or (c) of Clause 10.1 (Uncommitted ACR Facility).

“Uncommitted ACR Facility Loan” means a Loan made or to be made under the Uncommitted ACR Facility or the principal amount outstanding for the time being of that Loan.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Ushba Distillery” means OOO “Ushba Distillery”, a company incorporated in the Republic of Georgia with its registered office at 20 G. Lortkipanidze str., Tbilisi.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature in any jurisdiction.

“Vendor” means Cirey Holdings Inc.

“Vendor SPVs” means Kylemore International Invest Corp. (company number 1040482) a company incorporated in the BVI with its registered office at Jipfa Building, 3rd Floor, 142 Main Street, Road Town, Tortola, British Virgin Islands, Euro Energy Overseas Ltd., (company number 409772) a company incorporated in the British Virgin Islands with its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands, Altek Consulting Inc. (company number 1452663) a company incorporated in the British Virgin Islands with its registered office at Drake Chambers, Road Town, Tortola, British Virgin Islands, Genora Consulting Inc. (company number 034381) a company incorporated in the Republic of Seychelles, with its registered office at Office 14, First Floor, Trinity House, Victoria, Mahé, Seychelles and Lidstel Ltd. (company number 1004931) a company incorporated in the British Virgin Islands with its registered offices at Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands.

“Vlaktor Trading” means Vlaktor Trading Ltd, a Cyprus company with its registered address at Arch. Makariou III, 134, YIOTA COURT, Flat/Office 102, P.C. 3021, Limassol, Cyprus.

“Working Capital” has the meaning set out in Clause 27.1 (Financial definitions).

“Working Capital Adjustment” has the meaning assigned to that term in paragraph (d) of Clause 3.1 (Purpose).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Facility Agent”, any “Agent”, an “Mandated Lead Arranger”, any “Finance Party”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 24 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)	“principal” of a Loan at any time means the principal of such Loan plus the premium, if any, payable on such Loan that is due or overdue or is to become due at such time;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one that is customarily complied with in the relevant jurisdiction) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	The Senior Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means the Senior Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Senior Borrower and the following conditions being met:

(i)	the account is with the Facility Agent (if the cash cover is to be provided for all the Lenders) or with a Lender or Ancillary Lender (if the cash cover is to be provided for that Lender or Ancillary Lender);

(ii)	until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

(iii)	the Senior Borrower has executed a security document over that account, in form and substance satisfactory (in each case, acting reasonably) to the Facility Agent or the Lender or Ancillary Lender with which that account is held, creating a first ranking security interest (but on terms no more onerous than the existing Transaction Security Documents) over that account.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(f)	The Senior Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i)	the Senior Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank or Ancillary Lender being satisfied (acting in good faith) that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Senior Borrower in respect of that Letter of Credit at that time.

1.3	Currency Symbols and Definitions

“GBP”, “£” and “Sterling” denotes lawful currency of the United Kingdom; “USD”, “$”, “US$” and “US dollars” denotes lawful currency of the United States of America; “EUR”, “€” and “euro” means the single currency unit of the Participating Member States; and “Roubles” means the lawful currency of Russia.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available (in the case of paragraph (iv) below, on an uncommitted basis only):

(i)	a term loan facility to the Senior Borrower in a maximum aggregate amount equal to the Total Facility A Commitments to be available in US dollars;

(ii)	a term loan facility to the Senior Borrower in a maximum aggregate amount equal to the Total Facility B Commitments to be available in US dollars;

(iii)	an acquisition and capital expenditure facility to the Senior Borrower in a maximum aggregate amount equal to the Total ACR Financing Facility Commitments to be available in US dollars;

(iv)	an uncommitted acquisition facility to the Senior Borrower in a maximum aggregate amount equal to the Total Uncommitted ACR Facility Commitment available in US dollars; and

(v)	a multicurrency revolving credit facility to the Senior Borrower in an aggregate amount, the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to the Senior Borrower in place of all or part of its Commitment under the Revolving Facility.

2.2	Reduction in Total Commitments

If the quarterly management accounts of the Group for the period ending 31 March 2008 do not evidence LTM EBITDA (consisting of the sum of (i) Q2-Q4 2007 adjusted EBITDA based on the PwC Financial Report (such report to be amended to reflect such quarterly figures) and (ii) Q1 2008 adjusted EBITDA) of no less than US$61,400,000 million, the Term Commitments shall be reduced pro rata immediately prior to the first Utilisation of the Facilities by an amount which preserves a Total Leverage Ratio of 2.65:1, calculated on the basis of LTM EBITDA.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Senior Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	All Utilisations under this Agreement shall be used by the Senior Borrower solely to:

(i)	pay fees, expenses, interest and other amounts due from it under the Finance Documents (not including the On-Loan Finance Documents) at the time of such Utilisation; and/or

(ii)	make the proceeds thereof (including any Letter of Credit or Ancillary Facility) available to an On-Loan Borrower pursuant to the On-Loan Facility Agreement on a concurrent basis,

and may not be used for any other purpose; provided that no Utilisation of a Term Loan may be used to pay interest or principal on any of the Facilities.

(b)	To the extent any Utilisation hereunder is for Acquisition Purposes, the Obligors shall procure that:

(i)	the On-Loan Borrowers use the proceeds of the corresponding Utilisation made available to the On-Loan Borrowers under (and as defined in) the On-Loan Facility Agreement; and

(ii)	each other member of the Target Group that receives, directly or indirectly, the proceeds of such corresponding Utilisation, uses such proceeds,

solely as expressly set out in the Structure Memorandum and the Funds Flow Statement.

(c)	The Obligors shall procure that the On-Loan Borrowers use the proceeds of any Utilisation under the ACR Financing Facility that is made available to the On-Loan Borrowers pursuant to the On-Loan Facility Agreement, solely in or towards:

(i)	the financing of Capital Expenditure of the Target Group permitted under this Agreement (but not Maintenance Capital Expenditure to the extent exceeding an aggregate of $10,000,000) and/or Permitted Acquisitions, including the reasonable transaction costs and expenses incurred in connection with such Permitted Acquisitions, incurred by the Target Group between the Locked Box Date and the Closing Date;

(ii)	the refinancing of any Financial Indebtedness of any company acquired in a Permitted Acquisition after the Funding Date and permitted hereby; and

(iii)	financing increases in Working Capital, provided that the value of all Overdue Receivables has not, on the two most recent successive Quarter Dates for which Financial Statements are available, exceeded more than 7.5 per cent. of the value of Total Receivables (as shown in the two most recent Quarterly Financial Statements delivered to the Facility Agent pursuant to paragraph (b) of Clause 26.2 (Financial statements));

(iv)	in respect of the Earn-out Available Amount, during the Earn-out Period, towards funding the earn-out payments as set out in the Acquisition Agreement subject to:

(A)	the earn-out provisions in the Acquisition Agreement;

(B)	the first $25,000,000 of any earn-out payment being made using Cash on the balance sheet of the Group, if available, or otherwise using New Equity (as defined below);

(C)	the following $5,000,000 of any earn-out payment being made using the Earn-out Available Amount;

(D)	the following $15,000,000 of any earn-out payment being made using pro rata: (i) up to the remaining $7,500,000 million of the Earn-Out Available Amount; and (ii) up to $7,5000,000 million of Investor debt/equity (the “New Equity”) on a 1:1 debt to New Equity basis; and

(E)	the remaining earn-out payment being made using New Equity.

For the avoidance of doubt: (1) any amount of the Earn-out Available Amount not used during the Earn-out Period for funding of such earn-out payments (or any amount of any set-off Recovery Claim required to be prepaid in accordance with paragraph (2) below) shall be available at any time during the ACR Financing Facility Availability Period for any other purpose to which Utilisations under the ACR Financing Facility are permitted to be applied; and (2) any amount of any earn-out payment which the Vendor may elect to set-off against any Recovery Claim in accordance with the Acquisition Agreement shall, for the avoidance of doubt, be applied in accordance with Clause 13 (Mandatory Prepayment).

(d)	The Obligors shall procure that the On-Loan Borrowers use the proceeds of any Utilisation under the Revolving Credit Facility that is made available to the On-Loan Borrowers pursuant to the On-Loan Facility Agreement, to finance working capital and for general corporate purposes of the Target Group but not towards:

(i)	acquisitions of companies, businesses or undertakings (including the Target Group), provided that such proceeds may be used to finance the working capital adjustment portion of the consideration for the Acquisitions to the extent such adjustment is confirmed in writing by PricewaterhouseCoopers LLP in one or more of its Reports (any such use of proceeds of the Revolving Credit Facility being the “Working Capital Adjustment”); or

(ii)	Capital Expenditure.

(e)	The Senior Borrower may utilise no more than the Base Currency Amount of 1,400,000,000 Roubles of Facility A on the Funding Date by drawing the same into a Reserve Account in the name of the Senior Borrower. For a period of not more than 90 days (the “wind-down period”) following Utilisation of such amount of Facility A, the amount standing to the credit of the Reserve Account in the name of the Senior Borrower may be drawn by Topaz or Trading House (in each case as advances under and in accordance with the On-Loan Facility Agreement):

(i)	to finance Working Capital in amounts:

(A)	no less than $5,000,000 (or, if lower, the amount remaining in the Reserve Account in the name of the Senior Borrower); and

(B)	no more than the amount by which the amount standing to the credit of the Reserve Account in the name of the Senior Borrower exceeds the balance of the outstanding Program Receivables;

which difference shall be demonstrated to the satisfaction of the Facility Agent (acting reasonably) at the time of the relevant withdrawal request, and/or

(ii)	in the full amount standing to the credit of the Reserve Account in the name of the Senior Borrower other than to finance Working Capital provided that,

(A)	such funds are drawn into accounts of Topaz and/or Trading House with ZAO Raiffeisenbank subject to Transaction Security and accompanied by irrevocable payment instructions (together with any required Tax approvals or clearances) to ZAO Raiffeisenbank to comply with paragraph (B) below; and

(B)	the whole amount of such funds is re-transferred within 3 Business Days following receipt thereof by ZAO Raiffeisenbank to a Reserve Account or Reserve Accounts,

following which such amount shall be available for application in payment of Working Capital in accordance with paragraphs (i)(A) and (i)(B) above, it being understood that in such paragraphs references to “Reserve Account in the name of the Senior Borrower” shall be construed as references to all the Reserve Accounts.

If an event of default (howsoever defined or described) occurs under the Existing Receivables Financing Program, and/or if at the end of the wind-down period Program Receivables remain outstanding:

(1)	the Facility Agent shall be entitled (and is hereby irrevocably directed) to apply the balance standing to the credit of the Reserve Account towards the repurchase in whole of the remaining Program Receivables; and

(2)	any Program Receivables outstanding following application of the balance of the Reserve Account under paragraph (A) above shall be repurchased by the Company out of the proceeds of New Equity or Excess Cashflow not otherwise required to be applied pursuant to this Agreement.

For the avoidance of doubt, once the balance under the Program Receivables reaches zero, all amounts in any Reserve Account shall be released to Topaz or, as the case may be, Trading House.

3.2	Financial Assistance

No proceeds of any Loan hereunder shall be applied in a manner which may be prohibited by any financial assistance or other similar laws in any relevant jurisdiction (including, without limitation, the prohibition of the giving of financial assistance as set out in Section 53 of the Cypriot Companies Law, CAP. 113) and, to the extent the Senior Borrower lends any such proceeds to another person if permitted hereunder, the Senior Borrower shall ensure that the proceeds of such loan are not applied in a manner which may be so prohibited.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Senior Borrower (or the Company on its behalf) may not deliver a Utilisation Request unless the Facility Agent or its legal counsel has confirmed its receipt (except to the extent waived in writing) of all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject (save in the case of paragraph (e) below) to Clause 4.5 (Utilisations during the Certain Funds Period), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no demand or notice has been made or given under Clause 29.19 (Acceleration), and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(b)	in the case of an Uncommitted ACR Facility Loan:

(i)	75 per cent. of the ACR Financing Facility has been or will (taking into account any simultaneous Utilisation thereof) be utilised;

(ii)	if applicable, the Margin on the ACR Financing Facility has been increased on terms satisfactory to the Facility Agent (acting reasonably) in accordance with paragraph (vi) of the definition of “Margin”; and

(iii)	the conditions set forth in paragraph (a)(vii) of Clause 5.2 (Completion of a Utilisation Request for Loans) are satisfied;

(c)	in relation to any Utilisation, the Repeating Representations to be made by each Obligor are true and correct in all material respects (and will be true and correct immediately after the making of the relevant Utilisation);

(d)	none of the circumstances described in paragraphs (a)(i), (ii), (iii) or (iv) of Clause 4.5 (Utilisations during the Certain Funds Period) apply;

(e)	the Facility Agent is satisfied (acting reasonably) that the requirements of Russian exchange control laws and regulations as agreed between the Facility Agent and the Senior Borrower have been and will be complied with in connection with the proposed Utilisation; and

(f)	any Utilisation of the Revolving Facility or any Ancillary Facility, paragraphs (d) and (e) of Clause 5.3 (Currency and amount) are satisfied.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to any Utilisation of the Revolving Facility if it is Sterling, Euros or Roubles or any other currency if:

(i)	such other currency is readily available in the amount required and freely convertible into the Base Currency for that Facility in the London Interbank Market at the Specified Time or, if later, on the date the Facility Agent receives the relevant Utilisation Request and the Utilisation Date for that Utilisation; and

(ii)	such other currency has been approved by the Facility Agent (acting on the instructions of all the Lenders under the Revolving Facility),

provided that (A) no more than US$25,000,000 of the Revolving Facility (less the Base Currency Amount of the outstanding amounts of any Utilisations of such Facility made in Roubles) shall be available at any time in Roubles, and (B) any Utilisation of the Revolving Facility in Roubles must be made under an Ancillary Facility.

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(i) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation of the Revolving Facility in that currency.

4.4	Maximum number of Utilisations

(a)	The Senior Borrower (or the Company on its behalf) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than two Facility A Loans would be outstanding;

(ii)	more than two Facility B Loans would be outstanding;

(iii)	more than 10 ACR Financing Loans would be outstanding; and

(iv)	more than 10 Revolving Facility Utilisations would be outstanding.

(b)	The Senior Borrower (or the Company on its behalf) may request that a Term Loan be divided provided that after such division not more than 5 Facility A Loans shall be outstanding, not more than the 5 Facility B Loans shall be outstanding and not more than 10 ACR Financing Loans shall be outstanding.

(c)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

Subject to Clause 4.1 (Initial conditions precedent) and Clause 12.1 (Illegality), during the Certain Funds Period:

(a)	no Lender nor the Issuing Bank will be obliged to comply with Clause 5.4 (Lenders’ participation) or Clause 6.5 (Issue of Letters of Credit), as the case may be, in relation to a Certain Funds Utilisation if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	a Major Representation is not correct in all respects or will not be correct in all respects immediately after the Certain Funds Utilisation; or

(ii)	a Major Default is outstanding or will result from making the Certain Funds Loan; or

(iii)	there has been a Change of Control or a sale of all or substantially all of the assets or business of the Group whether in a single transaction or a series of related transactions; or

(iv)	it is unlawful for such Lender or Issuing Bank (as the case may be) to perform any of its obligations under the Finance Documents; and

(b)	subject to satisfaction of the requirements of Clause 4.1 (Initial conditions precedent) and other than in any of the circumstances referred to in paragraph (a) above, the Finance Parties shall not be entitled to:

(i)	cancel any of their respective Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any of the Ancillary Facilities or the Revolving Facility or exercise any similar right or remedy under Clause 29 (Events of Default) or any other remedy under the Finance Documents or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of rescission, set-off, counterclaim or similar right or remedy in respect of a Utilisation to the extent to do so would or could reasonably be expected to prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Finance Document to the extent to do so would or could be reasonably expected to prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.6	Clean-down

The Company shall ensure that the aggregate of the Base Currency Amounts of:

(a)	all Revolving Facility Loans; plus

(b)	any cash loan element of the Ancillary Outstandings under all the Ancillary Facilities; plus

(c)	(to the extent not included within paragraphs (a) and (b) above), any cash loan element covered by a Letter of Credit or a letter of credit or guarantee issued under an Ancillary Facility as contemplated by the definition of Permitted Financial Indebtedness; less

(d)	any amount of Cash (other than Disposal Proceeds, Insurance Proceeds, Excluded Disposal Proceeds, Excluded Insurance Proceeds, Excluded Report Proceeds, Acquisition Proceeds and Excluded Acquisition Proceeds) or Cash Equivalent Investments held by any member of the Group,

(as confirmed in a certificate signed by an Authorised Signatory of the Company (or the chief financial officer of the Group) to be provided to the Facility Agent within 20 Business Days after each anniversary of the Funding Date) shall not exceed zero for a period of five consecutive Business Days (each a “Clean-down Period”) during each successive period of 12 consecutive months following the Funding Date (such Clean-down Periods to be no less than 90 days apart).

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

The Senior Borrower may utilise a Facility by its delivery (or the delivery by the Company on its behalf) to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time or such other date and time as the Facility Agent may agree.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	other than a Utililisation pursuant paragraph (e) of Clause 3.1, a Utilisation Request has been made under and pursuant to the On-Loan Facility Agreement for an advance under the On-Loan Facility Agreement of an amount and the currency equal to the proposed Utilisation directing payment of such amount into a bank account of the relevant On-Loan Borrower with ZAO Raiffeisenbank or, in the case of a Rollover Advance in relation to a Letter of Credit, into a bank account of such On-Loan Borrower with the Issuing Bank in Moscow;

(v)	the proposed Interest Period complies with Clause 16 (Interest Periods); and

(vi)	in respect of a Utilisation of Facility A, the Structural Leverage Ratio (on the Utilisation Date, taking into account the proposed Utilisation) shall be no greater than 3.5:1;

(vii)	in respect of a Utilisation under the ACR Financing Facility:

(A)	the Structural Leverage Ratio (on the Utilisation Date, taking into account the proposed Utilisation) shall be no greater than 3.5:1; and

(B)	the Total Leverage (on the Utilisation Date, taking into account the proposed Utilisation) shall be no greater than:

(1)	prior to 31 December 2008, 4.5:1; and thereafter

(2)	the higher of 2.50:1 and 0.25x inside the then-applicable covenanted Total Leverage for the relevant quarter pursuant to Clause 27.2 (Financial condition);

(viii)	in respect of a Utilisation under the Revolving Facility (other than a Rollover Loan), the Total Leverage Ratio (on the Utilisation Date, taking into account the proposed Utilisation) shall not be greater than:

(A)	prior to 31 December 2008, 4.5:1; and thereafter

(B)	the higher of 2.50:1 and 0.25x inside the then-applicable covenanted Total Leverage for the relevant quarter pursuant to Clause 27.2 (Financial condition);

(b)	In addition, each Utilisation Request under the ACR Financing Facility for a Loan with a principal amount exceeding $10,000,000 (or which, together with any other Loans under the ACR Financing Facility utilised within 30 days of such Utilisation Request, exceeds $10,000,000 in aggregate principal amount) shall certify that the Group will be, on the proposed Utilisation Date and on a pro forma basis, taking into account the Utilisation, in compliance with the then applicable undertakings in Clause 27 (Financial Covenants). Solely for purposes of calculating such undertakings for the purposes of this paragraph (b) (and notwithstanding Clause 27 (Financial Covenants)):

(i)	the EBITDA calculation shall be (A) for the nine months ending on the last day of the last full Financial Quarter immediately preceding such proposed Utilisation Date and (B) the projected quarterly EBITDA in the most recent Budget; and

(ii)	Total Debt shall be calculated based on the amount at the end of such full Financial Quarter or (if more recent) the latest available monthly balance from the monthly accounts delivered pursuant to Clause 26.2 (Financial statements) pro forma for the Utilisation.

(c)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Funding Date. Only one Utilisation may be requested in each Utilisation Request delivered in respect of each of the ACR Financing Facility and Revolving Facility after the Funding Date.

(d)	Not more than one Utilisation may be requested in each Utilisation Request.

(e)	For the purposes of this Clause 5.2, Total Leverage Ratio shall be calculated in any quarter (the “relevant quarter”) on the basis of the most recent available Quarterly Financial Statements for the prior three quarters (or, to the extent such Financial Statements are not yet available for the immediately preceding quarter, the Budget for such quarter) and the Budget for the relevant quarter, and the “prevailing Total Leverage Ratio” shall mean the Total Leverage Ratio applicable as at the last day of the relevant quarter.

(f)	For the avoidance of doubt, paragraphs (a)(vi) and (vii) above shall not apply where a Selection Notice only (and not any Utilisation Request) is issued in respect of Facility A and/or the ACR Financing Facility.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to Facility A, the Base Currency;

(ii)	in relation to Facility B, the Base Currency;

(iii)	in relation to an ACR Financing Facility, the Base Currency; and

(iv)	in relation to the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	for Facility A, a minimum of $5,000,000 or, if less, the Available Facility for Facility A;

(ii)	for Facility B, a minimum of $5,000,000 or, if less, the Available Facility for Facility B;

(iii)	for the ACR Financing Facility in a minimum amount of $2,000,000 and in integral multiples of $1,000,000 or, if less, the Available Facility for the ACR Financing Facility; and

(iv)	for the Revolving Facility, in a minimum amount and integral multiples of $1,000,000 or, if less, the Available Facility for the Revolving Facility.

(c)	The amount of the proposed Utilisation in relation to a Facility must not exceed the Available Facility.

(d)	The amount of a proposed Utilisation of a Letter of Credit, together with the principal amount of all issued and outstanding Letters of Credit, must not exceed 50 per cent. of the Revolving Facility Commitments.

(e)	The amount of a proposed Utilisation of an Ancillary Facility, together with the amount of all Ancillary Facilities then outstanding, must not exceed 50 per cent. of the Revolving Facility Commitments.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each such Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Limitations on Utilisations

(a)	Neither the ACR Financing Facility nor the Revolving Facility may be used unless Facility A and Facility B have been, or will be, utilised on or prior to the same date.

(b)	Facility A and Facility B may only be utilised on the Funding Date and only if they are utilised pro rata on that date.

6.	UTILISATION - LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	Up to 50 per cent. of the Revolving Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.3 (Currency and amount), Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

The Senior Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Facility Agent (for the Issuing Bank) of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies On-Loan Borrower as the borrower of the Letter of Credit and that the Letter of Credit is to be delivered pursuant to an obligation of the Senior Borrower under the On-Loan Facility Agreement to an On-Loan Borrower;

(c)	it identifies the On-Loan Borrower referred to in paragraph (b) above;

(d)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(f)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(g)	the form of Letter of Credit and an original of each document evidencing any related Supplemental Security is attached;

(h)	the Expiry Date of the Letter of Credit falls on a date falling 12 months from its Utilisation Date, or, if earlier, on or before the Termination Date in relation to the Revolving Facility except to the extent that the Facility Agent and the Issuing Bank agree to a later date;

(i)	the delivery instructions for the Letter of Credit are specified; and

(j)	it is accompanied by a utilisation request pursuant to the On-Loan Facility Agreement which contains the information set out in paragraphs (a) to (i) above.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility for the Revolving Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial Conditions Precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no notice or demand has been served under Clause 29.19 (Acceleration) or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	in relation to any Utilisation on the Funding Date, all the representations and warranties in Clause 25 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true and correct in all material respects.

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) immediately prior to the issue of the Letter of Credit.

(d)	The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6	Renewal of a Letter of Credit

(a)	The Senior Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of the Senior Borrower and (pursuant to the Senior Borrower’s obligation under the On-Loan Facility Agreement) the same On-Loan Borrower be renewed by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Revaluation of Letters of Credit

(a)	If any Letters of Credit are denominated in an Optional Currency, the Facility Agent shall at six-monthly intervals after the Signing Date recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Facility Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Senior Borrower shall, if requested by the Facility Agent within 10 days of any calculation under paragraph (a) above, ensure that within five Business Days of such request sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments by no more than 5 per cent. (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Senior Borrower shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)	The Senior Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	The Senior Borrower shall within five Business Days of written demand pay or procure to be paid to the Facility Agent for the Issuing Bank or to the Issuing Bank an amount equal to the amount of any claim.

(c)	The Senior Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the Senior Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	The Senior Borrower shall within five Business Days of written demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) the Senior Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law or directive) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Senior Borrower shall within five Business Days of written demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)	The obligations of each Lender under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or the Senior Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

The Senior Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the Senior Borrower or the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a foreign exchange facility;

(d)	an automated payment facility;

(e)	a derivatives facility entered into in the ordinary course of business for protection against or benefit from fluctuation in any rate or price and not for a speculative purpose; or

(f)	any other facility or accommodation required in connection with the business of the Target Group and which is agreed by the Senior Borrower with an Ancillary Lender,

and in each case is made available by the Senior Borrower to an On-Loan Borrower pursuant to an obligation of the Senior Borrower under the On-Loan Facility Agreement.

9.2	Availability

(a)	If the Senior Borrower and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Revolving Facility Commitment (which shall (except for the purpose of determining the Majority Lenders) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Facility Agent has received from the Senior Borrower:

(i)	a notice in writing requesting the establishment of an Ancillary Facility and specifying:

(A)	the On-Loan Borrower to which the Senior Borrower may make such Ancillary Facility available pursuant to the On-Loan Facility Agreement;

(B)	the proposed Ancillary Commencement Date and Expiry Date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”); and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency);

(ii)	a copy of the proposed Ancillary Document and an original of each document evidencing any related Supplemental Security;

(iii)	a copy of the notice in writing requesting the establishment of an Ancillary Facility pursuant to the On-Loan Facility Agreement which contains the information set out in paragraphs (b)(i) and (ii) above; and

(iv)	any other information which the Facility Agent may reasonably request in connection with the Ancillary Facility.

The Facility Agent shall promptly notify the Senior Borrower, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Senior Borrower and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Senior Borrower.

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow the Senior Borrower to use the Ancillary Facility only to make it available to the On-Loan Borrowers under the On-Loan Facility Agreement (and if the Ancillary Facility Lender agrees, the Senior Borrower and the Ancillary Facility Lender may agree to make such Ancillary Facilities available to be utilised directly by the relevant On-Loan Borrower but for all purposes of the Finance Documents and such utilisation shall be, and shall be deemed, a Utilisation of such Ancillary Facility by the Senior Borrower hereunder which has been made available by the Senior Borrower to the relevant On-Loan Borrower pursuant to the On-Loan Facility Agreement);

(iii)	may not allow the Ancillary Outstandings to exceed the Available Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the Revolving Facility of that Lender; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 18.5 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its Expiry Date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)	the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Facility Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation under the Revolving Facility and the Ancillary Lender gives sufficient notice to enable a Utilisation of the Revolving Facility to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation of the Revolving Facility:

(i)	the Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Facility Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

The Senior Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Information

The Senior Borrower and each Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. The Senior Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

9.7	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Part 2 of Schedule 1 (The Original Parties). For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement and the Intercreditor Deed by delivery to the Facility Agent of a duly completed accession undertaking in the form scheduled to the Intercreditor Deed.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 30 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.8	Revolving Facility Commitment amounts

Subject to Clause 5.3(d) and (e), but notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than the aggregate of:

(a)	its Ancillary Commitment; and

(b)	the Ancillary Commitment of its Affiliates.

10.	UNCOMMITTED ACR FACILITY

10.1	Uncommitted ACR Facility

(a)	Subject always to Clause 10.2 (Restrictions), the Company may deliver a written notice to the Facility Agent and the Lenders requesting that one or more of the Lenders agree to make the Uncommitted ACR Facility available to the Senior Borrower.

(b)	Each Lender shall have 10 Business Days from the date of receipt of such notice to confirm in writing (via the Facility Agent) whether it is willing to provide the Uncommitted ACR Facility to the Senior Borrower and if it is so willing, the amount of its proposed Commitment in respect of the Uncommitted ACR Facility. If a Lender makes such confirmation, such Lender shall have a Commitment in respect of the Uncommitted ACR Facility equal to such amount which such Lender has confirmed that it is willing to provide and which, when aggregated with any commitments agreed by any other Lender and New ACR Facility Lender (as defined below), does not exceed the Total Uncommitted ACR Facility Commitment.

(c)	For the avoidance of doubt, no Lender is obliged to agree to provide an Uncommitted ACR Facility and in the event of the Lenders not exercising the right of first refusal provided in paragraph (b) above to provide the Uncommitted ACR Facility, the Company may approach any other financial institution that is willing to provide such Facility in an amount which, when aggregated with any commitments agreed by any Lender, does not exceed the Total Uncommitted ACR Facility Commitment (a “New ACR Facility Lender”).

(d)	Any New ACR Facility Lender shall accede as a “Lender” pursuant to the terms and conditions of this Agreement and the Intercreditor Deed.

(e)	Any Uncommitted ACR Facility will be provided on the same terms and conditions as the ACR Financing Facility (other than in relation to fees, margin and the Availability Period, which shall be agreed between the Mandated Lead Arrangers and the Uncommitted ACR Facility Lenders, each acting reasonably).

10.2	Restrictions

(a)	No notice may be delivered by the Company pursuant to Clause 10.1 (Uncommitted ACR Facility) unless the Total Leverage is a maximum of 2.5:1 for the six-month period prior to the relevant Utilisation of the Uncommitted ACR Facility and pro forma for the following six month period, for these purposes excluding any amounts outstanding under the Revolving Facility.

(b)	The Finance Parties (other than the Facility Agent) hereby authorise and direct the Facility Agent to enter into such amendments to the Finance Documents and such other documentation on behalf of the Finance Parties which the Facility Agent in its absolute discretion deems necessary to give effect to the provision of the Uncommitted ACR Facility.

(c)	The Facility Agent shall be entitled to obtain (at the cost of the Company) any legal opinions in connection with the negotiation, preparation, entry into and execution of any amendment referred to in paragraph (b) above.

11.	REPAYMENT

11.1	Repayment of Term Loans

(a)	The Senior Borrower shall repay the aggregate Facility A Loans (in the currency such Loans were drawn) in instalments by repaying on each Facility A Repayment Date an amount which reduces the outstanding aggregate Facility A Loans by an amount equal to the relevant percentage of all the Facility A Loans borrowed by the Senior Borrower as at the close of business on the last day of the Availability Period in relation to Facility A in the currency that such Loans are drawn as set out in the table annexed in Part 1 of Schedule 14 (Facility Repayment Date Instalments).

(b)	The Senior Borrower shall repay the aggregate Facility B Loans in full on the Termination Date for Facility B in the currency such Loans were drawn.

(c)	The Senior Borrower shall repay the aggregate ACR Financing Loans (in the currency that such Loans are drawn) in instalments by repaying on each ACR Facility Repayment Date an amount which reduces the outstanding aggregate ACR Financing Loans by an amount equal to the relevant percentage of all the ACR Financing Loans borrowed by the Senior Borrower as at the close of business on the last day of the Availability Period in relation to the ACR Financing Facility in the currency that such loans are drawn as set out in the table annexed in Part 2 of Schedule 14 (Facility Repayment Date Instalments).

(d)	Subject to Clause 14.3 (No reborrowing of Term Facilities), the Senior Borrower may not reborrow any part of a Term Facility which is repaid.

11.2	Repayment of Revolving Facility Loans

The Senior Borrower shall repay each Revolving Facility Loan on the last day of the Interest Period in respect of that Loan.

11.3	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)	If the Company cancels the whole or any part of the Facility A Commitments in accordance with Clause 12.3 (Voluntary cancellation) then the amount of the Repayment Instalment for each Facility A Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If any of the Facility A Loans are prepaid in accordance with Clause 12.1 (Illegality) or Clause 12.7 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), the amount prepaid shall be applied to reduce the Repayment Instalments for each of the four Facility A Repayment Dates next following such prepayment, pro rata or otherwise in such amounts as the Company may elect, provided that:

(i)	either or both (at the Company’s election) of the Repayment Instalments falling due on the first two of such four Facility A Repayment Dates may be reduced by up to 100 per cent.; and

(ii)	neither of the Repayment Instalments falling due on the next two of such Facility A Repayment Dates may be reduced to less than 50 per cent. of its amount as at the Funding Date,

and thereafter shall be applied to reduce the Repayment Instalments for each Facility A Repayment Date falling after such prepayment pro rata.

(c)	If any of the Facility A Loans are prepaid in accordance with Clause 13.3 (Application of mandatory prepayments) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility A Loan prepaid.

12.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

12.1	Illegality

If after the Signing Date it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled to the extent necessary to comply with applicable laws; and

(c)	the Senior Borrower shall repay that Lender’s participation in the Utilisations made to the Senior Borrower (or procure at the Senior Borrower’s cost the transfer of that Lender’s participation to a Replacement Lender, pursuant to paragraph (b)(ii) of Clause 41.3 (Replacement of Lender) as if such Lender were a Non-Consenting Lender thereunder) on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

12.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such would be unlawful;

(c)	the Company shall procure that each Obligor in On-Loan Obligor shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d)	unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

12.3	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than five Business Days’ prior written notice, cancel the whole or any part (being a minimum amount of $2,000,000) of an Available Facility and in integral multiples of $1,000,000 (or, if relevant, equivalent in Optional Currencies) (or such lesser amount as may be undrawn and uncancelled). Any cancellation under this Clause 12.3 shall reduce the Commitments of the Lenders rateably under that Facility. Such notice of cancellation is irrevocable and must state the relevant date(s) of cancellation and the cancelled Commitments.

12.4	Automatic cancellation

The undrawn Commitment of each Lender in relation to a Facility will be automatically cancelled at the close of business on the last day of the Availability Period of that Facility.

12.5	Voluntary prepayment of Term Loans

(a)	The Senior Borrower may, if it gives the Facility Agent not less than seven Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of that Term Loan (but, if in part, being a minimum amount of not less than $2,000,000 and in integral multiples of $1,000,000 (or, if relevant, the equivalent in Optional Currencies) (or such lesser amount as is outstanding)).

(b)	A Term Loan (other than a Loan under the ACR Financing Facility) may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

(c)	Subject to Clause 14.8 (Prepayment elections; Facility B Lender option to accept), voluntary prepayments shall be applied towards such Term Loans and Repayment Instalments as the Company may (in its absolute discretion) direct, provided that if the Facility Agent does not receive such a direction from the Company at least five Business Days before any voluntary prepayment is made, that voluntary prepayment shall be applied in accordance with Clause 13.3 (Application of mandatory prepayment) as if it were a mandatory prepayment.

12.6	Voluntary prepayment of Revolving Facility Loans

The Senior Borrower may, if it or the Company gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of $2,000,000 and in integral multiples of $1,000,000 (or, if relevant, equivalent in the Optional Currencies) (or such lesser amount as is outstanding).

12.7	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender or Issuing Bank by an Obligor is required to be increased under paragraph (c) of Clause 19.2 (Tax gross-up); or

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 19.3 (Tax indemnity) or Clause 20.1 (Increased Costs),

the Company may, whilst the circumstances giving rise to the requirement for indemnification continues, give the Facility Agent notice:

(iii)	(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations (or procure at the Senior Borrower’s cost the transfer of that Lender’s Commitment to a Replacement Lender pursuant to paragraph (b)(ii) of Clause 41.3 (Replacement of Lender) as if such Lender were a Non-Consenting Lender thereunder); or

(iv)	(if such circumstances relate to the Issuing Bank) of repayment (including, without limitation, any repaying thereof as set out in paragraph (f) of Clause 1.2 (Construction)) of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Senior Borrower shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

13.	MANDATORY PREPAYMENT

13.1	Exit

(a)	Upon the occurrence of:

(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets or business of the Group whether in a single transaction or a series of related transactions,

the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

(b)	If a Flotation takes place which does not constitute a Change of Control, the Company must apply or procure that an amount equal to the Flotation Proceeds are applied in prepayment of the Facilities under this Agreement in an amount equal to the percentage of the Flotation Proceeds set out in the table below corresponding to the Total Leverage on the immediately preceding Quarter Date for the 12-month period ending on such Quarter Date (as set out in the Compliance Certificate delivered in respect of such Quarter Date), adjusted pro forma for any Financial Indebtedness incurred or repaid after such Quarter Date (and (for the avoidance of doubt) assuming that the required prepayments under this paragraph (b) have been made and taking into account the Flotation Proceeds to be retained by the Group), as follows:

To the extent that the Total Leverage for the period ending on the last day of the Financial Quarter ending prior to the Flotation is:	Applicable Percentage

Greater than or equal to 2.50:1	100 per cent.

Greater than 2.00:1 but equal to or less than 2.50:1	50 per cent.

Equal to or less than 2.00:1	0 per cent.

Any balance of the Flotation Proceeds not required to be prepaid in accordance with paragraph (b) above shall be available for use by the Group or, if the Total Leverage is less than or equal to 2.00:1 after giving effect to such payment, paid to the Investors.

13.2	Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow

(a)	For the purposes of this Clause 13.2 and Clause 13.3 (Application of mandatory prepayments):

“Acquisition Proceeds” means the cash proceeds actually received (except for Excluded Acquisition Proceeds or Excluded Report Proceeds) of any claims (a “Recovery Claim”) against the Vendor or any of its Affiliates (or any employee, officer or adviser thereof) in relation to the Acquisition Agreement or against the provider of any Report (in its capacity as provider of that Report) after deducting:

(i)	any reasonable fees, costs and expense which are incurred by any member of the Group to persons who are not members of the Group (including any bonus payments to management to the extent relating to such Recovery Claim); and

(ii)	any Tax incurred and required to be paid by a member of the Group in connection with the Recovery Claim or the transfer of proceeds intra-Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance);

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the cash consideration received from a person who is not a member of the Group by any member of the Group for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting (without duplication):

(i)	any reasonable fees, costs and expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group;

(ii)	any Tax incurred or reasonably estimated (except to the extent no longer so estimated) to be payable by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance);

(iii)	any Financial Indebtedness of any entity to be disposed of and required to be repaid or prepaid by any member of the Group in accordance with the terms of such Disposal; and

(iv)	reasonable reserves for sale indemnities, save to the extent such reserves are released and not paid to the relevant purchaser or reserves to cover potential liabilities in connection with the relevant Disposal (save to the extent released and not paid to meet such liabilities), in each case in relation to that Disposal.

“Excluded Acquisition Proceeds” means any proceeds of a Recovery Claim which:

(i)	relate to leakage of cash from the Target Group following the Locked Box Date and any adjustments to the 31 December 2007 net debt balance of the Target Group, in each case pursuant to the Acquisition Agreement; or

(ii)	are applied or committed to be applied in meeting, reinstating, replacing, repairing or rectifying (as applicable) the liability, loss or defect to which they relate, within 12 months of receipt (or a commitment is entered into within such 12 months to so apply those Acquisition Proceeds within a further six months and those Acquisition Proceeds are in fact so applied within such six-month period).

“Excluded Disposal Proceeds” means Disposal Proceeds arising as a result of a Permitted Disposal referred to in:

(i)	paragraphs (a), (b), (c), (d), (e), (f) or (g) of the definition of “Permitted Disposals”; and

(ii)	paragraphs (h) and (l) of the definition of “Permitted Disposals” but only if such Disposal Proceeds are applied or committed to be applied in reinvestment in assets for use in the Group’s business within 12 months of receipt (or a commitment is entered into within such 12 months to so apply those Disposal Proceeds within a further six months and those Disposal Proceeds are in fact so applied within such six-month period).

“Excluded Report Proceeds” means any cash proceeds of a Recovery Claim which the Company notifies the Facility Agent are, or are to be, applied in reinstating or replacing (on a like for like basis) any asset, or applied in defraying the loss or liability, to which the Recovery Claim relates, in any such case within 12 months of receipt (or a commitment is entered into within such 12 months so to apply those proceeds within a further six months and those proceeds are in fact so applied within such further six months).

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which are, or are to be, applied:

(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged provided such proceeds are applied or committed to be applied in such replacements, reinstatement and/or repair within 12 months after receipt (or a commitment is entered into within such 12 months to so apply those Disposal Proceeds within a further six months and those Disposal Proceeds are in fact so applied within such six-month period).

“Insurance Proceeds” means the cash proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable fees, costs and expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)	The Company shall ensure that the Senior Borrower (to the fullest extent permitted under applicable law) prepays Utilisations in the following amounts at the times and in the order of application contemplated by Clause 13.3 (Application of mandatory prepayments):

(i)	the amount of the Acquisition Proceeds (if they exceed $5,000,000 in aggregate);

(ii)	the amount of the Disposal Proceeds (if they exceed $5,000,000 in aggregate);

(iii)	the amount of the Insurance Proceeds (if they exceed $2,500,000 in aggregate); and

(iv)	the amount of Excess Cashflow in each Financial Year (other than the Audited Financial Year ending 31 December 2008) to the extent set out in paragraph (c) below.

(c)

In relation to the Audited Financial Year ending 31 December 2009 and each Audited Financial Year thereafter, following the delivery of the audited consolidated financial statements for the Company under Clause 26.2 (Financial statements) for such Audited Financial Year, if such financial statements show that, for such Audited Financial Year, there is Excess Cashflow in excess of $2,500,000, the Senior

Borrower must apply an amount equal to the relevant percentage set out below of the Excess Cashflow for such Audited Financial Year, less any voluntary prepayments made by the Senior Borrower under the Term Facilities during such Audited Financial Year (except to the extent any such voluntary prepayment reduced the payment required under this paragraph (c) in relation to the previous Audited Financial Year) and prior to such delivery of such financial statements:

To the extent the Total Leverage for the most recent Audited Financial Year (taking into account the prepayment) is:	% of Excess Cashflow

Greater than 2.00:1	50%

Equal to or less than 2.00:1	0%

(d)	The Group may use up to 50 per cent. of Retained Excess Cash (to the extent not used for any other purpose under this Agreement) to distribute, dividend, repay any Shareholder Loan or otherwise pay to the shareholders of the Company to the extent that:

(i)	there is no Default or Event of Default existing at the time of such prepayment or distribution or as a result thereof; and

(ii)	the Company delivers a certificate to the Facility Agent signed by two Authorised Signatories of the Company confirming that the Group will be in compliance with the undertakings in Clause 27 (Financial Covenants) at the end of the Financial Quarter during which such prepayment or distribution is made; and

(iii)	the Total Leverage, as at the end of the Financial Quarter immediately preceding the date on which such prepayment or distribution is to be made, pro forma to give effect to the prepayment and any Financial Indebtedness incurred or repaid after such date, is equal to or less than 2.00:1.

(e)	If the Funding Date occurs without the Sibirsky Shares having been transferred to Russian Alcohol Group free and clear of encumbrances (including, without limitation, the Sibirsky Encumbrance), the balance standing to the credit of the Escrow Account (following the transfer to such account on the date falling 15 days after the Closing Date of not less than $30,000,000 of escrowed monies pursuant to the Escrow Agreement) shall be applied in prepayment of the Facilities (and the Facility Agent is hereby directed to apply such monies).

13.3	Application of mandatory prepayments

(a)	Subject to paragraph (b) below and Clause 14.8 (Prepayment Elections; Facility B Lender option to decline), a prepayment made under Clause 13.1 (Exit) or Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow) shall be applied (other than under paragraph (ii) below) in the following order:

(i)	first, in prepayment pro rata of the Term Loans (other than the ACR Financing Facility) as contemplated in paragraph (b) below and, if the prepayment will occur after the end of the Availability Period of the ACR Financing Facility, the ACR Financing Loans;

(ii)	secondly, the Available Commitments shall be cancelled pro rata under the Revolving Facility (and the Available Commitment of the Lenders under the Revolving Facility will be cancelled rateably) and the ACR Financing Facility (and the Available Commitment of the Lenders under the ACR Financing Facility will be cancelled rateably);

(iii)	thirdly, pro rata among the Utilisations under the Revolving Facility and the ACR Financing Loans to the extent that the ACR Financing Loans have not already been prepaid (provided that the Revolving Facility Loans shall be prepaid before outstanding Letters of Credit) and in cancellation of the corresponding Commitments under such Facilities; and

(iv)	fourthly, in repayment and cancellation of the Ancillary Outstandings and in cancellation of the corresponding Ancillary Commitments.

(b)	The Senior Borrower shall prepay Term Loans at the following times:

(i)	unless the Company makes an election under paragraph (d) below, in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds or Flotation Proceeds promptly upon receipt of those proceeds; and

(ii)	in the case of any prepayment relating to an amount of Excess Cashflow, on the earlier of (A) the last day of the first Interest Period ending 14 days after the delivery pursuant to paragraph (a) of Clause 26.2 (Financial Statements) of the audited consolidated financial statements for the Company for the relevant Audited Financial Year and (B) the last day of the first Interest Period ending 14 days following the last date on which such financial statements were required to be delivered pursuant to Clause 26.2 (Financial Statements).

(c)	A prepayment under paragraph (b) of Clause 13.1 (Exit) and Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow):

(i)	shall prepay the Term Loans by the same proportion, unless a Facility B Lender elects to waive all or part of its share of the prepayment under paragraph (a) of Clause 14.8 (Prepayment Elections; Facility B Lender option to decline) in which case the Facility A Loans, Facility B Loans of a Facility B Lender (other than a Non-Accepting Lender as defined in Clause 14.8 (Prepayment Elections; Facility B Lender option to decline)) and the ACR Financing Loans will in addition be reduced pro rata by an amount equal to the waived prepayment; and

(ii)	applied against the Facility A Loans shall reduce the relevant Repayment Instalment for each Facility A Repayment Date falling after the date of prepayment pro rata to the order of maturities.

(d)	Subject to paragraph (e) below, the Senior Borrower may elect that any prepayment under paragraphs (b)(i) to (iv) (inclusive) of Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow) be applied in prepayment of a Term Loan on the last day of the Interest Period relating to that Term Loan. If the Senior Borrower makes that election then a proportion of the Term Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Senior Borrower has made an election under paragraph (d) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Term Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

13.4	Excluded proceeds

Where Excluded Acquisition Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow)), the Company shall ensure that those amounts are used for that purpose and, if requested to do so by the Facility Agent (acting reasonably), shall promptly deliver a certificate to the Facility Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

13.5	Upstreaming monies

If:

(a)	monies are required to be applied in prepayment or repayment of the Facilities under this Clause 13 but in order to be so applied need to be upstreamed or otherwise transferred from one member of the Group to another member of the Group to effect that prepayment or repayment; and

(b)	such monies cannot be so upstreamed or transferred without breaching a financial assistance prohibition (which may include the prohibition on giving financial assistance as set out in Section 53 of the Cypriot Companies Law, CAP. 113) or without breaching some other legal restriction or causing any director to breach a fiduciary duty or without the Group incurring a cost (whether as a result of paying additional Taxes or otherwise) equal to or greater than 5 per cent. of the monies to be upstreamed or otherwise transferred, there will be no obligation to make that payment or prepayment until that impediment or cost (in excess of 5 per cent.) no longer applies. The Company and the relevant members of the Group will use reasonable commercial endeavours to (i) overcome that impediment and to minimise the costs of prepayment and (ii) use other available Cash in the Group which is not affected by the impediment or cost to prepay an equivalent amount, to the extent that to do so would not be materially prejudicial to the financial viability of the Group or give rise to any of the issues referred to in paragraph (a) or (b) above.

14.	RESTRICTIONS

14.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 12 (Illegality, Voluntary Prepayment and Cancellation) or Clause 13 (Mandatory Prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, any notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment; provided that, the other provisions of this Agreement notwithstanding, any notice of cancellation of a Commitment or prepayment of a Utilisation shall be revocable by written counter-notice by the Obligor giving such counter-notice to the Facility Agent no later than one Business Day prior to the date of the originally specified cancellations or prepayment but the Senior

Borrower shall pay any Break Costs (including for these purposes Margin and any Mandatory Costs) and indemnify the Finance Parties from any other losses and expenses incurred as a consequence of such notice of cancellation or prepayment being revoked.

14.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs without other premium or penalty.

14.3	No reborrowing of Term Facilities

The Senior Borrower may not reborrow any part of a Term Facility which is prepaid.

14.4	Reborrowing of Revolving Facility

Any voluntary prepayment of a Revolving Facility Loan under Clause 12.6 (Voluntary prepayment of Revolving Facility Loans) may be re-borrowed in accordance with the terms of this Agreement. Any other prepayment of a Revolving Facility Loan may not be re-borrowed.

14.5	Prepayment in accordance with Agreement

The Senior Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

14.6	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

14.7	Facility Agent’s receipt of notices

If the Facility Agent receives a notice under Clause 12 (Illegality, Voluntary Prepayment and Cancellation) or Clause 13.3 (Application of Mandatory Prepayments), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

14.8	Prepayment elections; Facility B Lender option to decline

(a)	The Facility Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Facility B Loan under Clause 12.5 (Voluntary prepayment of Term Loans) or Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow). A Lender may, if it gives the Facility Agent not less than five Business Days’ prior notice, elect to waive all or a specified part of its share of that prepayment of Facility B (each such Lender a “Non-Accepting Lender”).

(b)	In the event of such a notification from a Non-Accepting Lender, the amount which would have been applied in prepaying such Non-Accepting Lender’s participations in the Facility B Loans shall be applied pro rata against the outstanding principal amount of the Facility B Loans owing to Facility B Lenders (other than the Non-Accepting Lenders) which do not, when offered such further prepayment, notify the Facility Agent within five Business Days that they do not wish to receive such prepayments, and against the outstanding principal amount of each of the Facility A Loans and ACR Financing Facility Loans.

(c)	Following such application in accordance with paragraph (b) above or if all Facility B Lenders are Non-Accepting Lenders, any remaining amounts or the amount which would have been applied in prepaying the Facility B Loans shall be applied:

(i)	first, pro rata in prepayment of the Facility A Loan and the ACR Financing Loans, until repaid in full; and

(ii)	second, in prepayment of the Facility B Loans.

14.9	Prepayment account

Any amounts which may be required to be applied in prepayment of the Facilities shall be deposited in an interest-bearing account in the name of the Senior Borrower and pledged or charged to the Security Agent until prepaid (at the end of the then-current Interest Period) or re-invested in accordance with Clause 13 (Mandatory Prepayment).

15.	INTEREST

15.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost, if any.

15.2	Payment of interest

The Senior Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-Monthly intervals after the first day of the Interest Period).

15.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 15.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

15.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Senior Borrower (or the Company) of the determination of a rate of interest under this Agreement.

15.5	Overfunding Account

(a)	The Overfunding Amount shall have been deposited by the Company into the Overfunding Account on or prior to the Funding Date.

(b)	Subject to paragraph (c) below, the Facility Agent shall (following consultation with the Company for a period of not more than 2 Business Days) be entitled to instruct the Security Agent to apply the amount standing to the credit of the Overfunding Account in payment of interest on any Term Facility due and payable under this Agreement on or before 31 March 2009, following which any amount remaining on the Overfunding Account shall, provided that no Event of Default has occurred and is continuing, be released to the Company (or to any other member of the Group at the Company’s direction), and the Security Agent shall comply with such instruction.

(c)	The Company shall be entitled (provided no Event of Default has occurred and is continuing) once during the Clean-Up Period to transfer all or any part of the Overfunding Amount to an account (subject to Transaction Security in favour of the Security Agent or the Senior Borrower) of Russian Alcohol Group, Topaz and/or Sibirsky with ZAO Raiffeisen or the Facility Agent with irrevocable instructions to ZAO Raiffeisen or, as the case may be, the Facility Agent to re-transfer such amount to the Overfunding Account within 3 Business Days of its receipt thereof (and the Company shall procure that ZAO Raiffeisen or, as the case may be, the Facility Agent shall timely comply with such instruction).

16.	INTEREST PERIODS

16.1	Selection of Interest Periods and Terms

(a)	The Senior Borrower (or the Company on its behalf) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Facility Agent by the Senior Borrower (or the Company on its behalf) to which the Term Loan was made not later than 11:00 a.m. three Business Days before the Quotation Day for that Interest Period.

(c)	If the Senior Borrower (or the Company on its behalf) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 16.2 (Changes to Interest Periods), be six Months.

(d)	Subject to this Clause 16, the Senior Borrower (or the Company on its behalf) may select an Interest Period of three or six Months or any other shorter period than six Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of the Majority Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	Prior to the Syndication Date, Interest Periods shall be one Month or such other period (not exceeding one month) as the Facility Agent may reasonably require so as to ensure that the Interest Periods for all Loans then outstanding end on the same date, or in any case, such other shorter Interest Period as the Mandated Lead Arrangers and the Company may agree; and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

16.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility A Loan, the Facility Agent may in consultation with the Company shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the relevant Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Senior Borrower to make the relevant Facility A Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 16.2, it shall promptly notify the Company and the Lenders.

16.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

16.4	Consolidation and division of Term Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Loans from the same Term Facility in the same currency; and

(ii)	end on the same date,

those Term Loans will, unless the Senior Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan of the relevant Term Facility on the last day of the relevant Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if the Senior Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan of a Facility be divided into two or more Term Loans of such Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

17.	CHANGES TO THE CALCULATION OF INTEREST

17.1	Absence of quotations

Subject to Clause 17.2 (Market disruption), if the relevant IBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable IBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

17.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the relevant IBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of the relevant IBOR.

17.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the affected Lenders and the Company, be binding on all Parties.

17.4	Break Costs

(a)	The Senior Borrower shall, within five Business Days of written demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Senior Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

18.	FEES

18.1	Commitment fees

(a)	The Company shall pay or procure that the Senior Borrower pays to the Facility Agent (for the account of each Revolving Facility Lender) a fee in US dollars computed at the rate of 0.75 per cent. per annum on that Lender’s Available Commitment under the Revolving Facility and commencing to accrue on the date of execution of this Agreement.

(b)	The Company shall pay or procure that the Senior Borrower pays to the Facility Agent (for the account of each ACR Financing Facility Lender) a fee in US dollars computed at the rate of:

(i)	prior to the Funding Date, 0.75 per cent. per annum; and

(ii)	on and from the Funding Date, 1.25 per cent. per annum,

in each case on that Lender’s Available Commitment under the ACR Financing Facility and commencing to accrue on the Signing Date.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective and on the date of initial Utilisation of the relevant Facility.

18.2	Arrangement and other fees

The Company shall pay or procure that the Senior Borrower pays to GSI (or any of its Affiliates) the arrangement and other fees in the amount and at the times agreed in the Fee Letter.

18.3	Facility Agency and Security Agency fee

The Company shall pay or procure that the Senior Borrower pays to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in the Commitment Documents and the Security Agent (for its own account) a security agency fee in the amount and at the times agreed between the Senior Borrower and the Security Agent.

18.4	Fees payable in respect of Letters of Credit

(a)	The Company or the Senior Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount which is counter-indemnified by the other Lenders (excluding Affiliates of the Issuing Bank) of each Letter of Credit requested by it and which is not cash collateralised for the period from the issue of that Letter of Credit until its Expiry Date.

(b)

The Company or the Senior Borrower shall pay to the Facility Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee shall also be payable to the Facility Agent on the cancelled amount of any Lender’s Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d)	The Company or the Senior Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times agreed between the Company or the Senior Borrower and the Issuing Bank.

18.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Senior Borrower of that Ancillary Facility based upon normal market rates and terms.

19.	TAX GROSS-UP AND INDEMNITIES

19.1	Definitions

In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Utilisation under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 19.2 (Tax gross-up) or a payment under Clause 19.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 19.1 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

19.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank under this Agreement. If the Facility Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction including any Tax Deduction on an amount increased pursuant to this Clause 19.2) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the respective Obligor’s Relevant Jurisdiction from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make in accordance with the relevant law the payment without a Tax Deduction.

19.3	Tax indemnity

(a)	The Company shall or shall procure that the Senior Borrower shall (within five Business Days of written demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 19.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 19.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 19.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company (or the relevant Obligor).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 19.3, notify the Facility Agent.

19.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)	If any Finance Party makes any payment to an Obligor pursuant to paragraph (a) above and such Finance Party subsequently determines, in its sole discretion, that such Tax Credit in respect of which such payment was made was not available, has been withdrawn or that it was unable to use such Tax Credit in full, the relevant Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its sole discretion, is necessary to place it in the same after-Tax position as it would have been in if such Tax Credit had been obtained, fully used and retained by such Finance Party.

19.5	Stamp taxes

The Company shall pay (or procure that another Obligor pays) and, within five Business Days of written demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except stamp duty, registration and other similar Taxes incurred on assignment or transfer of any Lender’s Commitment or participation in any Utilisation or any sub-participation after the Syndication Date.

19.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(d)	Where an Obligor is required to make payment under paragraph (b) above, such amount shall not become due until the relevant Obligor has received an invoice detailing the amount to be paid.

20.	INCREASED COSTS

20.1	Increased Costs

(a)	Subject to Clause 20.3 (Exceptions) the Company shall, within five Business Days of a demand by the Facility Agent, pay (or procure that the Senior Borrower pay) for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliates’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

20.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 20.1 (Increased Costs) shall promptly notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

20.3	Exceptions

(a)	Clause 20.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 19.3 (Tax indemnity) (or would have been compensated for under Clause 19.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 19.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on banking Supervision in June 2004 in the form existing on the Signing Date (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	If a Finance Party does not notify the Agent of its intention to claim pursuant to Clause 19 (Tax Gross-Up and Indemnities) or this Clause 20.3 (Exceptions) within 90 days after the date of which the Lender becomes aware of the relevant:

(i)	Taxes;

(ii)	Increased Cost;

(iii)	reduction in the rate of return on capital; or

(iv)	loss,

that Finance Party shall not be entitled to claim indemnification for such Taxes, reduction in the rate of return on capital, Increased Cost or loss in respect of any period of more than 90 days before the date on which the Finance Party does notify the Agent of its intention to make such claim for indemnification, payment or foregone interest or other return. The obligation of the Company or the Senior Borrower to make any payment under Clause 19 (Tax Gross-Up and Indemnities) or this Clause 20 (Increased Costs) shall survive termination of this Agreement for a period of 9 Months after such termination.

(c)	In this Clause 20.3, “Tax Deduction” has the same meaning given to the term in Clause 19.1 (Definitions).

21.	OTHER INDEMNITIES

21.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of written demand, indemnify the Mandated Lead Arrangers and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

21.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will (to the fullest extent permitted under applicable law)), within five Business Days of written demand, indemnify each Mandated Lead Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or within any applicable grace period, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Company or the Senior Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or the Senior Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by that Finance Party alone) or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Senior Borrower or the Company.

(b)	The Company shall within three Business Days of written demand indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisitions or the funding of the Acquisitions (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisitions), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 21.2 subject to Clause 1.4 (Third party rights).

21.3	Indemnity to the Facility Agent

(a)	The Company shall promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is an Event of Default;

(ii)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 35.9 (Change of currency); or

(iii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

21.4	Indemnity to the Security Agent

(a)	Each Obligor (to the fullest extent permitted under applicable law) shall promptly indemnify the Security Agent (including any of its agents, attorneys or delegates) against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security,

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law;

(iii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and

(iv)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents,

save to the extent that such cost, loss or liability is caused by the gross negligence or wilful misconduct of the Security Agent, its agents, attorneys or delegates.

(b)	The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 21.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

22.	MITIGATION BY THE LENDERS

22.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 12.1 (Illegality) (or, in respect of the Issuing Bank, Clause 12.2 (Illegality in relation to Issuing Bank)), Clause 19 (Tax Gross-up and Indemnities) or Clause 20 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

22.2	Limitation of liability

(a)	The Company shall within three Business Days of written demand indemnify each Finance Party for all costs and expenses properly incurred by that Finance Party as a result of steps taken by it under Clause 22.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 22.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

23.	COSTS AND EXPENSES

23.1	Transaction expenses

(a)	The Company shall promptly on demand pay (or shall procure that an Obligor pays) each Finance Party for all of that Finance Party’s reasonable out of pocket costs and expenses (other than legal fees) incurred in connection with:

(i)	the preparation, negotiation and execution of this Agreement and any other documents referred to in this Agreement and the Transaction Security (such costs and purposes to be payable by the Company on the Funding Date); and

(ii)	syndication of the Term Facilities and the Revolving Facility in accordance with the Commitment Documents (such costs and expenses to be payable by the Company on or following the Funding Date, promptly upon request of the relevant Finance Party, such relevant Finance Party to make such request no more than once), in each case, as provided in the Commitment Documents, but only if Acquisition 1 closes.

(b)	The Company shall promptly on demand pay (or shall procure that an Obligor pays) the Finance Parties for the reasonable fees and disbursements of not more than one legal counsel for all Mandated Lead Arrangers in each relevant jurisdiction in connection with the matters referred to in paragraph (a)(i) above, which reimbursement shall be limited as provided in the Commitment Documents.

23.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 35.9 (Change of currency) or (c) any Finance Document needs to be amended at any time for any reason (including, for the avoidance of doubt, in connection with any grant of the Uncommitted ACR Facility), the Company shall, within five Business Days of written demand, reimburse each of the Finance Parties for the amount of all fees, costs and expenses (including legal fees) properly incurred by such Finance Party (and, in the case of the Security Agent, by any of its agents, attorneys or delegates) in responding to, evaluating, negotiating, complying with or effecting that request, requirement or amendment.

23.3	Security Agent’s ongoing costs

In the event of (a) a Default or (b) the Security Agent reasonably considering it necessary or expedient, (c) an amendment, consent or waiver under Clause 23.2 (Amendment costs) or (d) the Security Agent being requested by an Obligor or the Majority Lenders (though the Facility Agent) to undertake duties which the Security Agent reasonably considers to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent additional remuneration which will be charged according to the Security Agent’s hourly charge-out rates prevailing at that time.

23.4	Enforcement and preservation costs

The Company shall, or failing which the Senior Borrower and each Guarantor shall, within five Business Days of written demand, pay to the Mandated Lead Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights, including without limitation as a consequence of taking or holding the Security under the On-Loan Finance Documents or enforcing those rights.

24.	GUARANTEE AND INDEMNITY

24.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Senior Borrower of all of its payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Senior Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

24.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

24.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

24.4	Waiver of defences

The obligations of each Guarantor under this Clause 24 will not be affected by an act, omission, matter or thing which, but for this Clause 24, would reduce, release or prejudice any of its obligations under this Clause 24 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

24.5	Guarantor Intent

Without prejudice to the generality of Clause 24.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance

Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

24.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including, for the avoidance of doubt, any of the Obligors) before claiming from that Guarantor under this Clause 24. This waiver applies irrespective of any law (other than the mandatory provisions of any law that would apply regardless of such waiver) or any provision of a Finance Document to the contrary.

24.7	Hedging Counterparties

Each Hedging Counterparty may rely on this Clause 24 (Guarantee and Indemnity) pursuant to the Contracts (Rights of Third Parties Act 1999) but may not make demand on any Guarantor under this Clause 24 (Guarantee and Indemnity) unless permitted to do so by the Intercreditor Deed.

24.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 24.

24.9	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

24.10	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

24.11	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

24.12	Guarantee Limitations

This guarantee does not apply to any liability of any Guarantor to the extent that it would result in this guarantee constituting (in the case of a Guarantor incorporated in Cyprus) unlawful financial assistance within the meaning of Section 53 of the Cypriot Companies Law, CAP. 113 (as amended) or (in the case of any other Guarantor) any equivalent provision of any jurisdiction of incorporation of such Guarantor and with respect to any Additional Guarantor to the extent (if any) of any limitations set out in the Accession Letter applicable to such Additional Guarantor.

25.	REPRESENTATIONS

25.1	General

Each Obligor makes the representations and gives the warranties set out in this Clause 25 to each Finance Party in relation to itself and, to the extent expressed to be applicable to them, its Subsidiaries or the Material Companies or the On-Loan Obligors, as the case may be.

25.2	Status

(a)	It and each of its Subsidiaries is a company, a limited liability company, a corporation or a limited partnership, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	In the case of the Senior Borrower:

(i)	all of its issued and outstanding voting shares are held by the Trustee under a trust duly settled and existing under the laws of Guernsey; and

(ii)	it has its seat (Sitz) and place of management (Geschäftsleitung), each as defined in § 33 TP 19(4) No. 3 of the Austrian Stamp Duty Act (Geburengesetz-Gebg), in Cyprus and does not have a permanent establishment (Betriebsstätte) in Austria.

25.3	Binding obligations

Subject to the Legal Reservations and Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations;

(b)	the obligations expressed to be assumed by each On-Loan Obligor under the On-Loan Finance Documents to which such On-Loan Obligor is a party are legal, valid, binding and enforceable obligations;

(c)	(without limiting the generality of paragraph (a) or (b) above), and subject to the Perfection Requirements, each Transaction Security Document to which it or any of the On-Loan Obligors is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

25.4	Non-conflict with other obligations

The entry into and performance by it and each On-Loan Obligor of, and the transactions contemplated by, the Transaction Documents (including, for the avoidance of doubt, the entry into the On-Loan Finance Documents and the consummation of the Acquisitions, any Permitted Transactions contemplated by the Structure Memorandum and the transactions contemplated by the On-Loan Finance Documents) and the granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to any member of the Group;

(b)	its or their Constitutional Documents; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument to an extent which has had or will have a Material Adverse Effect.

25.5	Power and authority

(a)	It and each On-Loan Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its or any On-Loan Obligor’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it (or such On-Loan Obligor) is a party.

25.6	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations, all Authorisations required or desirable:

(i)	to enable it and any On-Loan Obligor lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except for those filings or registrations required in relation to the Transaction Security Documents referred to in Clause 25.10 (No filing or stamp taxes) which filings or registrations will promptly be made after execution of the relevant Transaction Security Documents and in any event within any applicable time limits.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or would have a Material Adverse Effect.

25.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its and each On-Loan Obligor’s Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its and each On-Loan Obligor’s Relevant Jurisdictions.

25.8	Immunity

No Obligor nor any On-Loan Obligor has the benefit of any immunity in respect of itself or its assets or revenues in any jurisdiction, including any immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

25.9	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 29.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 29.8 (Creditors’ process),

has been taken, is pending or, to the knowledge of the Company, having made due and careful enquiry, is threatened in relation to a member of the Group; and none of the circumstances described in Clause 29.6 (Insolvency) applies to a member of the Group.

25.10	No filing or stamp taxes

Subject to the Perfection Requirements, under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except (in relation to an Obligor that is incorporated under the laws of Cyprus) for any stamp duty and filings or registrations which will promptly be paid and made after execution of the relevant Finance Documents and in any event within any applicable time limits.

25.11	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make to a Qualifying Lender under any Finance Document.

25.12	No default

(a)	No Event of Default and, on the Signing Date and the Funding Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has had or would have a Material Adverse Effect.

25.13	No misleading information

Save as disclosed in writing to the Facility Agent and the Mandated Lead Arrangers prior to the Signing Date (or, in relation to the Information Memorandum, by no later than five Business Days prior to the Syndication Date):

(a)	any factual information (other than information of a general economic nature) contained in the Information Memorandum or the Base Case Model was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	any financial projection or forecast contained in the Information Memorandum or the Base Case Model (the “Projections”) has been prepared in accordance with the Accounting Principles, in good faith, on the basis of recent historical information and on the basis of assumptions believed by it to be reasonable at the time of preparation and was fair (in each case, as at the date of preparation) and arrived at in good faith and after careful consideration (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such Projections will be realised);

(c)	the expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum or the Base Case Model were made in good faith and after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were considered by such Obligor to be fair and on reasonable grounds;

(d)	no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum or the Base Case Model and no information has been given or withheld that results in the information or Projections contained in the Information Memorandum or the Base Case Model, when taken as a whole, being untrue or misleading in any material respect (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such Projections will be realised); and

(e)	all material written information provided to a Finance Party by or on behalf of any Obligor in connection with the Acquisitions and/or the Target Group on or before the Signing Date and not superseded before that date (whether or not contained in the Base Case Model) is accurate in all material respects and not misleading in any material respect.

25.14	Original Financial Statements

(a)	Save as fairly disclosed in the PwC Financial Report, so far as the Company is aware, and unless otherwise expressly referred to therein, the audited Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	Save as fairly disclosed in the PwC Financial Report, so far as the Company is aware, and unless otherwise expressly referred to therein, the Original Financial Statements fairly represent the financial condition and results of operations of the Target Group) for the relevant period(s).

(c)	Save as fairly disclosed in the PwC Financial Report, so far as the Company is aware, and unless otherwise expressly referred to therein, there has been no material adverse change in the Target Group’s assets, business or financial condition since the date of the Target Group’s Original Financial Statements.

(d)	Save as fairly disclosed in the PwC Financial Report and/or the Original Financial Statements, so far as the Company is aware, and unless otherwise expressly referred to therein, the Original Financial Statements do not consolidate the results, assets or liabilities of any person or business which does not form part of the Target Group.

(e)	Save as fairly disclosed in the PwC Financial Report, so far as the Company is aware, and unless otherwise expressly referred to therein, the most recent financial statements delivered pursuant to Clause 26.2 (Financial statements):

(i)	in the case of financial statements delivered pursuant to (a)(i) and (b) of Clause 26.2 (Financial Statements) only have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements and the Base Case Model; and

(ii)	give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate.

(f)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were believed in good faith to be reasonable as at the date they were prepared and supplied.

(g)	Since the date of the most recent financial statements delivered pursuant to Clause 4.1 (Initial conditions precedent) there has been no material adverse change in the business, assets or financial condition of the Group or Target Group.

25.15	Reports

So far as the Company is aware after making due and careful enquiries, save as disclosed in writing to the Facility Agent and the Mandated Lead Arrangers by no later than five Business Days prior to the Syndication Date:

(a)	all factual information furnished by or on behalf of it to any of the firms which prepared any of the Reports was true and accurate in all material respects at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)	the expressions of opinion or intention provided by or on behalf of an Obligor or On-Loan Obligor to any of the firms which prepared any of the Reports represent the honestly held opinions, views and intentions of it as at the date they were provided and were arrived at in good faith and after careful consideration and were based on reasonable grounds;

(c)	any financial projection or forecast (a “Projection”) furnished by or on behalf of an Obligor or On-Loan Obligor to any of the firms which prepared any of the Reports has been prepared in accordance with the Accounting Principles in good faith on the basis of recent historical information and on the basis of assumptions believed by it to be reasonable at the time of preparation and was fair (in each case, at the time of preparation) and arrived at in good faith and after careful consideration (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Group and that no assurances can be given that such Projections will be realised);

(d)	the Reports do not omit to disclose or take into account any matter where failure to disclose such matter would result in the Reports (or any opinion or Projection contained in the Reports) being misleading in any material respect;

(e)	nothing has occurred or come to light since the date of any report which renders any factual information therein inaccurate or misleading in any material respect or which makes any of the opinions, projections or forecasts contained therein unfair or unreasonable in any material respects or renders any of the assumptions upon which the Projections are based unfair or unreasonable; and

(f)	the Company has not omitted to disclose to the Facility Agent any material information known to it which, if disclosed, would make any of the information supplied to the firms which prepared any of the Reports by or on behalf of the Company and its Subsidiaries untrue or misleading in any material respect.

25.16	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect have, so far as it is aware, having made due and careful enquiry, been started or threatened against it or any of its Subsidiaries.

25.17	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation (including without limitation the US Foreign Corrupt Practices Act of 1977, as amended) which breach has, had or will have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have had or will have a Material Adverse Effect.

25.18	Environmental laws

(a)	Each member of the Group is in compliance with Clause 28.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has had or will have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim is reasonably likely to be adversely determined and which, if adversely determined against that member of the Group, would have a Material Adverse Effect.

(c)	The cost to the Group of compliance with Environmental Laws (including Environmental Permits) is (to the best of its knowledge and belief, having made due and careful enquiry) adequately provided for in the Base Case Model.

25.19	Taxation

(a)	It is not (and none of its Subsidiaries is) overdue (taking into account any extensions) in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax, in each case to an extent which has or would have a Material Adverse Effect.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes which would have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

25.20	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

(c)	Each notice or request for consent or waiver required under any document relating to the Existing Financial Indebtedness pursuant to any term thereof relating to a change of control of the Target Group has been (or will be) timely given by the relevant member of the Group.

25.21	Ranking

Subject to the Legal Reservations and the Perfection Requirements, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for obligations mandatorily preferred by law applying to companies generally.

25.22	Good title to assets

Subject to any Permitted Security, it and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business in all material respects as presently conducted to the extent that failure to do so would have a Material Adverse Effect.

25.23	Legal and beneficial ownership

Subject to any Permitted Security it and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security under the Transaction Security Documents.

25.24	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The Constitutional Documents of companies whose shares are subject to the Transaction Security do not and would not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Group or member of the Target Group (including any option or right of pre-emption or conversion).

25.25	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all Material Intellectual Property;

(b)	so far as it is aware, having made due and careful enquiry, does not (nor do any of its Subsidiaries) in carrying on its businesses infringe any Intellectual Property of any third party in any respect which has had or will have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain in full and effect and preserve its ability to enforce any Material Intellectual Property owned by it where failure to do so would have a Material Adverse Effect.

25.26	Structure Memorandum and Group Structure Chart

The Structure Memorandum and the Group Structure Chart is, to the best of the Obligors’ knowledge, true, complete and accurate in all material respects and shows the following information:

(a)	each member of the Group indicating, in each case, whether a company is a Dormant Subsidiary or is not a company with limited liability;

(b)	any person in which any member of the Group holds shares or partnership interests or other equivalent ownership interest as it will be on the Closing Date (immediately following the Acquisitions) and the Funding Date; and

(c)	all Structural Intra-Group Loans outstanding immediately following the Closing Date.

25.27	Conditions Precedent and Conditions Subsequent

The documents delivered under Clauses 4.1 (Initial conditions precedent) and under Clause 28.40 (Conditions subsequent; Structure Memorandum) are complete and are not misleading in any material respect.

25.28	Accounting reference date

The Audited Financial Year end for each member of the Group is the Accounting Reference Date.

25.29	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”),

(a)	its centre of main interest (as that term is used in Article 3(1) of the Regulation) (the “Centre of Main Interest”) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction;

(b)	the Centre of Main Interest of each On-Loan Obligor is situated in its jurisdiction of incorporation and it has no such “establishment” in any other jurisdiction; and

(c)	neither of the Senior Borrower nor any of the On-Loan Obligors has its seat (Sitz) and place of management (Geschäftsleitung), each as defined in 33 TP 19 (4) no. 3 of the Austrian Stamp Duty Act (Gebührengesetz – GebG) in Austria and nor does any of these companies have a permanent establishment (Betriebstätte) in Austria.

25.30	Pension Scheme

The pension schemes of each member of the Group are funded to the extent required by law and otherwise are sufficient to comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained and there are no unfunded pension liabilities, in each case, where failure to do so has or would reasonably be expected to have a Material Adverse Effect.

25.31	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions or the Relevant Jurisdictions of any On-Loan Obligor:

(i)	in order to enable any Finance Party or the Senior Borrower to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party or the Senior Borrower should be licensed, qualified or otherwise entitled to carry on business; and

(b)	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

(c)	The Senior Borrower is not or will not be deemed to be resident, domiciled or carrying on business in the Relevant Jurisdictions of the On-Loan Obligors by reason only of the execution, performance and/or enforcement of any On-Loan Finance Document.

25.32	Documents

(a)	The Equity Documents furnished to the Facility Agent under Clause 4.1 (Initial conditions precedent) contain all material terms of the arrangements between Luxco I, Luxco II, the Parent and the Investors as at the Signing Date and the Closing Date and have not been amended or waived without the consent of the Facility Agent (acting reasonably) save for changes which would not be material and prejudicial to the interests of the Lenders under the Finance Documents.

(b)	The Acquisition Agreement furnished to the Facility Agent under Clause 4.1 (Initial Conditions Precedent) contains all of the terms of the Acquisitions.

25.33	Title to Shares

(a)	With the exception of the Shares issued by ZAO “Sibirsky LVZ” to be acquired pursuant to Acquisition 2, the Shares are beneficially owned by the relevant Obligor as set out in the Structure Memorandum and the relevant Obligor is the legal registered owner of all of such Shares and interests free from any Security Interests or Quasi-Security Interests, claims or competing interests whatsoever except the Transaction Security.

(b)	Upon the acquisition thereof, the Shares issued by ZAO “Sibirsky LVZ” will be beneficially owned by Russian Alcohol Group as set out in the Structure Memorandum and Russian Alcohol Group will be entitled thereupon to become the legal registered owner of all such Shares and interests free from any Security Interests or Quasi-Security Interests, claims or competing interests whatsoever except the Transaction Security.

25.34	Anti-Terrorism Laws

No Obligor or any of its Affiliates or, to the knowledge of any Obligor having made due and careful enquiry, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Facilities:

(a)	is a Designated Party;

(b)	conducts any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Party;

(c)	deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

(d)	engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any Anti-Terrorism Law.

25.35	Anti money laundering

No Obligor has or will fund all or part of any payment under a Finance Document out of proceeds derived from any unlawful activity which would result in any violation of any applicable anti money laundering law or regulation.

25.36	US Government Regulations

Neither it nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the United States Investment Company Act of 1940, as amended from time to time. Neither the making of any Utilisation, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the United States Securities and Exchange Commission thereunder.

25.37	Margin stock

(a)	The proceeds of the Facility have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)	The Company is not engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Loan has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

25.38	Holding Companies

Except as may arise under the Transaction Documents or otherwise in connection with the Acquisitions and except for Acquisition Costs and customary establishment and administrative costs, before the Signing Date, neither the Company nor the Senior Borrower has:

(a)	traded, or incurred any liabilities or commitments (actual or contingent, present or future);

(b)	engaged in any activity or business other than as a holding company or in connection with the Acquisitions;

(c)	entered into any contract, agreement or arrangement other than as required to enable it to function as a holding company; or

(d)	owned any material assets other than cash and/or equity share capital in other members of the Group and/or the Shares.

25.39	Times when representations are made

(a)

All the representations and warranties in this Clause 25 are made by each Original Obligor on the Signing Date except for the representations and warranties set out in Clause 25.13 (No misleading information) and Clause 25.15 (Reports) which are deemed to be made by each Obligor (i) with respect to the Information Memorandum the date the Information Memorandum is approved by the Company, (ii) with respect to the Base Case Model and the Structure Memorandum, on the Signing Date and on the Funding Date and (iii) with respect to the Information Package (other than the

Base Case Model and Structure Memorandum), on the date on which the Information Package (or part of it) is released to the Mandated Lead Arrangers for distribution in connection with syndication.

(b)	All the representations and warranties in this Clause 25 are deemed to be made by each Obligor on the Funding Date.

(c)	The representations and warranties in Clause 25.13 (No misleading information) and Clause 25.15 (Reports) are deemed to be made by each Obligor on the Syndication Date, provided that after the delivery of the Information Memorandum and/or any Report to the Facility Agent for distribution to the prospective Lenders but before the date falling no less than five Business Days prior to the Syndication Date, the Company may make specific written disclosures in reasonable detail to the Facility Agent against the representation and warranties in Clause 25.13 (No misleading information) and Clause 25.15 (Reports) and such Clauses will then be deemed to be qualified by those written disclosures.

(d)	The Repeating Representations are deemed to be made by each Obligor:

(i)	on the date of each Utilisation Request;

(ii)	on each Utilisation Date;

(iii)	on the first day of each Interest Period; and

(iv)	in the case of paragraphs (a) to (e) of Clause 25.14 (Original Financial Statements), the representations will cease to be so repeated once subsequent financial statements have been delivered under this Agreement.

(e)	All the representations and warranties in this Clause 25 except Clause 25.10 (No filing or stamp taxes), Clause 25.13 (No misleading information), paragraph (c) of Clause 25.26 (Structure Memorandum and Group Structure Chart) and Clause 25.38 (Holding Companies) are deemed to be made by each Additional Guarantor on the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor.

(f)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

26.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Agreement:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 26.2 (Financial statements).

“Audited Financial Year” means the accounting period ending on an Accounting Reference Date.

“Monthly Financial Statements” means the financial statements delivered pursuant to paragraph (d) of Clause 26.2 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 26.10 (Information: miscellaneous).

26.1	English language

All information provided pursuant to this Clause 26 shall be provided in the English language, with the exception of information provided pursuant to paragraph (a)(ii) of Clause 26.2 (Financial statements) and paragraph (a) of Clause 26.10 (Information: miscellaneous).

26.2	Financial statements

The Company shall supply to the Facility Agent in electronic form:

(a)	as soon as practicable after they become available, but in any event:

(i)	within 150 days of the end of the first Audited Financial Year following the Closing Date and within 120 days of the end of each of its Audited Financial Years thereafter its audited consolidated financial statements for that Audited Financial Year; and

(ii)	within 120 days of the end of each Audited Financial Year, the audited consolidated financial statements of each Obligor for that Audited Financial Year;

(b)	the Company’s consolidated financial statements for each Financial Quarter, as soon as they are available but in any event within 75 days after the end of each Financial Quarter until the first anniversary of the Closing Date and within 45 days after the end of each Financial Quarter thereafter;

(c)	(until such time as the accounts referred to in paragraph (d) below are provided, in which case such information shall be included in such accounts) monthly sales information of the Group including a report of sales and volume of shipments, by brand, including prior year comparables, in each case as soon as the same are available, but in any event within 45 days after the end of each Month; and

(d)	from the first anniversary of the Closing Date, the consolidated management accounts of the Company for each Month, as soon as they are available, but in any event within 45 days after the end of each Month provided that the Company shall use reasonable commercial endeavours to provide such consolidated management accounts of the Company from the date falling 9 Months after the Closing Date.

26.3	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 27 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by an Authorised Signatory of the Company or the chief financial officer of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s Auditors in such form and with such content as the Auditors may reasonably be prepared to give.

26.4	Requirements as to financial statements

(a)	The Company shall procure that each set of Annual Financial Statements and Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement in reasonable detail. In addition, the Company shall procure that:

(i)	each set of Annual Financial Statements to be delivered pursuant to paragraphs (a)(i) and (ii) of Clause 26.2 (Financial Statements) shall be audited by the Auditors; and

(ii)	each set of Annual Financial Statements and Quarterly Financial Statements is accompanied by a statement by the chief financial officer of the Group commenting on the performance of the Group for the period to which the financial statements relate and the Financial Year to date and any material developments affecting the Group or its business.

(b)	Each set of financial statements delivered pursuant to Clause 26.2 (Financial statements) (other than paragraphs (c) and (d) thereof):

(i)	shall be certified by an Authorised Signatory of the relevant company or the chief financial officer of the Group as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those consolidated Annual Financial Statements;

(ii)	in the case of the Quarterly Financial Statements and the Annual Financial Statements delivered at any time following the first anniversary of the Funding Date, shall be accompanied by a statement by the chief financial officer comparing actual performance, for the period to which the financial statements relate, to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group;

(iii)	in the case of the Quarterly Financial Statements, a statement setting out the ratio of Overdue Receivables to Total Receivables;

(iv)	in the case of financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 26.2 (Financial Statements) shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied:

(A)	in the case of the Company, in the preparation of the Base Case Model; and

(B)	in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor;

(v)	in the case of financial statements delivered pursuant to (a)(i) and (b) of Clause 26.2 (Financial Statements) shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model and the Original Financial Statements, unless, in relation to any set of financial statements, the Company notifies the Facility Agent that there has been a material change in the Accounting Principles or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver (in the case of the Annual Financial Statements) and its chief financial officer delivers (in respect of the Quarterly Financial Statements) to the Facility Agent:

(A)	a description of any change necessary for those financial statements to substantially reflect the Accounting Principles or accounting practices upon which the Base Case Model or, as the case may be, that Obligor’s Original Financial Statements was prepared; and

(B)	sufficient information (in form and substance reasonably required by the Facility Agent and reasonably agreed by the Auditors) to enable the Lenders to determine whether Clause 27 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of Margin, to determine the amount of any prepayments to be made from Excess Cashflow under Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow) and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of the Company) or that Obligor’s Original Financial Statement (in the case of an Obligor).

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model or, as the case may be, the Original Financial Statements were prepared.

(c)	If the Facility Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Facility Agent may notify the Company, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors. In this event, the Company must (subject, if applicable, to the Facility Agent agreeing an engagement letter satisfactory to the Auditors) ensure that the Auditors are authorised (at the expense of the Company but only if investigations or reports substantiate the existence of a Default):

(i)	to discuss the financial position of each member of the Group with the Facility Agent on request from the Facility Agent; and

(ii)	to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request,

and, without prejudice to the Facility Agent’s rights under this paragraph (c), a representative of the Company shall be entitled (but shall not be required) to attend any such discussions.

26.5	Budget

(a)	The Company shall supply to the Facility Agent electronic form, as soon as the same become available but in any event no later than 30 days after the start of each subsequent Financial Year, an annual Budget on a consolidated basis for the Group for that Financial Year.

(b)	The Company shall ensure that each Budget:

(i)	is in reasonable detail and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group and projected financial covenant calculations;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 26.2 (Financial statements); and

(iii)	has been approved by the board of directors of the Company.

(c)	If the Company updates or changes the Budget to any material extent, it shall promptly deliver to the Facility Agent, electronic form, such updated or changed Budget together with a written explanation of the main changes to that Budget.

26.6	Group companies

The Company shall at the same time as it supplies to the Facility Agent the Financial Statements referred to in paragraph (a)(i) of Clause 26.2 (Financial statements), provide a certificate signed by its Auditors (subject, if applicable, to the Facility Agent agreeing to an engagement letter satisfactory to the Auditors) stating which of its Subsidiaries are Material Subsidiaries and confirming whether the aggregate gross assets, aggregate revenue or aggregate EBITDA (as defined in Clause 27 (Financial Covenants)) of the Obligors and On-Loan Obligors (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) will exceed 85 per cent. of the aggregate gross assets, aggregate revenue and aggregate EBITDA (as defined in Clause 27 (Financial Covenants)), respectively, of the Group.

26.7	Presentations

Once in every Financial Year, at the written request of the Facility Agent, the Company shall procure that at least one director of the Group and the chief financial officer of the must give a presentation to the Finance Parties about the ongoing business and financial performance of the Group on a date and at a venue to be agreed with the Facility Agent.

26.8	Auditors

As at the Signing Date, the Company has (or will within 20 Business Days of the Closing Date) appointed an Approved Accounting Firm as auditors in respect of the consolidated accounts of the Company and the Group. The Company undertakes that it shall at all times have duly appointed auditors in respect of the consolidated accounts of the Company and the Group.

26.9	Year-end

(a)	Other than pursuant to paragraph (c) below, the Company shall not change its Accounting Reference Date and shall procure that the Audited Financial Year end of each member of the Group falls on the Accounting Reference Date.

(b)	The Company shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.

(c)	The Company may change its Audited Financial Year once during the lifetime of the Facilities in connection with any initial public offering subject to:

(i)	the provision of appropriate reconciliation of accounts and Budgets;

(ii)	the auditors of the Target Group being an Approved Accounting Firm; and

(iii)	the Company procuring that each member of the Group maintains the same Audited Financial Year end.

26.10	Information: miscellaneous

The Company shall supply to the Facility Agent (in electronic form):

(a)	as soon as reasonably practicable after the time of issue thereof by any member of the Group, (i) every report, circular, notice, request for consent or like document issued to its shareholders which it is required to issue by applicable law or regulation (including any so required because of an action contemplated by such member of the Group), (ii) every notice or request for consent issued to its creditors generally (or any class of them) and (iii) every notice (and any information provided in relation thereto) convening a meeting of the shareholders (or any class of shareholders) of any member of the Group;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (including Environmental Claims) and which are reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect;

(c)	as soon as reasonably practicable after becoming aware of the relevant claim, details of any material disposal, or insurance claim or claim or breach under a Report which will require a prepayment under Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow); and

(d)	as soon as reasonably practicable, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(e)	as soon as reasonably practicable after request, a list of the Material Subsidiaries or such further information in connection therewith that any Finance Party through the Facility Agent may reasonably request.

26.11	Notification of default

Each Obligor:

(a)	shall notify the Facility Agent of any Default and the steps, if any, being taken to remedy it promptly upon becoming actually aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor); and

(b)

without prejudice to paragraph (a) above, if any Finance Party reasonably suspects that any facts or circumstances exist or have occurred which constitute a Default, on notification by such Finance Party of such facts or circumstances, supply to the Facility Agent a certificate confirming that no such fact or circumstance exists which constitutes a Default or, if such facts and/or circumstances exist or have occurred and constitute a Default, the nature of such Default and the steps, if any, being taken to remedy it.

26.12	Syndication

The Company shall, and will procure that all members of the Group after the Signing Date shall, provide reasonable assistance to the Mandated Lead Arrangers in the preparation of the Information Memorandum and using reasonable efforts to ensure that the primary syndication of the Facilities benefits from Lion’s existing lending relationships and those (following the Signing Date) of the Group (including, without limitation, by making a maximum of two Senior Management of the Group available for the purpose of making presentations to proposed new Lenders at mutually agreeable times and venues including, without limitation, one such meeting in Moscow) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication, such requests being reasonable in nature, number and the timeframe for their fulfilment.

26.13	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor or On-Loan Obligor or the composition of the shareholders of an Obligor or On-Loan Obligor after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures as required by law or any regulatory authority in circumstances where the necessary information is not already available to the Facility Agent, each Obligor or On-Loan Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested (having regard to the legal requirements applicable to the relevant financial institution) by the Facility Agent (for itself or on behalf of the Security Agent or any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied (acting reasonably) with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) or the Security Agent in order for the Facility Agent or the Security Agent to carry out and be satisfied (acting reasonably) with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders and the Security Agent) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to Clause 31 (Changes to the Obligors), Clause 8 (Additional Obligors) of the Deed of Guarantee and Covenants and/or Clause 21 (Changes to the Obligors) of the On-Loan Facility Agreement.

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Facility Agent, the Security Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information has not already been provided to the Mandated Lead Arrangers or the Facility Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender), the Security Agent in order for the Facility Agent, the Security Agent or such Lender or any prospective new Lender to carry out and be satisfied (acting reasonably) it has complied with all necessary “know your customer” or other checks in relation to any relevant member of the Group which accedes to this Agreement as an Additional Guarantor, to the Deed of Guarantee and Covenants as a Group Guarantor (as defined therein) or to the On-Loan Facility Agreement as an On-Loan Obligor.

27.	FINANCIAL COVENANTS

27.1	Financial definitions

In this Agreement:

“Acquisition and Disposal Adjustment” means, for any Relevant Period:

(a)	an adjustment such that there shall be included in determining Consolidated EBITDA for any Relevant Period (including for the purpose of calculating the portion thereof occurring prior to the relevant acquisition):

(i)	the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for the period; and

(ii)	the full-year effect of any synergies reasonably estimated and supported by a report of the chief financial officer of the Group setting out in reasonable detail computations confirming that:

(A)	the basis of presentation of such synergies is consistent with the Accounting Principles;

(B)	the synergies themselves have been calculated correctly; and

(C)	the assumptions underlying such synergies have been accurately extracted from the relevant financial statements of the Target Group,

such report to be in form and substance acceptable to the Facility Agent, acting reasonably,

in each case of any person, property, business, Intellectual Property or material fixed asset acquired in accordance with the provisions of this Facility and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an “Acquired Entity or Business”); and

(b)	there shall be excluded in determining Consolidated EBITDA for any period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any person, property, business, Intellectual Property or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of, a “Sold Entity or Business”); and

(c)	Consolidated Total Net Finance Charge and Consolidated Debt Service will be adjusted to reflect the assumption or repayment of Borrowings relating to any Acquired Entity or Business or Sold Entity or Business.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (other than performance bonds not in respect of or supporting Borrowings), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any capitalised principal liability in respect of Finance Leases;

(e)	receivables sold or discounted other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under the Accounting Principles;

(f)	any Debt Principal Treasury Transaction (and, when calculating the value of that Debt Principal Treasury Transaction, only the marked-to-market value as at the relevant date on which Borrowings are calculated (and/or, if any actual amount is due as a result of the termination or close-out of that Debt Principal Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (other than guarantees given to the relevant tax authority in respect of excise taxes, export duties or other such taxes, charges, duties or imposts payable by any member of the Group in the ordinary course of trading);

(h)	any amount raised by the issue of redeemable shares to the extent such shares are redeemable (other than at the option of the issuer) during the term of this Agreement or are otherwise classified as borrowings under the Accounting Principles except where such redemption amounts are payable to a member of the Group;

(i)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question (for the avoidance of doubt, this paragraph (i) does not include:

(i)	liability to Capital Expenditure creditors;

(ii)	current trading liabilities;

(iii)	accrued expenses in the ordinary course of trading; and

(iv)	any staged payment arrangements,

where in each case the raising of finance or the raising of finance for acquisition or construction of the asset or service in question is not one of the primary reasons behind entering into the agreement or agreements under which such liability arises);

(j)	the amount of any liability under an agreement in respect of the supply of assets or services where payment is due more than 180 days after the date of supply, or is more than 180 days past due;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles (excluding, for the avoidance of doubt, any operating leases to the extent classified as such under the Accounting Principles); and

(l)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above,

other than in respect of any non-cash pay Investor Debt.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as payments for property, equipment, property under construction and investments within the cashflow statements of the Group. For the avoidance of doubt, any expenditure for the Acquisitions, a Permitted Acquisition or Permitted Joint Venture shall not constitute Capital Expenditure for the purposes of this definition.

“Cash” has the meaning set out in Clause 1.1 (Definitions).

“Cash Equivalent Investments” has the meaning set out in Clause 1.1 (Definitions).

“Consolidated Cashflow” means, in respect of the Group and any Relevant Period, Consolidated EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period (other than any such increase which is funded from the proceeds of the ACR Financing Loans or Uncommitted ACR Facility Loans available for this purpose);

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items or ordinary items not already taken account of in calculating Consolidated EBITDA for any Relevant Period;

(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid in respect of Taxes during that Relevant Period by any member of the Group (in each case, other than in respect of VAT, Taxes on real estate, excise Taxes, export Taxes and payroll Taxes);

(d)	adding (to the extent not already taken into account in determining Consolidated EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining Consolidated EBITDA) the amount of any dividends paid in cash by members of the Group during the Relevant Period to any minority shareholder in members of the Group which is itself not a member of the Group;

(e)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing Consolidated EBITDA;

(f)	deducting the amount of any Capital Expenditure unless funded from the proceeds of ACR Financing Loans or Uncommitted ACR Facility Loans available for this purpose;

(g)	adding any Permitted Carry Forward Amount to the extent used to fund any Capital Expenditure;

(h)	adding the amount of proceeds received from disposals of fixed assets and Intellectual Property;

(i)	deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account and adding back any non-cash pension charges captured in establishing Consolidated EBITDA; and

(j)	to the extent not included in establishing Consolidated EBITDA, adding any realised gains and deducting any realised losses (in each case realised in cash; for the avoidance of doubt and by way of example, if the cost basis for a financial instrument is 100 and it is disposed of for net cash proceeds of 10, the realised loss in cash is 90) on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis), and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Acquisitions and the Acquisition Costs.

“Consolidated Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Total Net Finance Charges for that Relevant Period;

(b)	the aggregate of all scheduled and mandatory repayments of Borrowings falling due during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	any mandatory prepayment made pursuant to the terms of this Agreement;

(iii)	any such obligations owed to any member of the Group; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group but excluding any such obligations owed to any member of the Group, and so that no amount shall be included more than once.

“Consolidated EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)	before deducting any Finance Charges;

(b)	not including any accrued interest owing to any member of the Group;

(c)	before taking into account any Exceptional Items (including without limitation any Flotation Proceeds);

(d)	before deducting any Acquisition Costs;

(e)	after deducting the amount of any profit or adding back any loss of any Non-Group Entity to the extent that the amount of the profit or the loss included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(f)	before taking into account any unrealised gains or losses on any Treasury Transaction or any gains or losses on any Debt Principal Treasury Transaction or Interest Payment Treasury Transaction;

(g)	plus any loss and minus any gain attributable to the translation of foreign currency loans to the extent they have otherwise been taken into account in determining consolidated operating profit;

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset or on the disposal of an asset;

(i)	before taking into account any Pension Items; and

(j)	before taking into account any Permitted Payments paid during the Relevant Period,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group (each as defined by reference to the consolidated audited financial statements of the Group) and after making the Acquisition and Disposal Adjustment.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding Borrowings under any non-cash pay Investor Debt; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Consolidated Total Net Finance Charges” means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest paid or payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment and excluding any non-cash element of interest on any Investor Debt.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within 12 months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax (other than VAT, Taxes on real estate, excise Taxes and export Taxes and payroll Taxes);

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to any member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within 12 months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax (other than VAT, Taxes on real estate, excise Taxes, export Taxes and payroll Taxes);

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims;

(e)	amounts owed to the Vendor in connection with the Acquisitions; and

(f)	liabilities for Capital Expenditure, to the extent included in paragraph (f) of the definition of “Consolidated Cashflow”.

“EBITDA” means, in respect of a member of the Group, for any period for which it is being calculated, its Consolidated EBITDA measured as if references in the definition thereof to “Group” were to that member of the Group and its Subsidiaries (if any) only.

“Exceptional Items” means any exceptional, one-off, non-recurring or extraordinary items.

“Excess Cashflow” means, for any period for which it is being calculated, Consolidated Cashflow for that period less (except to the extent already deducted in calculating Consolidated Cashflow):

(a)	Consolidated Debt Service for that period;

(b)	the amount of any prepayments made under the Finance Documents during that period;

(c)	any Permitted Carry Forward Amount; and

(d)	the amount of any proceeds received from disposals of fixed assets or Intellectual Property during that period.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, charges and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)	including any upfront fees or costs (but excluding any upfront fees or costs funded on the Closing Date or the Funding Date);

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(d)	excluding any Acquisition Costs;

(e)	taking into account any realised and unrealised gains or losses on any Interest Payment Treasury Transaction, but taking no account of any unrealised gains or losses on any other financial instruments;

(f)	excluding any capitalised interest in respect of any Investor Debt; and

(g)	excluding any principal repayments on prepayments,

provided that no amount shall be added (or deducted) more than once.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

“Fixed Charge Coverage Ratio” means the ratio of Consolidated Cashflow to Consolidated Debt Service in respect of any Relevant Period.

“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Total Net Finance Charges in respect of any Relevant Period.

“Investor Debt” means all liabilities of any Obligor to any Investor (or any of its Affiliates) including (without limitation):

(a)	under or in connection with the Equity Documents; or

(b)	in respect of Advisory Fees and Monitoring Fees; or

(c)	in respect of Shareholder Loans and the Loan Notes.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Permitted Carry Forward Amount” has the meaning given to it in Clause 27.2 (Financial condition).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means a period of 12 months ending on or about the last day of a Financial Quarter provided that, in respect of the Fixed Charge Coverage Ratio, the first Relevant Period shall be the period from the Closing Date to 31 March 2009 and the second Relevant Period shall be the period from the Closing Date to 30 June 2009.

“Retained Excess Cash” means in each Financial Year, the amount of Excess Cash Flow remaining after the application of paragraph (c) of Clause 13.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and Escrow).

“Tax” has the meaning set out in Clause 1.1 (Definitions).

“Total Leverage” means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA in respect of that Relevant Period.

“Unused Amount” has the meaning given to it in Clause 27.2 (Financial condition).

“Working Capital” means, on any date, Current Assets less Current Liabilities.

27.2	Financial condition

The Company shall ensure that:

(a)	Total Leverage: Total Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period expiring	Column 2 Ratio
31 March 2009	3.80:1

30 June 2009	3.20:1

30 September 2009	3.65:1

31 December 2009	4.45:1

31 March 2010	3.15:1

30 June 2010	2.50:1

Column 1 Relevant Period expiring	Column 2 Ratio
30 September 2010	2.85:1

31 December 2010	3.65:1

31 March 2011	2.35:1

30 June 2011	1.70:1

30 September 2011	1.95:1

31 December 2011	2.65:1

31 March 2012	1.45:1

30 June 2012	0.80:1

30 September 2012	0.90:1

31 December 2012	1.40:1

Each Quarter Date thereafter:	1.00:1

(b)	Interest Coverage Ratio: The Interest Coverage Ratio in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period expiring	Column 2 Ratio
31 March 2009	2.30:1

30 June 2009	2.35:1

30 September 2009	2.35:1

31 December 2009	2.45:1

31 March 2010	2.50:1

30 June 2010	2.60:1

30 September 2010	2.65:1

31 December 2010	2.85:1

31 March 2011	2.95:1

30 June 2011	3.05:1

30 September 2011	3.20:1

Column 1 Relevant Period expiring	Column 2 Ratio
31 December 2011	3.40:1

31 March 2012	3.65:1

30 June 2012	3.90:1

30 September 2012	4.25:1

31 December 2012	4.70:1

Each Quarter Date thereafter	5.00:1

(c)	Fixed Charge Coverage Ratio: The Fixed Charge Coverage Ratio in respect of each Relevant Period will not be less than 1.00:1.

(d)	Capital Expenditure: The aggregate Capital Expenditure of the Group in respect of any Financial Year specified in column 1 below shall not exceed the amount set out in column 2 below opposite that Financial Year.

Column 1 Financial Year	Column 2 Maximum Expenditure
ending 31 December 2008	30,650,000

ending 31 December 2009	21,250,000

ending 31 December 2010	18,750,000

ending 31 December 2011	18,750,000

ending 31 December 2012	18,750,000

ending 31 December 2013	18,750,000

ending 31 December 2014	18,750,000

ending 31 December 2015	18,750,000

ending 31 December 2016	18,750,000

provided that:

(i)	if in any Financial Year (the “Original Financial Year”) the amount of the actual Capital Expenditure during that Original Financial Year is less than the maximum amount permitted for that Original Financial Year (the difference being referred to below as the “Unused Amount”), then the maximum expenditure amount set out in column 2 above for the immediately following Financial Year (the “Carry Forward Year”) shall be increased by an amount (the “Permitted Carry Forward Amount”) equal to 100 per cent. of the Unused Amount. For the avoidance of doubt, the Permitted Carry Forward Amount shall apply in the Carry Forward Year only and shall not apply in any subsequent Financial Years; and

(ii)	in any Carry Forward Year, the original amount specified in column 2 above shall be treated as having been incurred prior to any Permitted Carry Forward Amount carried forward into that Carry Forward Year.

27.3	Financial testing

(a)	The financial covenants set out in Clause 27.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the consolidated financial statements of the Group delivered pursuant to Clause 26.2 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 26.3 (Provision and contents of Compliance Certificate). The first test in respect of the financial covenant in paragraphs (a) and (b) of Clause 27.2 (Financial condition) shall be for the Financial Quarter ending 31 March 2009 and the first test in respect of the financial covenant in paragraph (c) of Clause 27.2 (Financial condition) shall be for the period from the Closing Date to 31 March 2009.

(b)	For the purposes of calculating Consolidated Total Net Finance Charges for each of the Relevant Periods ending on a date which is less than 12 Months after the Closing Date, Consolidated Total Net Finance Charges shall be calculated by reference to the actual amount of Consolidated Total Net Finance Charges as disclosed in the financial statements and/or Compliance Certificates for the period from the Closing Date to the relevant Quarter Date at the end of such Relevant Period divided by the number of days from the Closing Date to such Quarter Date and multiplied by 365.

28.	GENERAL UNDERTAKINGS

The undertakings in this Clause 28 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

28.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply, following written request by the Facility Agent, certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)	enable it or any On-Loan Obligor to perform its obligations under the Finance Documents;

(B)	ensure, subject to the Legal Reservations, the legality, validity, enforceability or admissibility in evidence of any Finance Document or Acquisition Document; and

(C)	carry on its business or the business of any On-Loan Obligor where failure to do so has or would have a Material Adverse Effect.

(b)	Subject to the Agreed Security Principles, the Company shall ensure that all filings and registrations are made promptly and in any event before the final date on which it is necessary to carry out any such filing or registration in order to achieve the relevant perfection, protection or priority of any Finance Document.

28.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject (including without limitation the US Foreign Corrupt Practices Act of 1977, as amended) to the extent that failure so to comply has or would have a Material Adverse Effect.

28.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

to the extent that failure to do so has or would have a Material Adverse Effect.

28.4	Environmental claims

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which would be reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or would have a Material Adverse Effect.

28.5	Litigation

Each Obligor shall (through the Company), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any litigation, arbitration or other judicial proceeding (other than an Environmental Claim) against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which would be reasonably likely to result in any litigation, arbitration or other judicial proceeding (other than an Environmental Claim) being commenced or threatened against any member of the Group, where any such proceeding, if determined against that member of the Group, has or would have a Material Adverse Effect.

28.6	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed (including any applicable grace period) without incurring material penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 26.2 (Financial statements); and

(iii)	failure to pay those Taxes does not have a Material Adverse Effect.

(b)	No member of the Group may knowingly change its residence for Tax purposes.

Restrictions on business focus

28.7	Merger and Demerger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any Reorganisation other than a Permitted Reorganisation.

28.8	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target Group at the Signing Date.

28.9	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or other ownership interests or a business or undertaking (or, in each case, any interest in any of them) or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of an company, or shares, securities (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Joint Venture Investment permitted under Clause 28.10 (Joint ventures).

28.10	Joint ventures

(a)	Except as provided in paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Subject to the conditions set out in paragraph (c) below, paragraph (a) above does not apply to any investment in any joint venture (a “Permitted Joint Venture”) where:

(i)	the Joint Venture carries on similar business or is a business similar to one currently undertaken by a member of the Group; and

(ii)	the Joint Venture is a limited liability company or the investment is made through a special purpose company which is itself a limited liability company.

(c)	The conditions referred to in paragraph (b) above are that the aggregate amount of the Joint Venture Investments (as defined below) does not exceed:

(i)	$7,500,000 in any annual Financial Year, and

(ii)	$25,000,000 during the life of the Facilities,

and the relevant Obligor(s) has or have ownership and control of at least 50% of the Joint Venture.

(d)	The “Joint Venture Investment” the purpose of paragraph (c) above means, in relation to any Joint Venture, the aggregate of the:

(i)	amount subscribed for shares in or used to acquire an interest in, lent to, or otherwise invested in that Joint Venture by any member of the Group;

(ii)	actual or contingent liability of any member of the Group in respect of the liabilities, of or otherwise arising directly out of its interest in, that Joint Venture;

(iii)	fair market value of any asset disposed of to the Permitted Joint Venture pursuant to paragraph (g) of the definition of “Permitted Disposal”; and

(iv)	maximum contingent liability under any Permitted Guarantee pursuant to paragraph (f) of the definition of “Permitted Guarantee”,

for the purposes of this paragraph (d):

(A)	a loan to a Joint Venture which constitutes a Joint Venture Investment under paragraph (c) above to the extent subsequently repaid shall be deemed not to have been made; and

(B)	a loan to a Joint Venture made to fund a dividend by that Joint Venture shall be deemed not to have been made to the extent that such dividend is promptly paid to the members of the Group making that loan.

28.11	Holding Company

(a)	Neither the Company nor the Senior Borrower shall trade, carry on any business, own any assets or incur any liabilities except for:

(i)	the provision of administrative services (excluding treasury services except as required by Clause 28.33 (Cash management)) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(ii)	ownership of shares in, and loans due from, its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security;

(iii)	any liabilities under the Transaction Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company;

(iv)	its rights under any of the Transaction Documents to which it is a party and its claims against any provider of a Report;

(v)	any liabilities in respect of Acquisition Costs;

(vi)	liabilities in respect of Advisory Fees and Monitoring Fees; and

(vii)	any Permitted Loans to the extent necessary to make Permitted Payments.

28.12	Senior Borrower

(a)	The Senior Borrower must:

(i)	maintain its own books, records, financial statements and accounts in each case that are separate and apart from the books, records, financial statements and accounts for any other entity and maintain adequate capital in light of its contemplated business operations;

(ii)	hold regular meetings, as appropriate, to conduct its business and observe all required corporate formalities and record keeping;

(iii)	hold itself out as being a legal entity, separate and apart from any other entity and conduct its business and hold its assets in its own name and use separate stationery, invoice and cheques;

(iv)	pay its obligations and expenses from its own funds and allocate and charge reasonably and fairly any overhead shared with affiliates and maintain an arm’s length relationship with its Affiliates; and

(v)	correct any known misunderstandings regarding its separate identity.

(b)	The Senior Borrower must not commingle its assets or funds with those of any other entity.

(c)	The Senior Borrower may not have any assets or liabilities in the United States of America and, without limiting the generality of the foregoing, may not have any bank, brokerage or other accounts with any person in the United States of America.

28.13	Preservation of assets

Each Obligor shall (and the Company shall ensure that each Material Company will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so has or would have a Material Adverse Effect.

Restrictions on dealing with assets and Security

28.14	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedging Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

28.15	Negative pledge

In this Clause 28.15, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and shall ensure that none of its Subsidiaries will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and shall ensure that none of its Subsidiaries will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.

28.16	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including, without limitation, any receivable).

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or which is a Permitted Receivables Financing.

28.17	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) enter into any transaction with any person except on arm’s length terms.

(b)	The following transactions shall not be a breach of this Clause 28.17:

(i)	intra-Group loans permitted under Clause 28.18 (Loans or credit);

(ii)	any Permitted Payments;

(iii)	any Investor Debt; and

(iv)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or included in the Funds Flow Statement or as may otherwise be agreed by the Facility Agent (acting reasonably).

Restrictions on movement of cash – cash out

28.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan, Permitted Payment or Permitted Guarantee.

28.19	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is a Permitted Guarantee.

28.20	Dividends and share redemption

Until the Facilities are repaid in full, the Company shall not (and will ensure that no other member of the Group will):

(a)	declare, make or pay directly or indirectly any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) (together, a “Dividend”);

(b)	repay or distribute any Dividend or share premium reserve;

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Company; or

(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so (other than to repay or service to the extent necessary, the Facilities).

28.21	Investor Debt

Except as permitted under the Intercreditor Deed, the Company shall not (and will ensure that no other member of the Group will):

(a)	repay or prepay any principal amount (or capitalised interest) outstanding under any loan facility or other financial arrangement which is (or is expressed in the Intercreditor Deed to be) subordinated in right of payment to any Loan;

(b)	pay any interest, fee or charge accrued or due under the Loan Note Instrument, any Shareholder Loan or any intercompany loan; or

(c)	purchase, redeem, defease or discharge any amount outstanding under any such arrangement.

28.22	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

Restrictions on movement of cash – cash in

28.23	Share capital

No Obligor shall (and the Company shall ensure that no member of the Group will) issue share capital to any person except pursuant to a Permitted Share Issue or Permitted Transaction.

28.24	On-Loan Finance Documents

(a)	No Obligor will amend, vary, novate, supplement, supersede, waive or terminate (or agree to any thereof) any On-Loan Finance Document without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

(b)	The Senior Borrower will preserve and enforce its rights and pursue any claims and remedies arising under the On-Loan Finance Documents except to the extent consented to by the Facility Agent (acting on the instructions of the Majority Lenders), and while an Event of Default is continuing hereunder, the Original Obligor will take such actions (or omit to take such actions) in relation to the On-Loan Finance Documents as reasonably required by the Facility Agent.

(c)	The Senior Borrower will not make any Utilisation hereunder unless the proceeds of such Utilisation are:

(i)	to be made available to one or more On-Loan Borrower under the terms of the On-Loan Facility Agreement on the relevant Utilisation Date; or

(ii)	to be used for one of the purposes specified in paragraph (a)(i) of Clause 3.1 (Purpose).

Miscellaneous

28.25	Insurance

(a)	Each Obligor shall (and shall ensure that each of its Material Subsidiaries will) maintain insurances on and in relation to its business and assets against:

(i)	those risks and to the extent (and at levels) as is usual for prudent companies carrying on the same or substantially similar business in Russia; and

(ii)	those risks required by applicable law.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

(c)	Each Obligor shall (and the Company shall ensure that each member of the Group will) promptly pay premiums and do all things necessary to maintain insurances required to be maintained by it pursuant to this Clause 28.25.

28.26	Pensions

(a)	The Company shall ensure that all pension schemes operated by or maintained for the benefit of any and/or all members of the Group comply with all material laws and contracts relating to any of its pension schemes where failure so to comply would have a Material Adverse Effect.

(b)	The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are maintained and funded to at least the extent required by material local law and regulation that no action or omission is taken by any member of the Group in relation to such a pension scheme which would have a Material Adverse Effect.

(c)	The Company shall ensure that, save as required by applicable law, no member of the Group establishes, participates in or operates any defined benefit occupational pension scheme which would have a Material Adverse Effect.

28.27	Access

If an Event of Default is continuing or the Facility Agent reasonably suspects an Event of Default is continuing or is reasonably likely to occur, each Obligor shall, and the Company shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Facility Agent reasonably suspects an Event of Default is continuing or is reasonably likely to occur) permit the Facility Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Facility Agent or Security Agent (the “Investigating Persons”) access during normal business hours on notice at the risk and cost of the Obligor or Company to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management of the Company, provided that if no Event of Default is found to be outstanding, the cost of such investigations conducted by the Investigating Persons shall be borne by the Lenders.

28.28	Intellectual Property

(a)	Except as permitted under paragraph (b) below, each Obligor shall (and shall ensure that each of its Subsidiaries will):

(i)	preserve and maintain the subsistence and validity of the Material Intellectual Property of the relevant member of the Group;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the Material Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain the Material Intellectual Property in full force and effect and record its interest in that Material Intellectual Property;

(iv)	subject to paragraphs (i) and (ii) above, not use or permit the Material Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Material Intellectual Property which may materially and adversely affect the existence or value of the Material Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of the Material Intellectual Property,

where failure to do so, in the case of paragraphs (i), (ii) and (iii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation, would have a Material Adverse Effect.

(b)	Nothing in this Agreement shall prohibit any member of the Group from:

(i)	licensing its Intellectual Property to other members of the Group on an arm’s length basis or, on non-arm’s length terms in the ordinary course of trading between members of the Group; or

(ii)	licensing its Intellectual Property to third parties on an arm’s length basis and on normal commercial terms.

28.29	Documents

(a)	No Obligor shall (and the Company shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of any Transaction Document or enter into any agreement with any shareholders of the Company or any of their Affiliates which is not a member of the Group to the extent that doing so would have a Material Adverse Effect or would materially adversely affect the interests of the Finance Parties under the Finance Documents.

(b)	The Company shall promptly supply to the Facility Agent a copy of any document relating to any of the matters referred to in paragraph (a) above.

28.30	Treasury Transactions

(a)	No Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(i)	the hedging transactions contemplated by the Hedging Letter or Hedging Agreements;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(iii)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

(b)	The Company shall ensure that all currency and interest rate hedging arrangements contemplated by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are:

(i)	entered into within 90 days of the Signing Date; and

(ii)	not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Agreements) as permitted by the Intercreditor Deed.

28.31	Constitutional Documents

No Obligor will and each Obligor will procure that none of its Subsidiaries will agree to any amendment of its Constitutional Documents that would or could reasonably be expected to have a Material Adverse Effect.

28.32	Anti-money laundering

No Obligor will (and the Company shall ensure that no member of the Group will) fund all or part of any payment under a Finance Document out of proceeds derived from any unlawful activity which would result in any violation of any applicable anti-money laundering law or regulation.

28.33	Cash management

(a)	Subject to paragraph (b) below, the Company shall ensure that within 120 days of the Funding Date and at all times thereafter the Cash Balance of the Group is held in bank accounts of the Group (other than the Company) with a Finance Party and that such bank accounts are subject to valid Security (in accordance with the Agreed Security Principles) under the Transaction Documents. For the purposes of this Clause 28.33 “Cash Balance” shall mean cash or Cash Equivalent Investments of a member of the Group greater than required for its projected cashflow requirements for the next 180 days.

(b)	No Obligor shall be obliged at any time to procure that a Subsidiary transfer any Cash Balance under paragraph (a) above:

(i)	at a time when to do so would cause the Obligor or the Subsidiary (despite that person using all reasonable effects to avoid the relevant Tax liability) to incur a material Tax liability;

(ii)	if (despite using all reasonable efforts to avoid the breach or result) to do so would breach any applicable law or result in personal liability for the Obligor or the Subsidiary or any of such person’s directors or management; or

(iii)	if it involves an amount which is less than $1,000,000 (or its equivalent) for each such Subsidiary.

(c)	The Company shall ensure that, to the extent that the aggregate Cash Balance held by members of the Group in bank accounts in Russia exceeds $5,000,000 (or the equivalent in any other currency or currencies) for a period of 20 consecutive Business Days, such excess shall be immediately transferred to an account in the name of the Company or other member of the Group which is (A) with an Acceptable Bank, (B) held outside of Russia and (C) subject to Transaction Security in accordance with the Agreed Security Principles.

28.34	Guarantors

(a)	Subject to paragraph (b) below, the Company shall ensure that no later than the date falling 90 days after the Signing Date that (i) all Material Subsidiaries shall be Guarantors or On-Loan Guarantors and (ii) the aggregate revenues, EBITDA and gross assets of the Guarantors and On-Loan Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) exceeds 85 per cent. of consolidated revenues, Consolidated EBITDA or gross assets, respectively, of the Group (the “Guarantor Coverage Test”) such calculations to be made according to the latest audited financial statements of the Company.

(b)	If, by reason only of the operation of the Agreed Security Principles, the Company cannot satisfy the requirements of paragraph (a) above, the Company shall supply details satisfactory to the Facility Agent (acting reasonably) of the affected Subsidiary or Subsidiaries resulting in such inability to satisfy such requirement, and the revenues, assets and EBITDA of the affected Subsidiary shall not be included in the revenues, assets and EBITDA of the Group for the purposes of paragraph (a) above.

28.35	Centre of Main Interest

No Obligor shall, without the prior written consent of the Facility Agent, change its Centre of Main Interest.

28.36	Dormant Subsidiaries

No Obligor shall (and the Company shall ensure that no member of the Group will) cause or permit any member of the Group which is a Dormant Subsidiary to commence trading or cease to satisfy criteria for a Dormant Subsidiary unless such Dormant Subsidiary becomes an Additional Guarantor in accordance with Clause 31.2 (Additional Guarantors).

28.37	Acquisition Agreement

(a)	The Company will (and will procure that any other relevant member of the Group will) promptly pay all amounts payable to the Vendors under the Acquisition Agreement as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are made for such payment).

(b)	The Company will (and will procure that any other relevant member of the Group will) take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under the Acquisition Agreement where the directors of the Company believe (acting reasonably and having regard to all relevant circumstances) that the preservation and enforcement of those rights and pursuit of those claims or remedies is commercially advantageous and appropriate.

28.38	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	Subject to the Agreed Security Principles, each Obligor must, on acquiring any asset which:

(i)	would not be immediately and effectively charged by the then existing Transaction Security Documents; and

(ii)	is of a type which is charged by the then existing Transaction Security Documents; or

(iii)	is otherwise material to the business of that Obligor,

execute and deliver to the Security Agent such further or additional Transaction Security Documents in relation to such assets as the Facility Agent (on instruction of the Majority Lenders) may reasonably require and in form and substance satisfactory to them (acting reasonably, but on terms no more onerous than the existing Transaction Security Documents).

28.39	Service contracts

(a)	The Company must ensure that there is in place in respect of each Obligor and each Material Company qualified management with appropriate skills.

(b)	If any of the Senior Management ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under the Service Contracts), the Company must as soon as reasonably practicable thereafter:

(i)	notify the Facility Agent; and

(ii)	after consultation with the Facility Agent (for a period of not more than 2 Business Days) as to the identity of such replacement person, find and appoint an adequately qualified replacement for him or her as promptly as practicable.

(c)	The Company shall ensure that no member of the Group amends, varies, waives, novates, supplements or replaces any term of a Service Contract in a way which is or is reasonably likely to be materially prejudicial to the interests of the Finance Parties.

28.40	Conditions subsequent; Structure Memorandum

(a)	The Company shall ensure that the relevant Obligor(s) shall within 90 days of the Funding Date enter into the Hedging Agreements in accordance with the Hedging Letter.

(b)	The Company shall ensure that:

(i)	on or before the date falling 45 days after the Closing Date, the Facility Agent receives a certificate of the Company (signed by a director of the Company) or of the Group (or signed by the chief financial officer of the Group) certifying that:

(A)

the companies set out in the certificate are all Material Companies and that the aggregate gross assets, aggregate revenue or aggregate EBITDA (as defined in Clause 27 (Financial Covenants)) of such Material Companies (in each case calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) will exceed 85 per cent. of the aggregate gross assets, aggregate revenue or aggregate EBITDA (as defined in Clause 27 (Financial Covenants)) of the Group;

(B)	each member of the Group which is a Dormant Subsidiary as at the Funding Date together with certified copies (certified by such authorised signatory to be a true copy) of the last audited accounts of each such Dormant Subsidiary; and

(ii)	on the Guarantor Accession Date, each of the Company and each other Material Subsidiary to the extent necessary to meet the Guarantor Coverage Test referred to in Clause 28.34 (Guarantors), will become an Additional Guarantor in accordance with Clause 31.2 (Additional Guarantors) and will provide the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) (together with any documents and other evidence contemplated by the Agreed Security Principles) as Security in favour of the Secured Parties to secure the relevant obligations of the Obligors under the Finance Documents.

(c)	Each Obligor must use, and must procure that any other member of the Group that is a potential provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for in the Agreed Security Principles and to provide such Security and fulfil all relevant Perfection Requirements within 90 days of the Funding Date.

(d)	The Company shall procure that, on or before the last Business Day during the Clean-Up Period, the Facility Agent receives (in form and substance satisfactory to the Facility Agent (acting reasonably)) evidence to the satisfaction of the Existing Financial Indebtedness and the discharge of any related Security.

(e)	The Company shall use all reasonable endeavours to procure that the merger of closed joint stock company “Mid-Russian Distilleries” with OOO Perviy Kupazhniy Zavod takes place in accordance with the Structure Memorandum.

(f)	The Company shall ensure that within five Business Days of delivery by the Company to the Vendor of the statement required by the Acquisition Agreement in connection with the payment of an earn-out, an amount of the lesser of:

(i)	the maximum earn-out amount which such statement identifies is liable to be paid under the earn-out provisions of the Acquisition Agreement (the “Earn-Out Amount”); and

(ii)	$25,000,000 plus the amount by which the Available Commitments under the ACR Financing Facility is less than $12,500,000,

shall be deposited in a blocked account with and charged to or otherwise secured in favour of the Security Agent and applied in payment of such Earn-out Amount in accordance with the Acquisition Agreement.

(g)	In addition to the evidence required pursuant to paragraph (d) above, the Company shall, within 5 Business Days following the Funding Date, procure that the lenders of Existing Financial Indebtedness refinanced on or within 2 Business Days after the Funding Date in accordance with the Funds Flow Statement provide written confirmation of such refinancing and/or the Company shall provide (to the extent such confirmations are not available within such time) authenticated SWIFT confirmation from the relevant account banks of payment of the relevant settlement amount(s).

29.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 29 is an Event of Default.

29.1	Non-payment

An Obligor or On-Loan Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

29.2	Financial covenants and other obligations

(a)	Any requirement of Clause 27 (Financial Covenants) is not satisfied provided that no Event of Default in respect of a breach of a financial covenant in Clause 27.2 (Financial condition) will occur if sufficient amounts of additional equity investment are invested in the Company (whether in the form of share capital in accordance with Clause 28.23 (Share capital) or by way of Shareholder Loan in accordance with Clause 28.22 (Financial Indebtedness), in either case an “Equity Investment”) within 10 Business Days of delivery of the financial statements evidencing such failure to comply, provided that the Equity Investments may not be made:

(i)	on more than a total of three occasions during the term of this Agreement;

(ii)	more than once in any Financial Year; and

(iii)	during two successive testing periods.

An amount equal to the Equity Investment shall be used to prepay the Facilities or shall be deemed added (on the first day of the Relevant Period) to the definition of Consolidated Cashflow and Consolidated EBITDA (without double counting) for the Relevant Period and the next three Relevant Periods immediately following thereafter (without double-counting) solely for the purpose of measuring the financial covenants so breached and so if the relevant financial amount(s) were so recalculated, as at the last day of such Relevant Period taking into account such Equity Investment, such covenants would have been complied with when so recalculated.

For the avoidance of doubt, if at the end of any Financial Quarter the requirements of any of the covenants in Clause 27 (Financial Covenants) are not met but as at the end of the next Financial Quarter the requirements of such covenants are complied with, the Event of Default caused by the failure to meet the requirements of such covenant on the first end of a Financial Quarter shall be deemed to have been remedied on the last day of such next Financial Quarter.

(b)	Any requirement of Clause 28.7 (Merger and Demerger), Clause 28.9 (Acquisitions), Clause 28.15 (Negative pledge), Clause 28.16 (Disposals), Clause 28.20 (Dividends and share redemption), Clause 28.22 (Financial Indebtedness), Clause 28.23 (Share capital) or Clause 28.24 (On-Loan Finance Documents) is not satisfied.

29.3	Other obligations

(a)	An Obligor or On-Loan Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 29.1 (Non-payment) and Clause 29.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Facility Agent giving notice to the Company or relevant Obligor or On-Loan Obligor or the Company, an Obligor or an On-Loan Obligor becoming aware of the failure to comply.

29.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or On-Loan Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor or On-Loan Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that incorrectness are capable of remedy and have been remedied within 10 Business Days of the earlier of the Facility Agent giving notice to the Company or relevant Obligor or On-Loan Obligor or the Company or an Obligor or On-Loan Obligor becoming aware thereof.

29.5	Cross-default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group:

(i)	is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(ii)	if repayable on demand, repayment of which (in whole or in part) is demanded.

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 29.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $5,000,000 (or its equivalent in any other currency or currencies).

(f)	For the avoidance of doubt, “Financial Indebtedness” as used in this Clause 29.5 includes Financial Indebtedness of the On-Loan Obligors under the On-Loan Facility Agreement.

29.6	Insolvency

(a)	A Material Company or the Parent is unable or admits inability to pay its debts as they fall due or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Finance Parties under this Agreement) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Material Company is less than its liabilities (taking into account contingent and prospective liabilities) to the extent that such liabilities should be shown on the Balance Sheet of the Material Company under the Accounting Principles.

(c)	A moratorium is declared in respect of any indebtedness of any Material Company. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

29.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company or the Parent other than in connection with a Permitted Reorganisation;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company or the Parent;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Material Company or the Parent or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Company or the Parent,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any such corporate action, legal proceedings or other procedure or step which is stayed or dismissed within 10 Business Days of commencement or, if earlier, the date on which it is advertised.

29.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company or the Parent having an aggregate value of $2,000,000 (or its equivalent) and is not discharged within 10 Business Days.

29.9	Unlawfulness and invalidity

If:

(a)	it is or becomes unlawful for an Obligor or On-Loan Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Deed is or becomes unlawful and (in any such case) this individually or cumulatively materially adversely affects the interests of the Finance Parties under the Finance Documents;

(b)	any material obligation or obligations of any Obligor or On-Loan Obligor under any Finance Documents or any other member of the Group under the Intercreditor Deed are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially adversely affects the interests of the Finance Parties under the Finance Documents; or

(c)	any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Deed ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

29.10	Intercreditor Deed

(a)	Any party to the Intercreditor Deed (other than a Finance Party) fails to comply with the material provisions of, or does not perform its material obligations under, the Intercreditor Deed; or

(b)	a representation or warranty given by that party in the Intercreditor Deed (other than a Finance Party) is incorrect in any material respect (save that in respect of an Obligor, such representation or warranty shall be subject to any applicable grace period set out in Clause 29.4 (Misrepresentation) of this Agreement).

29.11	Cessation of business

Any Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Reorganisation, unless such business is assumed by another member of the Group.

29.12	Change of ownership

(a)	An Obligor or On-Loan Obligor (other than the Company) ceases to be a wholly owned Subsidiary of the Company or, in relation to an Obligor that is not a fully-owned Subsidiary of the Company on the Closing Date, if applicable, ceases to be owned in the same percentage by its Holding Company as it was on the Closing Date; or

(b)	An Obligor or Material Subsidiary ceases to own at least the same percentage of shares in a Material Company as on the Closing Date,

except, in either case, as a result of a disposal which is a Permitted Disposal or a Permitted Reorganisation.

29.13	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Company:

(a)	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;

(b)	on the grounds that they are unable to prepare such financial statements on a going concern basis; or

(c)	otherwise in terms or as to issues which are materially adverse to the interests of the Finance Parties.

29.14	Expropriation

The authority or ability of any Material Company to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Material Company or any of its assets and such curtailment would (taking into account any compensation or payment receivable in respect thereof and the timing thereof and creditworthiness of the person liable to make such compensation or payment) have a Material Adverse Effect.

29.15	Repudiation and rescission of agreements

(a)	An Obligor or any On-Loan Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party (other than a Finance Party) to the Acquisition Agreement, the Equity Documents or the Intercreditor Deed rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is likely to have a Material Adverse Effect on the interests of the Finance Parties under the Finance Documents.

(c)	Any On-Loan Obligor or other member of the Group terminates or purports to terminate the appointment of the On-Loan Facility Agent under the On-Loan Facility Agreement.

29.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which are reasonably likely to be adversely determined and which if adversely determined would have a Material Adverse Effect.

29.17	Judgments and arbitral awards

Any Material Company fails to satisfy any final judgment or arbitral award against it or its assets made by any competent court or tribunal to which it or its assets is or are subject.

29.18	Material adverse change

Any event or series of events (whether related or not) or circumstance occurs which has a Material Adverse Effect.

29.19	Acceleration

At any time after the occurrence of an Event of Default which is then continuing, the Facility Agent may, and will if so directed by the Majority Lenders, by written notice to the Company do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents and without the need for a court declaration:

(a)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(d)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Agent to exercise (subject to the Security Agent being indemnified and/or secured to its satisfaction) any or all of its rights, remedies, powers or discretions under the Finance Documents.

29.20	Ancillary Facilities

On and at any time after the occurrence of an Event of Default which is continuing an Ancillary Lender may (but before notice is served under Clause 29.19 (Acceleration) only if so directed by the Majority Lenders) and will if so directed by the Majority Lenders, by notice to the Company:

(a)	terminate the availability of the Ancillary Facilities, whereupon the Ancillary Facilities shall cease to be available and the relevant Ancillary Lender shall no longer be under any obligation to provide any credit provided for thereunder; and/or

(b)	declare all amounts outstanding under the Ancillary Facilities due and payable whereupon such amounts shall become due and payable together with accrued interest thereon and any other sum then payable under the relevant Ancillary Documents; and/or

(c)	require the provision of cash cover whereupon the Senior Borrower shall immediately provide cash cover in an amount equal to the contingent liability of the Ancillary Lender under all instruments issued under the terms of the relevant Ancillary Facilities; and/or

(d)	terminate any foreign exchange, hedging or other agreement entered into by the Ancillary Lender under the terms of the relevant Ancillary Facilities.

29.21	Certificate of Currency Operation and Transaction Report

If the Certificate of Currency Operation and/or the Transaction Passport and/or Federal Antimonopoly Approval required pursuant to Schedule 2 (Conditions Precedent) are not validly issued or are revoked at any time for any reason.

29.22	Clean-Up Period

(a)	If during the Clean-up Period any event or circumstance occurs with respect to any member of the Target Group which would constitute a Default (the “Relevant Default”) then:

(i)	promptly upon becoming aware of its occurrence, the Company shall notify the Facility Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)	if:

(A)	that Relevant Default was not procured or approved by the Company or any of its direct or indirect Holding Companies; and

(B)	that Relevant Default is capable of remedy and reasonable and prompt steps (as determined by the Facility Agent (acting reasonably)) are being taken to remedy that Relevant Default,

during the Clean-up Period that Relevant Default shall not constitute an Event of Default and the Facility Agent shall not be entitled to give any notice under Clause 29.19 (Acceleration) with respect to that Relevant Default, unless it is a Default pursuant to Clauses 29.6 (Insolvency) 29.7 (Insolvency proceedings) and 29.8 (Creditors’ process) until (if that Relevant Default is then continuing) the earlier of:

(C)	the date falling immediately after the end of the Clean-Up Period; and

(D)	the date (if any) on which a Material Adverse Effect occurs.

(b)	For the avoidance of doubt, paragraph (a) above shall not restrict the Facility Agent’s right to give any notice under Clause 29.19 (Acceleration) with respect to any Default which is not a Relevant Default.

30.	CHANGES TO THE LENDERS

30.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 30, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity (other than, prior to an Event of Default, a Competitor) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that:

(iii)	the transfer or assignment is completed in accordance with the provisions of this Clause 30; and

(iv)	prior to the Syndication Date the Senior Borrower shall have the right to be consulted (for a period of not more than two Business Days) on the identity of potential lenders, the allocation of debt amounts in respect of each Lender’s participation and the amount and distribution of fees unless (A) an Event of Default has occurred and has not been remedied or (B) the transfer is to an Affiliate of the Lender.

(b)	A Lender may sub-participate any or all of its obligations under any Finance Document so long as such Lender remains liable thereunder.

30.2	Conditions of assignment or transfer

(a)	Each assignment or transfer of a Lender’s participation in a Facility shall be:

(i)	in a minimum amount of $2,000,000 unless the assignment or transfer is to an Affiliate (other than, prior to an Event of Default, a Competitor) of such Lender; and

(ii)	such that no Lender (when aggregated with, for this purpose, its Affiliates) at any time holds an aggregate participation of less than $2,000,000.

(b)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility.

(c)	An assignment will only be effective on:

(i)	receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Deed; and

(iii)	the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Lender and the New Lender.

(d)	If:

(i)	a Lender assigns or transfers (either directly or indirectly as a result of a participation arrangement) any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 19 (Tax Gross-up and Indemnities) or Clause 20 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive the lesser of (A) the amount that is due under those Clauses or (B) the amount that the Existing Lender or Lender acting through its previous Facility Office would have received, if the assignment, transfer or change had not occurred. For the avoidance of doubt, each New Lender, assignee and direct or indirect transferee shall be bound by the limitations set forth in Clause 19 (Tax gross-up and Indemnities) including paragraph (f) of Clause 19.2 (Tax gross-up) and Clause 20 (Increased Costs).

(e)	The Obligors shall not be liable to pay any stamp, registration, notarial or similar Taxes or registration or perfection fees and costs that arise on any assignment or transfer made after the Syndication Date.

30.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender, (b) to a Related Fund or (c) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $3,000.

30.4	Limitation of responsibility of Existing Lenders and Security Agent

(a)	Unless expressly agreed to the contrary, neither an Existing Lender, nor the Security Agent makes any representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

30.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 30.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and a proportional part of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, each Mandated Lead Arranger, and each of the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, each Mandated Lead Arranger and each of the Security Agent, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

30.6	Copy of Transfer Certificate to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

30.7	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(iv)	for whose benefit that Lender charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 30.9 (Security Interests over Lenders’ rights); and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Company) any other person,

any information about any Obligor, the Group and the Finance Documents as that Lender or other Finance Party shall consider appropriate if in relation to paragraphs (a)(i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 30.7 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

30.8	Affiliates of Lenders as Hedging Counterparties

(a)	An Affiliate of a Lender which becomes a Hedging Counterparty shall accede to this Agreement and to the Intercreditor Deed by delivery to the Facility Agent of a duly completed accession undertaking in the form required under the Intercreditor Deed.

(b)	Where this Agreement or any other Finance Document imposes an obligation on a Hedging Counterparty and the relevant Hedging Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

30.9	Security Interests over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 30, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(c)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 26.13 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	The Company shall ensure that each member of the Group identified Part 2 of Schedule 2 (Conditions Precedent) as an Additional Guarantor shall become an Additional Guarantor and, subject to the Agreed Security Principles, shall grant the Transaction Security identified opposite the name of that member of the Group in Part 2 of Schedule 2 (Conditions Precedent) on or prior to the Guarantor Accession Date.

(c)	The Company shall promptly notify the Facility Agent and the Security Agent if any member of the Group becomes a Material Subsidiary and within 30 Business Days of the Company determining that such member of the Group is a Material Subsidiary, ensure that the relevant member of the Group will:

(i)	become an Additional Guarantor to the extent required by the Agreed Security Principles; and/or

(ii)	provide the Security contemplated by the Agreed Security Principles, in form and substance satisfactory to the Security Agent, in favour of the Secured Parties to secure (subject to the Agreed Security Principles) all of the obligations of the Obligors under the Transaction Security Documents.

(d)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent or its legal counsel has received or the Facility Agent has waived the requirement to receive all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably).

(e)	The Facility Agent shall notify the Company, the Security Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) or waived the requirement to receive all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

31.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (e) of Clause 25.39 (Times when representations are made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.	ROLE OF THE FACILITY AGENT, THE MANDATED LEAD ARRANGERS, THE ISSUING BANK AND OTHERS

32.1	Appointment of the Facility Agent

(a)	Each Mandated Lead Arranger and each of the Lenders and the Issuing Bank appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Mandated Lead Arranger and each of the Lenders and the Issuing Bank authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Mandated Lead Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

32.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, neither Mandated Lead Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

32.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, any Mandated Lead Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Group

The Facility Agent, the Security Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group whether or not this may or does lead to a conflict with the interests of any of the Finance Parties and may do so without any obligation to account to or disclose such arrangements to the other Finance Parties.

32.6	Rights and discretions

(a)	The Facility Agent and the Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, Authorised Signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 29.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may obtain at the cost of the Obligors such legal or other expert advice or services as it may consider necessary or desirable. The Facility Agent will not be liable to anyone where it has acted in good faith on the opinion or advice of or any information obtained from any lawyer, accountant, architect, engineer, surveyor, broker, consultant, valuer or other expert (including any auditor), whether obtained by the Facility Agent or otherwise whether or not the expert’s liability in respect thereof is limited by a monetary cap or otherwise and whether or not any such opinion, advice or information contains some error or is not authentic.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents. Any opinion, advice or information on which the Facility Agent relies or intends to rely may be sent or communicated by letter, telex message, facsimile transmission, telephone or any other means. The Facility Agent shall not be liable for acting on any opinion, advice or information which is so conveyed, even if the opinion, advice or information contains some error or is not authentic.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, any Mandated Lead Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

32.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the relevant Finance Parties other than the Security Agent.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the relevant Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the relevant Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.8	Responsibility for documentation

None of the Facility Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, any Mandated Lead Arranger, the Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

32.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, none of the Facility Agent, the Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Facility Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Issuing Bank or any Ancillary Lender may rely on this Clause.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or any Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or any Mandated Lead Arranger.

(e)	The Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct and the liability of the Facility Agent under this Agreement is limited to actual pecuniary damages directly resulting from wilful misconduct or gross negligence on the part of the Facility Agent. In no event shall the Facility Agent be liable for any special, indirect, consequential or punitive damages arising from its performance of the Finance Documents, and the other Parties hereto waive and release any claim against the Facility Agent for any such damages, whether or not accrued and whether or not such claim is known or suspected to exist.

32.10	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

32.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates acting through an office in London as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in London).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the acceptance by a successor, of its appointment as successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 32. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

32.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.13	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

32.14	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Facility Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.15	Agent’s management time

Any amount payable to the Facility Agent under Clause 21.3 (Indemnity to the Facility Agent), Clause 23 (Costs and Expenses) and Clause 32.10 (Lenders’ indemnity to the Facility Agent) in connection with or following the occurrence of a Default shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 18 (Fees).

32.16	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each Mandated Lead Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by an Mandated Lead Arranger or Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.18	Role of the Security Agent

(a)	The declaration of trust pursuant to which the Security Agent declares itself trustee of the Transaction Security, for which it will hold on trust for the Finance Parties, is contained in the Intercreditor Deed.

(b)	In acting or otherwise exercising its rights or performing its duties under any of the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Deed and shall seek any necessary instruction or direction from the Facility Agent. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Deed and shall not incur any liability to any Person.

(c)	In the event there is an inconsistency or conflict between the rights, duties, benefits, obligations, protections, immunities or indemnities of the Security Agent (the “Security Agent Provisions”) as contained in this Agreement and/or the Intercreditor Deed, on the one hand, and in any of the other Finance Documents, on the other hand, the Security Agent Provisions contained in this Agreement and/or the Intercreditor Deed shall prevail and apply.

(d)	The Security Agent Provisions contained in the Intercreditor Deed are for the benefit of the Security Agent and shall survive the discharge or termination of the Intercreditor Deed.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (by way of payment, set-off or otherwise) any amount from an Obligor other than in accordance with Clause 35 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.5 (Partial payments).

34.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 35.5 (Partial payments).

34.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 34.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 34.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(c)	This Clause 34 shall not apply to amounts received, paid or recovered by the Security Agent from an Obligor or for which the Security Agent indemnifies itself out of the Charged Property, in each case as contemplated by Clause 21.4 (Indemnity to the Security Agent).

34.6	Ancillary Lenders

(a)	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 29.19 (Acceleration).

(b)	Following service of notice under Clause 29.19 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

35.	PAYMENT MECHANICS

35.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

(c)	Each Party (other than the Facility Agent) shall, in respect of any payment to be made by it to the Facility Agent under this Agreement, procure that the bank through which such payment is to be made shall irrevocably confirm to the Facility Agent by authenticated SWIFT message that it will make such payment. Such authenticated SWIFT message shall be delivered to the Facility Agent (SWIFT address: RZBA AT WW to the attention of Project Finance, or such other SWIFT address as the Facility Agent may notify to the other Parties hereunder) no later than 3:00 p.m. on the Business Day falling immediately prior to the due date of the relevant payment.

35.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

35.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

35.5	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities);

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(i) to (a)(iv) above. If, however, the directions of the Majority Lenders affect the Security Agent’s ranking in paragraph (a) above in an adverse manner, the Security Agent’s prior written consent to such variation shall be required.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

35.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

36.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

37.	NOTICES

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter at the address or fax number shown below or as set out in the Transfer Certificate or Accession Deed by which it becomes a party hereto:

(a)	for the Company at:

Pasalba Ltd.
35 Theklas Lysioti Street
Eagle Star House, 5th Floor
P.C. 3030 Limassol
Cyprus

with a copy to:

Lion Capital LLP
21 Grosvenor Square
London SW1X 7HF
Telefax: +44 20 7201 2222 and +44 20 7681 3887
Attention: James Cocker

with a copy to:

Weil, Gotshal & Manges
One South Place
London EC2M 2WG
Telefax: +44 20 7903 0990
Attention: Michael Nicklin

(b)	for the Facility Agent and Mandated Lead Arrangers:

By fax only (unless otherwise requested by the Facility Agent) to:

Raiffeisen Zentralbank Österreich Aktiengesellschaft
Telefax: +43 1 71707 3022
Attention: Project Finance

(c)	for each Lender:

The address notified to the Facility Agent by such Lender on or prior to the Signing Date or in any relevant Transfer Certificate.

(d)	for the Facility Agent in respect of Transfer Certificates:

Raiffeisen Zentralbank Österreich Aktiengesellschaft
C/o RZB Austria London Branch
10 King William Street
London EC4N 7TW
Telefax: +44 207 933 8022
Attention: Mr Stewart Rafter

(e)	for the Security Agent:

The Law Debenture Trust Corporation p.l.c.
Fifth Floor
100 Wood Street
London
EC2V 7EX
Telefax: +44 20 7606 0643
Attention: The Manager, Commercial Trusts
Trust code: 99434

37.2	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, in each case, if it is expressly marked for the attention of the department or officer identified in Clause 37.1 (Communications in writing) (or any substitute department or officer as specified for this purpose).

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 37.1 (Communications in writing) (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 37.2 will be deemed to have been made or delivered to each of the Obligors, as relevant.

37.3	Notification of address and fax number

Promptly upon receipt of notification of an address, and fax number or change of address or fax number pursuant to Clause 37.1 (Communications in writing) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

37.4	Electronic communication

(a)	Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	As at the Signing Date, the Security Agent has indicated it wishes to give and receive notices and communications by facsimile. It will notify the Facility Agent and the Lenders in writing if it chooses subsequently to accept electronic communications.

(c)	Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

37.5	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i), (c)(ii) or (v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within 10 Business Days.

37.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent or the Security Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or 360 days or otherwise depending on what the Facility Agent determines (acting reasonably) is in accordance with that market practice.

39.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS

41.1	Required consents

(a)	Subject to Clause 41.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

41.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	a reduction in the Margin (other than as set out in the definition of “Margin”) or a reduction in the amount or currency of any payment of principal, interest, fees or commission payable or of any other amount payable to any Lender under the Finance Documents;

(ii)	an increase in any commitment, an extension of any Availability Period or to the scheduled date of payment of any amount under the Finance Documents;

(iii)	a change to the definition of “Majority Lenders” or “Super Majority Lenders” or to this Clause 41 (Amendments and Waivers);

(iv)	a change to the ranking and subordination provided for in the Intercreditor Deed (including any change to any waterfall governing the sharing of recoveries and security proceeds);

(v)	a change to the Senior Borrower or the Guarantors of the Facilities, other than in accordance with Clause 30 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 31 (Changes to the Lenders), Clause 34 (Sharing among the Finance Parties); and

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents,

shall not be made without the prior consent of all of the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, any Mandated Lead Arranger, the Issuing Bank, the Security Agent, any Ancillary Lender or a Hedging Counterparty may not be effected without the consent of the Facility Agent, such Mandated Lead Arranger, the Issuing Bank, the Security Agent, that Ancillary Lender or that Hedging Counterparty.

(c)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Loan, Facility or class of Lenders and which does not materially and adversely affect the rights or interest of Lenders in respect of other Loans, Facilities or another class of Lender, shall only require the consent of the relevant class of Majority Lenders (or the Super Majority Lenders, as the case may be) as if references in this Clause 41.2 to “Lenders” were only to Lenders participating in that Facility or forming part of that affected class.

(d)	Any amendment which relates to the rights of the Lenders to waive prepayment of Facility B under Clause 14.8 (Prepayment elections; Facility B Lender option to decline) shall not be effected without the consent of the Lenders under Facility B.

(e)	The Commitment of any Lender which fails to respond to a request for a waiver or amendment within 20 Business Days (or such longer period as the Company and the Facility Agent may agree) will be excluded from the calculation in determining whether the level of consent required under this Agreement has been obtained.

(f)	Other than as expressly permitted in this Agreement or as required in any Finance Document, any release of:

(i)	security; or

(ii)	a guarantee,

(otherwise than as expressly permitted by this Agreement (which, for the avoidance of doubt, will include a Permitted Reorganisation or a Permitted Disposal) or pursuant to enforcement action) shall require the consent of the Super Majority Lenders.

(g)	Notwithstanding the above, the Facility Agent may determine administrative matters and make technical amendments arising out of manifest error on the face of this Agreement, where such amendments would not prejudice or otherwise be adverse to the position of any Lender, without reference to any Lender.

(h)	In determining whether Lenders, Majority Lenders or Super Majority Lenders have concurred in any direction or consent to any amendment, modification or other change made under the Finance Documents, Commitments of the Company or an Affiliate of the Company shall be disregarded and treated as if they were not outstanding. The Facility Agent may rely on a representation of the Company as to Affiliate holdings of Commitments in agreeing to any direction, waiver or consent, or any amendment, modification or other change to the Finance Documents.

(i)	For the avoidance of doubt, nothing in this Clause 41 (Amendments and Waivers) shall restrict the exercise by the Mandated Lead Arrangers of their flex rights under and in connection with the Flex and Pricing Letter (as defined in the Commitment Letter).

41.3	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)	any Lender becomes a Non-Funding Lender (as defined in paragraph (d) below); or

(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 12.1 (Illegality) or to pay additional amounts pursuant to Clause 20.1 (Increased Costs) or Clause 19.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally; or

it becomes unlawful for a Lender (in its capacity as Issuing Lender) to issue or leave outstanding any Letter of Credit in accordance with Clause 12.2 (Illegality in relation to Issuing Bank),

then the Company may, on not less than 10 Business Days’ prior written notice to the Facility Agent and such Lender, either:

(iv)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Replacement Lender; or

(v)	prepay such Non-Consenting Lender’s or, as the case may be, Non-Funding Lender’s Commitments in the relevant Facility using the proceeds of Equity Investment and/or Retained Excess Cash (to the extent not used for another purpose under this Agreement).

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Lender shall (under this Clause 41.3 or under Clause 12.1 (Illegality)) have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender or Non-Funding Lender such replacement must take place no later than 60 days after the date the Non-Consenting Lender or Non-Funding Lender notifies the Company and the Facility Agent of its failure or refusal to agree to any consent, waiver or amendment to the Finance Documents requested by the Company;

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	in the case of a replacement of a Lender to which an Obligor becomes obliged to pay additional amounts pursuant to Clause 19.2 (Tax gross-up) or Clause 20.1 (Increased Costs) or Clause 12.1 (Illegality) such Obligor shall pay such additional amounts to such Lender prior to such Lender being replaced and the payment of such additional amounts shall be a condition to the replacement of such Lender.

(c)	In the event that:

(i)	the Company or the Facility Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the waiver or amendment in question requires the consent of the Super-Majority Lenders or all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments prior to that reduction) have consented to such waver or amendment, then any Lender who does not and continues not to agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

(d)	Any Lender which fails to participate in a Loan it is obliged to make under this Agreement, or such Lender has given notice to the Facility Agent or the Company that it will not make or that it has disaffirmed or repudiated any obligation to participate in a Loan, shall be deemed a “Non-Funding Lender”.

(e)	For the avoidance of doubt, a request by the Company pursuant to paragraph (a)(i) of Clause 4.3 (Conditions relating to Optional Currencies) shall not be deemed a waiver or amendment for the purposes of Clause 41.1 (Required consents) or this Clause 41.3 (Replacement of Lender).

42.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43.	GOVERNING LAW

This Agreement is governed by English law.

44.	ENFORCEMENT

44.1	Arbitration

Subject to Clause 44.3 (Lender’s Option), 44.4 (Court of England), 44.5 (Waiver of Objection) and 44.7 (Proceedings in Other Jurisdictions), the parties to this Agreement agree that any dispute, controversy or claim (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by arbitration under the Rules of the LCIA (the “Rules”). Save as provided in Clause 44.3 (Lender’s Option), the parties exclude the jurisdiction of the Courts under Sections 45 and 69 of the Arbitration Act 1996.

44.2	Arbitral Tribunal

The arbitral tribunal shall consist of three arbitrators, one of whom shall be nominated by the Claimant(s), one of whom shall be nominated by the Respondent(s) and the third of whom, who shall act as Chairman, shall be nominated by the two party-nominated arbitrators. The parties may nominate and the LCIA may appoint arbitrators from among the nationals of any country, whether or not a party is a national of that country. The seat of arbitration shall be London, England. The language of the arbitration shall be English.

44.3	Lender’s Option

At any time before any Finance Party has nominated an arbitrator to resolve any Dispute or Disputes pursuant to Clause 44.1 (Arbitration), the Facility Agent may elect by notice in writing to the Company that such Dispute(s) be heard by the courts of England or by any other court of competent jurisdiction, as more particularly described in Clause 44.4 (Courts of England) and 44.6 (Proceedings in Other Jurisdictions). If the Facility Agent gives such notice, the Dispute(s) to which such notice refers shall be determined in accordance with 44.4 (Courts of England).

44.4	Courts of England

Each of the Parties other than the Finance Parties irrevocably agrees for the benefit of each of the Finance Parties that if the Facility Agent gives notice pursuant to Clause 44.3 (Lender’s Option), the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings (“Proceedings” ), and to settle any Disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

44.5	Waiver of Objection

Each of the Parties other than the Finance Parties irrevocably waives any objection which it might now or hereafter have to Proceedings being brought or Disputes settled in the courts of England and agrees not to claim that any such court is an inconvenient or inappropriate forum.

44.6	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints Lion Capital LLP as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

44.7	Proceedings in Other Jurisdictions

The submissions to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Finance Parties or any of them to take Proceedings against any of the Parties in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable Law.

44.8	Waiver of Immunity

To the extent that any Party other than a Finance Party may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part 1

The Original Obligors

Name of Original Guarantor	Registration number (or equivalent, if any); Jurisdiction of Incorporation
Pasalba Ltd.	a company incorporated under the laws of Cyprus (corporate identity no. HE 202291) having its registered office at 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus

Latchey Limited	a company incorporated under the laws of Cyprus (corporate identity no. HE 210957) having its registered office at 35 Theklas Lysioti Street, Eagle Star House, 5th Floor, P.C. 3030 Limassol, Cyprus

Part 2

The Original Lenders

Name of Original Lender	Facility A Commitment $	Facility B Commitment $	ACR Financing Facility Commitment $	Revolving Facility Commitment $
Goldman Sachs Credit Partners L.P.	25,000,000	17,500,000	23,750,000	12,500,000
Bank Austria Creditanstalt AG	25,000,000	17,500,000	23,750,000	12,500,000
ING Bank N.V., Dublin Branch	25,000,000	17,500,000	23,750,000	12,500,000
Raiffeisen Zentralbank Österreich AG	25,000,000	17,500,000	23,750,000	12,500,000
Total	100,000,000	70,000,000	95,000,000	50,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part 1

Conditions Precedent to Initial Utilisation under the Facilities

1.	Formalities Certificates

A certificate of each Original Obligor, signed by a director thereof, attaching in relation to the relevant Obligor the following documents, and certifying that each copy document relating to it and delivered by it pursuant to this Part 1 of Schedule 2 has not been amended or superseded as at a date no earlier than the date of delivery of the first Utilisation Request in respect of the Facilities:

(a)	A copy of the Constitutional Documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors or, if applicable, a committee of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph (b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(f)	A certificate of each of Russian Alcohol Group and each other On-Loan Borrower attaching and certifying:

(i)	a copy of the Constitutional Documents including charter (with all amendments) together with certificates confirming its registration;

(ii)	a copy of a resolution of the board of directors or, if applicable, a committee of the board of directors:

(A)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(iii)	if applicable, a copy of a resolution of the board of directors establishing the committee referred to in paragraph (ii) above;

(iv)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (ii) above in relation to the Finance Documents and related documents;

(v)	a copy of the recent Tax Registration Certificate issued by the Russian Federal Tax Service; and

(vi)	an extract from its shareholder register confirming the shareholding of its current shareholders in its charter capital.

2.	Borrowings certificate

A certificate of the Company and Senior Borrower (each signed by a director of the relevant company) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

3.	Transaction Documents

(a)	A copy of each of the Transaction Documents (other than the Finance documents and the Constitutional Documents), each executed by the parties to those documents.

(b)	A certificate of the Company (signed by a director) certifying that:

(i)	each of the matters specified in Clause 3 (Conditions) and Schedule 5 (Closing Transactions) of the Acquisition Agreement has been satisfied or waived;

(ii)	the Company is not entitled to terminate any Acquisition Document or refuse to complete the Acquisitions and no provision of any Acquisition Document relating to the amount or timing of any payment of any part of the acquisition consideration for any Acquisition has been amended, varied, novated, supplemented, superseded, waived or terminated, and no other provision thereof has been amended, varied, novated, supplemented, superseded, waived or terminated (other than, in the case of such other provisions, amendments and waivers which are not material and adverse to the interests of the Finance Parties under the Finance Documents) except with the consent of the Facility Agent;

(iii)	the Company is not aware, based on reasonable enquiries, of any fact or circumstance which it reasonably expects may result in a material breach of any warranty or any claim under any Acquisition Agreement;

(iv)	the Shareholders’ Agreements, Subscription Agreements and the agreements relating to the Structural Intra-Group Loans are in full force and effect;

(v)	the Investors or, as the case may be, Luxco I, have subscribed for a total of not less than 40 per cent. of the total the funding for the Acquisition (but excluding the Revolving Facility and (to the extent undrawn on the Funding Date) the ACR Financing Facility, but including costs and expenses and the Facilities in the form of ordinary shares, loan notes and/or intercompany loans in or to Luxco I or, as the case may be, in or to the Company as required by the Equity Documents and such ordinary shares and loan notes subscribed for have been issued fully paid and such Intercompany Loans have been fully funded;

(vi)	as a result of the above subscriptions and/or subordinated loans the Company has the sum available to it of a sufficient dollar amount (as required by the Funds Flow Statement) which will, simultaneously with first Utilisation under this Agreement, be applied in accordance with the Funds Flow Statement and the Structure Memorandum;

(vii)	a utilisation request requesting the advance of the On-Loan Facility (of an equal dollar amount to the Funding Date Utilisation(s)) on or before the Funding Date has been issued by the On-Loan Borrowers;

(viii)	as a result of the above subscriptions and/or subordinated loans and/or as a result of the utilisations requested under the On-Loan, referred to above:

(A)	Russian Alcohol Group has or will have the sum available to it of of a sufficient dollar amount (as required by the Funds Flow Statement) which will, simultaneously with first Utilisation under this Agreement, be applied in accordance with the Funds Flow Statement and the Structure Memorandum;

(B)	Sub-Holdco has or will have the sum available to it of of a sufficient dollar amount (as required by the Funds Flow Statement) which will, simultaneously with first Utilisation under this Agreement, be applied in accordance with the Funds Flow Statement and the Structure Memorandum; and

(C)	the Target Group will be able to refinance outstanding Financial Indebtedness (other than Permitted Financial Indebtedness) as identified in the PwC Financial Report and/or the Funds Flow Statement; and

(ix)	Russian Alcohol Group, Topaz and Sibirsky are solvent.

(c)	A certificate of the On-Loan Facility Agent (as defined in the Intercreditor Deed) stating that the conditions precedent to the initial advance under the On-Loan Facility Agreement have been satisfied or waived.

4.	Finance Documents

Each of the following documents executed by all parties to them (other than the Finance Parties):

(a)	This Agreement.

(b)	The Intercreditor Deed and the Investor Side Letter.

(c)	The Fee Letters.

(d)	An amended and restated Flex and Pricing Letter (as defined in the Commitment Letter).

(e)	Copies of the agreements in respect of Structural Intra-Group Loans executed by the parties thereto.

(f)	A letter between the Facility Agent and the Company in the agreed form dated on or before the Signing Date (and executed by the Company) describing the hedging arrangements to be entered into in respect of the foreign exchange and interest rate liabilities of the Senior Borrower of the Term Facilities under this Agreement (the “Hedging Letter”).

(g)	At least two originals of the Transaction Security Documents listed in (A) of Part 2 of this Schedule 2 executed by the Obligor specified opposite the relevant Transaction Security Document.

(h)	A copy of all notices required to be sent under such Transaction Security Documents executed by the relevant Obligor and duly acknowledged by the addressee where required by such Transaction Security Document.

(i)	A copy (or, in the case of any company incorporated in Cyprus, originals) of all share certificates (if issued), transfers and stock transfer forms or equivalent duly executed by the relevant Obligor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security and documents of title and any other documents to be provided under the Transaction Security Documents.

(j)	Undertaking from the registrar of Russian Alcohol Group to register the pledge in favour of the On-Loan Lender on transfer of the shares to the ownership of the Company.

(l)	A list of land and buildings to be the subject of Transaction Security in accordance with Schedule 11 (Agreed Security Principles).

5.	Other Finance Documents

Each of the following documents executed by all parties to them (other than the Finance Parties):

(a)	the On-Loan Facility Agreement;

(b)	the Definitions and Schedules Deed; and

(c)	the Guarantee and Deed of Covenants.

6.	Contracts

Written acknowledgement in the agreed form executed by the Vendor under the Acquisition Agreement acknowledging the Transaction Security over the Acquisition Agreement.

7.	Legal opinions

The following legal opinions, each addressed to the Facility Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons to become Lenders pursuant to the primary syndication of the Facilities:

(a)	A legal opinion of White & Case LLP, London, legal advisers to the Facility Agent and the Mandated Lead Arrangers as to English law.

(b)	A legal opinion of the following legal advisers to the Facility Agent and the Mandated Lead Arrangers:

(i)	White & Case LLP, Moscow as to Russian law;

(ii)	Antis Triantafyllides & Sons as to Cyprus law;

(iii)	Arendt Medernach as to Luxembourg law; and

(iv)	Mourant as to Guernsey law; and

(v)	Binder Grösswang as to Austrian law.

8.	Other documents and evidence

(a)	Evidence that the Overfunded Amount has been deposited in the Overfunding Account.

(b)	Evidence that any process agent referred to in Clause 44.5 (Service of process), if not an Original Obligor, has accepted its appointment.

(c)	The Group Structure Chart which shows the Group.

(d)	The Base Case Model.

(e)	The Reports and, in each case, a letter of reliance addressed to the Finance Parties from each of the authors of the Reports (other than the market report by Bain and Company).

(f)	Each of the Company and the Senior Borrower has opened an account with Raiffeisen Zentralbank Österreich AG which account is subject to the Transaction Security.

(g)	Each On-Loan Borrower (other than Sub-Holdco) shall have opened a bank account with ZAO Raiffeisenbank in Moscow and evidence that each such On-Loan Borrower shall have received a “Certificate of Currency Operation” and “Transaction Passport” and shall have irrevocably instructed ZAO Raiffeisenbank to transfer the funds therein to that On-Loan Borrower’s account referred to in paragraph (f) above forthwith upon receipt of such amounts.

(h)	A copy of a notification filed by each On-Loan Borrower (other than Sub-Holdco) with the Russian tax authorities with respect to the opening of its accounts with ZAO Raiffeisenbank.

(i)	An original of the MDM Discharge Letter.

(j)	A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements of each Obligor.

(k)	Evidence that all Security affecting the Target Group other than Permitted Security have been released (or will be released upon payment of the consideration for the Acquisition).

(l)	A copy of the shareholders’ register of each Original Obligor.

(m)	Evidence that the fees, costs and expenses then due from the Company or the Company pursuant to the Fee Letters or to Clause 18 (Fees), Clause 19.5 (Stamp taxes) and Clause 23 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

(n)	The Funds Flow Statement in a form agreed by the Company and the Facility Agent detailing the proposed movement of funds on or before the Closing Date and the Funding Date in accordance with the Structure Memorandum.

(o)	A Certificate of the Company (signed by a director) detailing the estimated Acquisition Costs.

(p)	Duly completed Utilisation Requests relating to any Utilisations to be made on the Funding Date under the Facilities.

(q)	Federal Antimonopoly Service approval and any other governmental and corporate approvals in Russia or any other relevant jurisdiction required to complete the acquisition of the Target Group pursuant to the Acquisition Agreement and in respect of the acquisition of the Subsidiaries of the Target Companies by the Group and the movement of funds, all as contemplated by the Structure Memorandum at or prior to the Closing Date.

(r)	A certificate of the Company (signed by a director) identifying the account banks with which they understand the Target Group maintains material operating accounts.

(s)	The “know your client” documentation set out in Schedule 16 (Know your client documentation).

(t)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent notifies the Company 10 Business Days prior to drawdown is necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(u)	Evidence that the Escrow Account is funded with at least $30,000,000 of equity or the proceeds of subordinated Shareholder Loans.

(v)	Evidence that the Company has the benefit of at least $85,000,000 in security for claims against the Vendor under the Acquisition Agreement.

8.	Meeting

A meeting between the management of the Target Group and the Mandated Lead Arrangers.

Part 2

Transaction Security Documents and Security Related Documents

Transaction Security Documents and Security Related Documents to be delivered by the Original Obligors on the Funding Date

Name of Original Obligor	Transaction Security Document
Company Senior Borrower Sub-Holdco	Cyprus law debentures

Company Senior Borrower Sub-Holdco Parent	English law assignments of (or charges over) intercompany loans including (without limitation) the On-Loan and Acquisition Agreement

Parent	Cyprus law pledge of shares of Company

Company	Cyprus law pledge of shares of Sub-Holdco

Company	Russian law pledge of shares of Russian Alcohol Group

Parent	Russian law pledge of shares of Russian Alcohol Group

Company Senior Borrower Sub-Holdco	Pledges/changes over bank accounts

Company	Security over Escrow Agreement

Transaction Security Documents and Security Related Documents to be delivered and perfected by an Additional Obligor (or On-Loan Obligor) on or within 90 days following the Funding Date subject to the terms and conditions of this Agreement including (without limitation) the Agreed Security Principles

Name of Additional (On-Loan) Obligor	Secured Asset	Description of Transaction Security (each to be granted in favour of the Security Agent or the On-Loan Lender, as appropriate)

1. OOO Pervy Kupazhny Zavod

2. ZAO Distillery Topaz

3. OOO Bravo Premium

4. ZAO Sibirsky LVZ

5. OOO Glavspirttrest

6. AUK Holdings Limited

7. Vlaktor Trading Limited

8. ZAO Russian Alcohol Group

9. OOO The Trading House Russian Alcohol

10. Any other Material Subsidiary (either at the date of or after the Signing Date)

	Guarantee	Guarantee of all Secured Liabilities
	Shares	First ranking share pledge/charge/mortgage over all existing and further issued shares of the company Share certificates (if applicable)
	Land and buildings	First ranking fixed mortgage or charges over all material freehold and leasehold
	Receivables and Material Contracts	Pledge of rights under and/or an assignment of Material Contracts and receivables Notices of acknowledgements of pledge/assignment provided by relevant counterparties
	Insurance Policies	Pledge of rights and/or an assignment of all insurance policies Notices of acknowledgements of pledge/assignment provided by relevant counterparties
	Intellectual Property	First ranking charge over all Material Intellectual Property
	Plant and Machinery	First ranking fixed charge over plant and machinery not otherwise captured by mortgage of real estate
Accounts

First ranking fixed security over (non Russian) bank accounts other than operational bank account

First ranking floating security over (non Russian) operational bank account

Direct debit withdrawal rights over Russian bank accounts exercisable upon Declared Default (where applicable)

	General Business	First ranking fixed and floating charge
	Other	Any other security required in accordance with the Agreed Security Principles

Part 3

Conditions precedent required to be

delivered by an Additional Guarantor

1.	An Accession Letter executed by the Additional Guarantor and the Company.

2.	A copy of the constitutional documents of the Additional Guarantor.

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute, deliver and perform the Accession Letter and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	If applicable, a copy of a resolution of the board of directors of the Additional Guarantor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If required under its laws of incorporation, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	If required under its laws of incorporation, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Guarantor approving the terms of the resolution referred to in paragraph 6 above.

8.	A certificate of the Additional Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

9.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part 3 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Letter.

10.	If available, the latest audited consolidated financial statements of the Additional Guarantor.

11.	The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Lenders:

(a)	A legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Lenders prior to signing the Accession Letter.

(b)	If the Additional Guarantor is incorporated in or has its “centre of main interest” or “establishment” (as referred to in Clause 25.29 (Centre of main interests and establishments)) in a jurisdiction other than England and Wales or is executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of its incorporation, “centre of main interest” or “establishment” (as applicable) and/or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Applicable Jurisdiction”) as to the law of the Applicable Jurisdiction and in the form distributed to the Lenders prior to signing the Accession Letter.

12.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 44.5 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

13.	Any security documents which, subject to the Agreed Security Principles, are required by the Facility Agent to be executed by the proposed Additional Guarantor.

14.	Any notices or documents required to be given or executed under the terms of those security documents.

15.	An accession deed to the Intercreditor Deed executed by the Additional Guarantor.

16.	An accession deed in respect of agreements relating to the Structural Intra-Group Loans between members of the Group.

17.	Any Transaction Passport required in connection with the Additional Guarantor’s performance of its obligations under the Finance Documents.

SCHEDULE 3

REQUESTS

Part 1

Utilisation Request

Loans

From:         [Senior Borrower] [Company]*

To:             [Facility Agent]

Dated:

Dear Sirs

Nowdo Limited – Senior Facilities Agreement

dated [—] 2008 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Proposed Utilisation Date: [—] (or, if that is not a Business Day, the next Business Day)

(b)	Facility to be utilised:[Facility A]/[Facility B]/[ACR Financing Facility]/[Uncommitted ACR Facility]/[Revolving Facility]**

(c)	Currency of Loan: [—]

(d)	Amount: [—] or, if less, the Available Facility***

(e)	Interest Period: [—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request. [We confirm that the Structural Leverage Ratio is [—] and the Total Leverage is [—].]

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

Chief Financial Officer [the Company on behalf of the Senior Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Senior Borrower or by the Company.

**	Select the Facility to be utilised and delete references to the other Facilities. After the Funding Date, only the Revolving Facility and ACR Financing Facility may be utilised.

***	If Facility to be utilised is a Term Facility, the amount must be equal to the Available Facility.

Part 2

Utilisation Request

Letters of Credit

From:         [Senior Borrower] [Company]*

To:             [Facility Agent]

Dated:

Dear Sirs

Nowdo Limited - Senior Facilities Agreement

dated [—] 2008 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Issuing Bank: [—]

(b)	Proposed Utilisation Date: [—] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: Revolving Facility

(d)	Currency of Letter of Credit: [—]

(e)	Amount: [—] or, if less, the Available Facility in relation to the Revolving Facility

(f)	Term: [—]

3.	We confirm that each condition specified in paragraph (c) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request. We confirm that Total Leverage is [—].

4.	We attach a copy of the proposed Letter of Credit.

5.	The purpose of this proposed Letter of Credit is [—].

6.	This Utilisation Request is irrevocable.

Yours faithfully,

Chief Financial Officer [The Company on behalf of the Senior Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Senior Borrower or by the Company.

Part 3

Selection Notice

Applicable to a Term Loan

From:         [Senior Borrower] [Company]*

To:             [Facility Agent]

Dated:

Dear Sirs

Nowdo Limited - Senior Facilities Agreement

dated [—] 2008 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Facility [A], [B], [Uncommitted ACR Facility], [ACR Financing Facility] Loan with an Interest Period ending on [—].

3.	We request that the next Interest Period for the above Facility [A], [B], [Uncommitted ACR Facility], [ACR Financing Facility] Loan is [—].

4.	This Selection Notice is irrevocable.

Yours faithfully

Authorised Signatory for
[the Company on behalf of the Borrower] *

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Senior Borrower or the Company.

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	Each Lender that wishes to charge its Mandatory Costs shall calculate the relevant cash amount using a rate (the “Additional Cost Rate”) computed in accordance with the paragraphs set out below.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Lender as follows:

in relation to a sterling Loan:

in relation to a Loan in any currency other than sterling:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 15.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Lender as being the average of the most recent rates of charge supplied by the Reference Banks to the Lender pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

8.	Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	Each Lender shall, if it wishes to charge a Mandatory Cost in respect of a loan inform the Facility Agent of the amount (which shall be expressed in US Dollars) thereof on or before 3.00 p.m. on the Quotation Day of such loan. If a lender fails to specify its cost in compliance with this Schedule or notification thereof is received late, the Facility Agent shall be entitled to assume that the Lender has not incurred any such cost and shall be under no obligation to make a claim therefore on the Senior Borrower.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

KEEP THE ORIGINAL OF THIS DOCUMENT OR ANY CERTIFIED COPIES THEREOF

OUTSIDE THE REPUBLIC OF AUSTRIA. THE TAKING OF THIS DOCUMENT, ANY

CERTIFIED COPY THEREOF OR OF WRITTEN CONFIRMATIONS OR REFERENCES

THERETO INTO THE REPUBLIC OF AUSTRIA AS WELL AS THE PRODUCTION OF SUCH

WRITTEN CONFIRMATIONS OR REFERENCES THERETO (INCLUDING E-MAILS) IN THE

REPUBLIC OF AUSTRIA MAY TRIGGER AUSTRIAN STAMP DUTY.

To:	Raiffeisen Zentralbank Österreich Aktiengesellschaft as Facility Agent
C/o RZB Austria London Branch
10 King William Street
London EC4N 7TW
Telefax: +44 20 7933 8022
Attention: Mr Stewart Rafter

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Nowdo Limited – Senior Facilities Agreement

dated [—] 2008 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 30.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights (including a proportional part of the Transaction Security) and obligations referred to in the Schedule in accordance with Clause 30.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 37.1 (Communications in writing) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 30.4 (Limitation of responsibility of Existing Lenders and Security Agent).

4.	All security in place held by the Security Agent for the Existing Lender’s Commitment shall remain in place but for the benefit of the New Lender.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	We refer to Clause 21 (Changes to the Parties) of the Intercreditor Deed:

(a)	In consideration of the New Lender being accepted as a Lender for the purposes of the Intercreditor Deed (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Deed as a Lender, and undertakes to perform all the obligations expressed in the Intercreditor Deed to be assumed by a Lender and agrees that it shall be bound by all the provisions of the Intercreditor Deed, as if it had been an original party to the Intercreditor Deed, and accordingly that it shall enter into and execute the form of creditor deed of accession attached hereto.

(b)	The undertakings contained in this Transfer Certificate have been entered into on the date stated above.

7.	This Transfer Certificate is governed by English law.

8.	This Transfer Certificate is entered into by deed.

The First Schedule

Commitment/Rights and Obligations to be Transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

The Second Schedule

Form of Creditor Deed of Accession

THIS DEED is made on [—]

BETWEEN:

(1)	[—] (the “New Senior Lender”); and

(2)	[—] in its capacity as Senior Agent under the Intercreditor Deed (as defined below).

RECITALS:

(A)	This Deed is supplemental to an intercreditor deed dated [—] 2008 and made between [—](the “Intercreditor Deed”).

(B)	This Deed has been entered into to record the accession [name of new Lender] as a Senior Lender] to the Intercreditor Deed.

IT IS AGREED as follows:

1.	DEFINITIONS

Words and expressions defined in the Intercreditor Deed have the same meanings when used in this Deed.

2.	ACCESSION OF NEW FINANCE PARTY

2.1	The New Senior Lender hereby agrees with each other person who is or who becomes a party to the Intercreditor Deed in accordance with the terms thereof that with effect from the date hereof, it shall comply with and be bound by the terms of the Intercreditor Deed as if it had originally been a Party as a Senior Lender.

2.2	The New Senior Lender confirms that its address for notices for the purposes of Clause 22 (Notices) of the Intercreditor Deed is as follows:

Address:	[—]

Facsimile:	[—]

Attention of:	[—]

[and that it has appointed [—] and [—] as its process agent for the purpose of service of process pursuant to Clause 29.6 (Service of Process) of the Intercreditor Deed].

2.3	[The Senior Agent for itself and the other parties to the Intercreditor Deed other than the New Senior Lender confirms the acceptance of the New Senior Lender as a Senior Lender and a Finance Party for the purposes of the Intercreditor Deed.

3.	COUNTERPARTS

This Deed may be executed in counterparts and both of those counterparts taken together shall be deemed to constitute one and the same instrument.

4.	GOVERNING LAW

This Deed (and any Dispute or Proceedings of whatever nature arising out of or in any way relating to this Deed) shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Deed has been duly executed and delivered as a Deed on the date first above written.

THE NEW SENIOR LENDER

EXECUTED as a DEED by	)
[Name]	)
acting by [a director and its	)
secretary/two directors]	)

Director

Director/Secretary

THE SENIOR AGENT

EXECUTED as a DEED by	)
[ ]	)

Director:

Director/Secretary:

SCHEDULE 6

FORM OF ACCESSION LETTER

KEEP THE ORIGINAL OF THIS DOCUMENT OR ANY CERTIFIED COPIES THEREOF

OUTSIDE THE REPUBLIC OF AUSTRIA. THE TAKING OF THIS DOCUMENT, ANY

CERTIFIED COPY THEREOF OR OF WRITTEN CONFIRMATIONS OR REFERENCES

THERETO INTO THE REPUBLIC OF AUSTRIA AS WELL AS THE PRODUCTION OF SUCH

WRITTEN CONFIRMATIONS OR REFERENCES THERETO (INCLUDING E-MAILS) IN THE

REPUBLIC OF AUSTRIA MAY TRIGGER AUSTRIAN STAMP DUTY.

To:	Raiffeisen Zentralbank Österreich Aktiengesellschaft
C/o RZB Austria London Branch
10 King William Street
London EC4N 7TW
Telefax: +44 207 933 8022
Attention: Mr Stewart Rafter

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Nowdo Limited – Senior Facilities Agreement

dated [—] 2008 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facilities Agreement, the Intercreditor Deed and the other Finance Documents as an Additional Guarantor pursuant to Clause 31.2 (Additional Guarantors) of the Facilities Agreement and as an [Obligor] [and] [—] pursuant to Clause 25 of the Intercreditor Deed. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [—] [Subsidiary] is aware that the guarantee is for all present and future obligations of the Senior Borrower as provided in Clause 24.5 (Guarantor Intent) of the Facilities Agreement.

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

This Accession Letter is entered into by deed.

[Company]	[Subsidiary]

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:       [—] as Facility Agent

From:   [Company]

Dated:

Dear Sirs

Nowdo Limited – Senior Facilities Agreement

dated [—] 2008 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of covenants to be certified].

[We confirm that Total Leverage is [—]:1 and that, therefore, the Facility A Margin should be [—] per cent., the Facility B Margin should be [—] per cent., the ACR Financing Facility [—] the Revolving Facility Margin should be [—] per cent.]

3.	[We confirm that no Default is continuing.]

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facilities Agreement: [—].]

5.	We confirm that the aggregate revenues, EBITDA and gross assets of the Guarantors (calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) exceeds 85 per cent. of the revenues, EBITDA and gross assets of the Group, taken as a whole .

Signed
	Director of Company	Director of Company

[Insert confirmation by Auditors]

for and on behalf of

[name of Auditors of the Company]**

*	If this statement cannot be made, the certificate should identify any Default that is continuing, and the steps, if any, being taken to remedy it.
**	Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors.

SCHEDULE 8

LMA FORM OF CONFIDENTIALITY UNDERTAKING

Re:	Senior Facilities made available pursuant to the Senor Facilities Agreement dated [—] 2008 between, inter alios, Pasalba Limited as the Company, Raiffeisen Zentralbank Österreich AG as Facility Agent and The Law Debenture Trust Corporation plc (the “Facilities”)

Senior Borrower:	(the “Senior Borrower”)

Amount:

Agent:

Date:

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information and to prevent front-running of the Facilities, by your signature of a copy of this letter you agree as follows:

(A)	CONFIDENTIALITY

1.	Confidentiality Undertaking

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph A3 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone except as provided for by paragraph A3 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)	to use the Confidential Information only for the Permitted Purpose; and

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph A3(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	Representation

By entering into this letter, you represent and warrant as at the date of this letter that you are not a Competitor.

3.	Permitted Disclosure

We agree that you may disclose Confidential Information and those matters referred to in paragraph 1(b) above:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Senior Borrower.

4.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law and except where disclosure is to be made to any competent supervisory or regulatory body during the ordinary course of its supervisory or regulatory function over you) to inform us of the full circumstances of any disclosure under paragraph A3(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

5.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph A3(b) above.

6.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment or otherwise) a direct interest in the Facilities; and (b) eighteen months from the date of this letter.

7.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)

neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

8.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

9.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

10.	Nature of Undertakings

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Senior Borrower and each other member of the Group.

(B)	FRONT RUNNING - PARTICIPANT

No Front Running Undertaking

You acknowledge and agree that:

(a)	you will not, and you will procure that no other member of the Participant Group will engage in any Front Running;

(b)	if you or any other member of the Participant Group engages in any Front Running we may suffer loss or damage and your position in future financings with us and the Senior Borrower may be prejudiced;

(c)	if you or any other member of the Participant Group engages in any Front Running we retain the right not to allocate to you a commitment under the Facilities;

(d)	Any arrangement, front-end or similar fee which may be payable to you in connection with the Facilities is only payable on condition that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter. This condition is in addition to any other conditions agreed between us in relation to your entitlement to any such fee.

(e)	you confirm that neither you nor any other member of the Participant Group has engaged in any Front Running.

When you sign the Facility Agreement and any transfer document under the Facility Agreement (in the case of any transfer document, only if signed within three months after the close of primary syndication), you will, if we so request, confirm to us in writing that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter.

(C)	FRONT RUNNING - ARRANGER

No Front Running Undertaking

On our receipt of a copy of this letter signed by you, we acknowledge and agree that:

(a)	we will not, and we will procure that no other member of the Mandated Lead Arranger Group will engage in any Front Running;

(b)	if we or any other member of the Mandated Lead Arranger Group engages in any Front Running you may suffer loss or damage.

(D)	MISCELLANEOUS

1.	Third party rights

(a)	Subject to paragraph A6 and paragraph A9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

2.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

3.	Definitions

In this letter (including the acknowledgement set out below):

“Mandated Lead Arranger Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985) and each of our or their directors, officers and employees (including any sales and trading teams) provided that when used in this letter in respect of an Mandated Lead Arranger it applies severally only in respect of that Mandated Lead Arranger, each of that Mandated Lead Arranger’s holding companies and subsidiaries, each subsidiary of each of its holding companies and each director, officer and employee (including any sales and trading teams) of that Mandated Lead Arranger or any of the foregoing and not, for the avoidance of doubt, those of another Mandated Lead Arranger.

“close of primary syndication” means the time we notify the parties participating as lenders of record in primary syndication as to the allocation of commitments relating to the Facilities.

“Competitor” means any person (including a person acting as agent for such person):

(a)	(i)	whose primary business in the ordinary course of trading is the provision, manufacture and sale of spirits and long drinks; and

	(ii)	which is in direct competition with any member of the Group in any of the fields described in paragraph (i) above and in any market in which a member of the Group carries on its business; or

(b)	which holds more than 50 per cent. of the issued share capital of any person falling within paragraph (a) above.

“Confidential Information” means any information relating to the Senior Borrower, the Group, and the Facilities provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

the “Facility Agreement” means the facility agreement to be entered into in relation to the Facilities.

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facilities, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.

“Front Running” means undertaking any of the following activities prior to the close of primary syndication which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in primary syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:

(i)	made to or entered into by you with another member of the Participant Group (in the case of the undertaking made by you in this letter) or by us with another member of the Mandated Lead Arranger Group (in the case of the undertaking made by us in this letter); or

(ii)	an act of a member of the Participant Group (in the case of the undertaking made by you in this letter) or the Mandated Lead Arranger Group (in the case of the undertaking made by us in this letter) who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility.

“Group” means the Senior Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985) and where such term is used in Part B of this letter and the definition of “Front Running” each of your or their directors, officers and employees (including any sales and trading teams).

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[—]

Date:

To:

The Borrower and each other member of the Group.

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 9

TIMETABLES

Part 1

Loans

	Loans in US dollars	Loans in other currencies

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 16.1 (Selection of Interest Periods and Terms)	U-3 9.30 a.m.	U-4 9.30 a.m.

Facility Agent notifies the Lenders of the Optional Currency		U-4 3.00 p.m.

Facility Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)		U-3 9.30 a.m.

Facility Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)		U-3 11.00 a.m.

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	U-3 noon

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under paragraph (c) of Clause 5.4 (Lenders’ participation)		U-3 Noon

Facility Agent notifies the Lenders of the Loan in accordance with paragraph (c) of Clause 5.4 (Lenders’ participation)	U-3 5.00 p.m.	U-3 5.00 p.m.

Facility Agent determines amount of the Loan in Optional Currency in accordance with Clause 35.9 (Change of currency)		U-3 11.00 a.m.

IBOR is fixed	Quotation Day as of 11:00 a.m. (London time) in respect of LIBOR, as of 11:00 a.m. (Brussels time) in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U”       =         date of utilisation

“U - X” =         X Business Days prior to date of utilisation

Part 2

Letters of Credit

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

Delivery of duly completed Renewal Request

“U”     =         date of utilisation

“U-X” =         Business Days prior to date of utilisation

SCHEDULE 10

FORM OF LETTER OF CREDIT

To:         [Beneficiary](the “Beneficiary”)

[Date]

Irrevocable Standby Letter of Credit no. [—]

At the request of [—], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

“Demand” means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

“Expiry Date” means [—].

“Total L/C Amount” means [—].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [—] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it will pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [—] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit prior to that time that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [•] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[—]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

Schedule

Form of Demand

To:	[Issuing Bank]

[Date]

Dear Sirs

Standby Letter of Credit no. [—] issued in favour of [Beneficiary] (the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [—] is due [and has remained unpaid for at least [—] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [—].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[Beneficiary]

SCHEDULE 11

AGREED SECURITY PRINCIPLES

1.	Considerations

In determining what security will be provided in support of this Agreement the following matters will be taken into account:

(a)	any limitation imposed by applicable law or arising by reason of fiduciary duties owed by the directors;

(b)	any other potential liabilities of the directors;

(c)	the total cost of the guarantees and security, which will be reasonable in all the circumstances and not disproportionate to the benefit obtained by the beneficiaries of the security;

(d)	the benefit obtained by the beneficiaries of the guarantees and security;

(e)	whether the provision of the guarantees and security would impose an undue administrative burden on, or material inconvenience to the ordinary course of operations of, the provider of the guarantees and security or cause a Material Adverse Effect; and

(f)	where assets or shares (other than shares in Subsidiaries or the Company) are subject to third party arrangements (including shareholder agreements or joint venture agreements) which prevent those assets from being charged (the Group to use all reasonable efforts to obtain consents therefor).

2.	Guaranteed/Secured Liabilities

(a)	The obligations to be guaranteed by the Guarantors or the On-Loan Guarantors and secured by the Transaction Security Documents are the Secured Liabilities. “Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor or On-Loan Obligor to the Finance Parties (or any of them) or, as the case may be, the lender of the On-Loan under each or any of the Finance Documents and together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Finance Documents (as the case may be) or any other document evidencing or securing any such liabilities.

(b)	The security is, where legal and practical, to be granted in favour of the Security Agent on behalf of the Secured Parties and otherwise to each of the Secured Parties. The security pursuant to the On-Loan Finance Documents is, to be granted in favour of the lender of the On-Loan.

(c)	If local counsel to the Secured Parties advise that it is necessary to do so and then only to the extent required under local law, the obligations guaranteed and/or secured by any Obligor or On-Loan Obligor will be limited:

(i)	to avoid any breach of financial assistance legislation;

(ii)	to ensure there is corporate benefit;

(iii)	to avoid any fraudulent preference or its equivalent;

(iv)	to avoid any problems arising under any thin capitalisation rules;

(v)	to avoid any breach of any law or regulation of any applicable jurisdiction; or

(vi)	to avoid any criminal or personal liability of the directors of that Obligor or On-Loan Obligor.

Each Obligor or On-Loan Obligor will use all reasonable endeavours to ensure that corporate benefit accrues to it and will ensure that each other Obligor uses reasonable endeavours to ensure that corporate benefit accrues to that Obligor or On-Loan Obligor.

3.	Shares

(a)	First ranking fixed share pledges or charges will be taken over the shares in each of the Obligors, the Target Group and all Material Subsidiaries.

(b)	Where possible under local law, an equitable mortgage (or its equivalent in the local jurisdiction) over shares will be granted to the Security Agent (in connection with the On-Loan) the lender of the On-Loan. In jurisdictions where local counsel to the Secured Parties advise that it is necessary for perfection of the security that a legal mortgage over shares must be granted, and subject to the Security Agent being satisfied there will be no adverse consequences to it, share certificates will be written up in the name of the Security Agent or such lender and delivered to the Security Agent, together with a certified copy of the company register showing the Security Agent or such lender as the legal owner. In such circumstances where the Security Agent or such lender cannot be registered as legal owner under local law, share charges or pledges will be taken under which the chargor or pledgor will be required, subject to local laws, to transfer the shares to the Security Agent (or its nominee or an insolvency official) or such lender or its nominee (as an insolvency official) following enforcement of the security.

(c)	The legal mortgages and share charges or pledges referred to above will contain provisions to ensure that, until the occurrence of a Declared Default, the grantor of the security is entitled to:

(i)	receive dividends unless the payment of those dividends is prohibited by any other Finance Document; and

(ii)	exercise voting rights, unless it is reasonably likely to be materially prejudicial to the validity or enforceability of the security created or would impair the value of the shares charged.

However, after a Declared Default, the voting and dividend receipt rights may only be exercised by the Security Agent or, as the case may be, the lender of the On-Loan.

(d)	Share certificates in respect of certificated stock which are not written up in the name of the Security Agent. or, as the case may be, the lender of the On-Loan must be delivered to the Security Agent together (where customary) with executed (in blank) pre-stamped share transfer forms or (where customary) those share certificates will be endorsed in blank.

(e)	Any security over shares should be noted in the appropriate corporate register of shareholders where necessary to perfect the security.

(f)	Unless required by law, the constitutional documents of the grantor of the security will be amended to remove any restriction on the transfer or the registration of the transfer of the shares. This would include, for example, pre-emption rights or directors’ rights to refuse to register share transfers.

(g)	Security over shares will, where possible, automatically charge any further shares issued.

4.	Land and Buildings

(a)	First ranking fixed mortgages or charges over all material land both freehold and leasehold (subject to any prior rights of any freeholder or third party which are not waived) together with plant, equipment and other fixed assets on the land.

(b)	Any mortgage or charge over real estate will charge all interests in land and buildings, except where the granting of the security would contravene any legal or contractual prohibition. In this case, the proposed grantor of the security must use all reasonable endeavours to remove the prohibition before or within 60 days of the making of the first utilisation. It will also include a fixed charge over all material plant, equipment and other fixed assets on the land. All insurance policies relating to the real estate will, where possible under local law, be assigned in favour of the Security Agent or, where advisable under local law, the lender of the On-Loan.

5.	Receivables

(a)	Receivables of an Obligor will be collected by that Obligor in the ordinary course of its business and paid into designated accounts. The Obligor will be entitled to use the proceeds of the receivables until the occurrence of a Declared Default.

(b)	Except in respect of the Material Contracts referred to in paragraph 8 below, notification to debtors will not be required until an Event of Default has occurred.

6.	Insurances

Insurance policies will be, where possible under local law and to the extent capable of being charged, be assigned in favour of the Security Agent or, where advisable under local law, the lender of the On-Loan. Proceeds of insurance are to be applied in accordance with the terms of this Agreement.

7.	Material Contracts and Claims

(a)	All Material Contracts will be assigned or charged in favour of the Security Agent or, where advisable under local law, the lender of the On-Loan.

(b)	The relevant Group members will be required to notify counterparties to Material Contracts that have been assigned or charged under the Transaction Security Documents.

8.	Security over Material Intellectual Property

(a)	All Material Intellectual Property will be charged in favour of the Security Agent or, where advisable under local law, the lender of the On-Loan.

(b)	Registration of security interests over all registrable Material Intellectual Property is to be made in all relevant local registries in which the grantor of the security is resident or carries on material business.

(c)	Material Intellectual Property will be defined as intellectual property which is necessary to the carrying out of the Group’s business.

9.	Plant and Machinery

Fixed security will be taken over material plant and machinery to the extent it is not included in any mortgage of land in favour of the Security Agent or, where advisable under local law, the lender of the On-Loan.

10.	Accounts

(a)	Fixed security will be taken over all bank accounts in the Group, except that any account held by the Target for operational purposes may be subject to floating security.

(b)	Cash is to be held in designated accounts charged to the Finance Parties or, as the case may be, subject to withdrawal rights agreements in respect of accounts located in Russia.

(c)	Until the occurrence of a Declared Default the Obligors are to be free to withdraw cash from their accounts to make payments permitted by this Agreement.

11.	General business charge

Floating charges and general business charges will be taken where available.

12.	Perfection

(a)	Registration, when required or where customary under the relevant local law (as determined by local counsel to the Facility Agent), and other legal formalities will be completed as soon as practicable after security is granted and, in any event, within the time periods recommended by local counsel.

(b)	Where it is customary (as determined by local counsel to the Facility Agent), a Security Document will contain a power of attorney allowing the Security Agent and/or any other relevant person to perform on behalf of the grantor of the security, its obligations under that Security Document following a breach by the grantor in complying with those obligations or on the occurrence of or to prevent the occurrence of an Event of Default.

(c)	Where it is customary (as determined by local counsel to the Secured Parties) documents of title relating to the assets charged will be required to be delivered to the Security Agent or any other custodian as is required by the Lenders.

13.	Consistency with Facility Agreements

Any representation, warranty or undertaking which it is usual or customary to include in a Security Document will reflect (to the extent to which the subject matter of the representation, warranty or undertaking is the same as the corresponding representation, warranty or undertaking in this Agreement) the commercial deal contained in this Agreement unless counsel to the Facility Agent consider it necessary (acting reasonably) to include any further provisions (or deviate from those contained in this Agreement) in order to protect or preserve the security granted to the Secured Parties or, where advisable under local law, the lender of the On-Loan.

14.	Enforcement

The security will become enforceable on the occurrence of a Declared Default under this Agreement.

15.	Cost and expenses

(a)	All costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees (subject to the agreed cap), registration fees, stamp duties etc) properly incurred by any Mandated Lead Arranger, Facility Agent or Security Agent in connection with the negotiation or execution of any documentation in connection with the guarantee and security package will be for the account of the relevant Obligor.

(b)	All costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees, translation costs, registration fees, stamp duties etc) incurred by any Finance Party in connection with the enforcement of the security and guarantee package will be for the account of the relevant Obligor or On-Loan Obligor.

SCHEDULE 12

GROUP STRUCTURE CHART

SCHEDULE 13

BASE CASE MODEL

SCHEDULE 14

FACILITY REPAYMENT DATE INSTALMENTS

Part 1

Facility A Repayment Date Instalments

Facility A Repayment Date (months from Funding Date)	Repayment Instalment
15	2.50%
21	5.00%
27	12.50%
33	5.00%
39	12.50%
45	10.00%
51	10.00%
57	10.00%
63	10.00%
69	10.00%
72	Any amount of the Facility A Loans remaining outstanding

Part 2

Acquisition, Capex & Receivable Financing Facility Repayment Date Instalments

Acquisition, Capex & Receivable Financing Facility Repayment Date (months from Funding Date)	Repayment Instalment
54	12.50%
60	12.50%
66	37.50%
72	100% of the remaining amount outstanding

SCHEDULE 15

INDICATIVE LIST OF MATERIAL COMPANIES

OOO Pervy Kupazhny Zavod

ZAO Distillery Topaz

OOO Bravo Premium

ZAO Sibirsky LVZ

OOO Glavspirttrest

AUK Holdings Limited

Vlaktor Trading Limited

ZAO Russian Alcohol Group

OOO The Trading House Russian Alcohol

SCHEDULE 16

KNOW YOUR CLIENT DOCUMENTATION

1.	Lion Capital and each other Investor

(A)	Anti Money Laundering Representation Letter.

(B)	Corporate documents of each Investor and CayCo:

(i)	Articles of Association & Articles of Incorporation;

(ii)	Certificate of Incorporation;

(iii)	Certificate of Registration/ extract of company register;

(iv)	Certificate of Registered address;

(v)	Certificate of shareholder;

(vi)	Certificate of Directors;

(vii)	Proof of ownership; and

(viii)	All amendments and additions to the above (if any) together with the certificates evidencing that these additions and amendments have been registered (as required).

(C)	Details of full legal company name, form of organization, date of incorporation, country of incorporation, and registered address (to the extent not evidenced by the documents required in paragraph (B)).

(D)	Board Resolution or Power of Attorney issued by subscribers/first directors providing for necessary authorizations (including specimen signatures).

(E)	Details of full name and copy of the international passport for each authorised signatory of each Investor.

(F)	Proof that CayCo is owned by Cayman LP.

(G)	Partnership Agreement of Cayman LP (which should identify the names of the relevant GS Funds and Lion Funds).

(H)	Proof of identity of the limited partners and the general partner investing through Cayman LP.

(I)	Proof that the GS Funds investing through Cayman LP are owned by The GS Group, Inc..

(J)	Proof that the Lion Funds investing through Cayman LP are owned by Lion Capital LLP.

(K)	If CEDC is investing via an SPV:

(i)	Full legal name of that SPV;

(ii)	Articles of Association/Statute of that SPV;

(iii)	Certificate of Incorporation of that SPV;

(iv)	Certificate of Registration of that SPV;

(v)	Extract from the Company Register for legal entities of the entry for that SPV; and

(vi)	Proof that the SPV is owned by CEDC Group or a subsidiary of CEDC Group.

(L)	Confirmation as to whether or not Lion Guernsey will be incorporated for longer than 1 day. If so, the documents referred to in paragraph (B) above, including proof of ownership by Lion Capital LLP, will be required.

Copies of documents to be certified or notarised and apostilled where applicable

If any Certificate of Incorporation is older than 3 months, a Certificate of Good Standing or a fresh copy/excerpt of the Commercial Register is also required.

2.	Borrower and Original Guarantors and Parent

(A)	Details of ownership structure.

Structure of shareholders and subsidiaries of Pasalba Ltd, through to the ultimate beneficial owner(s) including addresses, and number and par value of shares held.

(B)	Corporate documents of Pasalba Ltd., Nowdo Limited, Latchey Limited and Parent:

(i)	Articles of Association & Articles of Incorporation;

(ii)	Certificate of Incorporation;

(iii)	Certificate of Registration;

(iv)	Certificate of Registered address;

(v)	Certificate of shareholder;

(vi)	Certificate of Directors;

(vii)	Proof of ownership; and

(viii)	All amendments and additions to the above (if any) together with the certificates evidencing that these additions and amendments have been registered (as required).

(C)	Details of full legal company name, form of organization, date of incorporation, country of incorporation, and registered address (to the extent not evidenced by the documents required in paragraph (B)).

(D)	Confirmation from Pasalba Ltd that it acts on its own account when concluding the finance documents.

(E)	Confirmation from Pasalba Ltd that its registered office is also the place of its central management.

(F)	Cyprus Pasalba Ltd directors:

(i)	List of all directors;

(ii)	Residence/utility bill for each director that is not a Russian citizen;

(iii)	Copy of Board Resolution confirming appointment and signing authority of each director; and

(iv)	Powers of Attorney and specimen signatures of each director.

(G)	Proof that Nowdo Limited is owned by Orphan Trust, including confirmation of Pasalba Ltd. owning the golden share.

(H)	Board Resolution or Power of Attorney issued by subscribers/first directors providing for necessary authorizations (including specimen signatures).

(I)	Copy of the international passport for each director (if Russian, to include confirmation of residence) and authorised signatory of Pasalba Ltd.

Copies of documents to be certified or notarised and apostilled where applicable

If any Certificate of Incorporation is older than 3 months, a Certificate of Good Standing or a fresh copy/excerpt of the Commercial Register is also required.

3.	Material Subsidiaries of the Target Group

(A)	Details of ownership structure.

Structure of shareholders and subsidiaries of the Target Group (including the Vendor 5 SPVs), through to the ultimate beneficial owner(s) including addresses, and number and par value of shares held

(B)	Corporate documents of each Material Subsidiary or potential On-Loan Obligor:

(i)	Articles of Association & articles of incorporation;

(ii)	Certificate of Incorporation;

(iii)	Certificate of Registration;

(iv)	Certificate of Registered address;

(v)	Certificate of shareholder / extract of company register;

(vi)	Certificate of Director;

(vii)	Equivalent documents for each Material Subsidiary that is not an incorporated entity; and

(viii)	All amendments and additions to the above (if any) together with the certificates evidencing that these additions and amendments have been registered (as required).

(C)	Corporate documents of each Russian Material Subsidiary or potential On-Loan Obligor (to the extent not included in (A) or (B) above):

(i)	Corporate Charter with all amendments and additions (if any) together with the certificates evidencing that these additions and amendments have been registered;

(ii)	Constitutive Agreement (for limited liability companies) with all amendments and additions (if any) together with the certificates evidencing that these additions and amendments have been registered;

(iii)	State Registration Certificate

(iv)	Extract from the State Registry of the Legal Entities

(v)	Tax Number Certificate

(vi)	Goskomstat Certificate

(vii)	General Director appointment; and

(viii)	Shareholders (owners) structure.

(D)	Details of full legal company name, form of organization, date of incorporation, country of incorporation, and registered address (to the extent not evidenced by the documents required in paragraph (B) or (C)).

(E)	Board Resolution or Power of Attorney of each Material Subsidiary issued by subscribers/first directors providing for necessary authorizations (including specimen signature).

(F)	Details of the full name and copy of the international passport for each director and authorised signatory of each Material Subsidiary and each potential On-Loan Obligor, and the current beneficial owners (if individuals) of each Material Subsidiary and each potential On-Loan Obligor.

(G)	Details of the full name of the general directors of the following companies (to the extent not required in paragraph (F)):

(i)	ZAO Mid Russian Distilleries;

(ii)	OOO Perviy Kupazhnskiy Zavod;

(iii)	OOO The Trading House ‘Russian Alcohol;

(iv)	OOO The Trading House ‘Russian Alcohol Centre; and

(v)	OOO The Trading House Russian Alcohol North-West.

(H)	Audited financials (if applicable) of the group including the On-loan Borrower(s) for the last 2 years (if applicable).

(I)	Confirmation from the On-Loan Borrower(s) that it acts on its own account when concluding the finance documents.

(J)	Confirmation from the On-Loan Borrower(s) that its registered office is also the place of its central management.

(K)	Anything else that any Lender requires on a reasonable basis so as ensure its compliance with any “know your customer” or similar identification procedures that apply to that Lender.

Copies of documents to be certified or notarised and apostilled where applicable

SCHEDULE 17

ACCEPTABLE BANKS

ZAO Raiffeisenbank

Closed Joint Stock Company Unicredit Bank

Sberbank (Savings Bank of Russia)

JSC VTB Bank (VTB Bank (open joint stock company))

Alfa-Bank

Gazprombank

Petrocommerzbank

MDM Bank

SIGNATURES

The Senior Borrower

NOWDO LIMITED

By: /s/ Arjan Schaapman

Name: Arjan Schaapman

Title:

Address:

Fax: + 357 25 818 791

Attention: Arjan Schaapman

The Company

PASALBA LTD

By: /s/ Arjan Schaapman

Name: Arjan Schaapman

Title:

Address:

Fax: + 357 25 818 791

Attention: Arjan Schaapman

The Original Guarantors

PASALBA LTD

By: /s/ Arjan Schaapman

Name: Arjan Schaapman

Title:

Address:

Fax: + 357 25 818 791

Attention: Arjan Schaapman

LATCHEY LIMITED

By: /s/ Arjan Schaapman

Name: Arjan Schaapman

Title:

Address:

Fax: + 357 25 818 791

Attention: Arjan Schaapman

The Mandated Lead Arrangers

GOLDMAN SACHS INTERNATIONAL

By: /s/ J. Littleton Glover III

Name: J. Littleton Glover III

Title: Managing Director

BANK AUSTRIA CREDITANSTALT AG

By: /s/ Peter Nachtnebel                                         /s/ Andrea Leopold

Name: Peter Nachtnebel                                             Andrea Leopold

Title: Managing Director                                            Vice President

ING BANK N.V., LONDON BRANCH

By: /s/ Martyn Bruins                                    /s/ David Ryba

Name: Martyn Bruins                                          David Ryba

Title: Managing Director                                    Director

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

By: /s/ A. Fischer                                    /s/ E. Winkler

Name: A. Fischer                                          E. Winkler

Title:

The Original Lenders

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By: /s/ J. Littleton Glover III

Name: J. Littleton Glover III

Title: Managing Director

BANK AUSTRIA CREDITANSTALT AG

By: /s/ Peter Nachtnebel                                    /s/ Andrea Leopold

Name: Peter Nachtnebel                                          Andrea Leopold

Title: Managing Director                                          Vice President

ING BANK N.V., DUBLIN BRANCH

By: /s/ Sean Hassett                                    /s/ Maurice Kenny

Name: Sean Hassett                                          Maurice Kenny

Title: Director                                                    Director

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

By: /s/ A. Fischer                                    /s/ E. Winkler

Name: A. Fischer                                        E. Winkler

Title:

The Facility Agent

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

By: /s/ A. Fischer                                    /s/ E. Winkler

Name: A. Fischer                                          E. Winkler

Title:

The Security Agent

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

By:	/s/ Richard Rance
Name:	Richard Rance
Title:	Director

Address:	Fifth Floor, 100 Wood Street, London EC2V 7EX
Fax:	+44 20 7606 0643
Attention:	The Manager, Commercial Trusts
Trust code:	99434